Exhibit 2.02

SHARE PURCHASE AGREEMENT

BY AND AMONG

ING REAL ESTATE INVESTMENT MANAGEMENT

HOLDING B.V. AND OTHERS

and

CB RICHARD ELLIS, INC.

AND OTHERS

Dated February 15, 2011

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-ii-

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Section 10.5	Costs	114
Section 10.6	Further Assurances	114

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ANNEXES

Annex 1	Details Regarding Shares
Annex 2	Assignment Requirements
Annex 3	Closing Balance Sheet Format
Annex 4	Closing Share Statement Principles
Annex 5	Calculation of Closing Annualized Management Fees
Annex 6	Management Fees and Assets Under Management
Annex 7	Permitted Funds
Annex 8	Senior Employees
Annex 9	Tax Deed
Annex 10	Sellers’ Warranty Personnel
Annex 11	Closing Obligations
Annex 12	Specified Change of Control Costs
Annex 13	Target Business Financial Statements
Annex 14	Dutch and TB Employees
Annex 15	Transitional Services Agreement
Annex 16	Investment Procedures for Co-Investments
Annex 17	Branding Guidelines
Annex 18	Pre-Closing Financial Statements
Annex 19	Antitrust and Regulatory Approvals
Annex 20	Form of Joinder Agreement
Annex 21	Custodian Restructuring
Annex 22	Employees
Annex 23	ING Insurance Non-Compete Agreement
Annex 24	ING Investment Management Agreement
Annex 25	Clarion Partners Non-Compete Agreement
Annex 26	Excluded Liabilities

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This SHARE PURCHASE AGREEMENT, dated February 15, 2011, by and among ING Real Estate Investment Management Holding B.V. (the “Sellers’ Representative”), each of the “Share Sellers” whose names are set forth in Part 1 (Details of the Share Sellers, Shares, etc.) Annex 1 (Details Regarding Shares), CB Richard Ellis, Inc. (the “Purchasers’ Representative”) and each of the “Share Purchasers” whose names are set forth in Part 1 (Details of the Share Sellers, Shares, etc.) Annex 1 (Details Regarding Shares) for the purposes of Section 5.14 only, ING Bank N.V. and for the purposes of Section 5.15 only, CB Richard Ellis Group, Inc.

W I T N E S S E T H:

WHEREAS, on the terms and conditions set forth herein, the Sellers desire to sell to the Purchasers, and the Purchasers desire to purchase from the Sellers, the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Account” means any Existing Account or New Account, as the case may be;

“Accounts Date” means December 31, 2009;

“Additional Amount” has the meaning set forth in Section 7.4(b);

“Advisory Contract” means any investment advisory, sub-advisory, investment management, trust or similar agreement with or between a Target Company and any Client, including in respect of any New Account created after the date hereof. The term “Advisory Contract” shall not include any Side Letter;

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Affiliate” (when used with reference to any member of the Sellers’ Group or a Target Company) shall not include any Fund or any Fund Subsidiary;

“Agreement” means this agreement dated February 15, 2011 and the Disclosure Letters, as this Agreement may be amended from time to time in accordance with its terms;

“Alternative Restructuring” has the meaning set forth in 0 (Dutch Custodians);

“Antitrust Laws” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

“Applicable Rate” means from time to time LIBOR plus 100 basis points;

“Approved CoC Costs” means any CoC Costs approved in writing by the Transaction Steering Committee or (following the Closing) by the Purchasers’ Representative (in accordance with Section 8.4 (Specified Change of Control Costs);

“Approved CoC Payment” means any CoC Payment approved in writing by the Transaction Steering Committee or (following the Closing) by the Purchasers’ Representative (in accordance with Section 8.4 (Specified Change of Control Costs));

“Asia Flagship Funds” means the China Opportunity Fund I, the Asia Retail Fund, and the Phoenix Real Estate Fund;

“Asia Share Purchase Price” has the meaning set forth in Section 2.2 (Share Purchase Price);

“Asia Shares” means the Shares specified under “Asia Shares” in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares);

“Asia Target Companies” means the Target Companies listed in the column (2) “Name of the Company” and column (4) “Subsidiaries” of the table set forth under “Asia Shares” in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares);

“Assignment Requirements” means, with respect to any Fund or Client and related Advisory Contract, the consents and approvals set out in Annex 2 (Assignment Requirements) and any other consents and approvals required under applicable Law or any Contract, if any, (i) to effect the assignment or continuation of such Advisory Contract in connection with the Transactions, (ii) to effect a change of control of the advisor, sub-advisor, investment manager, trustee or similar such party in connection with the Transactions, or (iii) to transfer or assign (including by change of control) any license used by a Target Company with respect to such Fund or Client;

“Audited Financial Statements” has the meaning set forth in Section 3.5 (Financial Statements);

“Back-to-Back Arrangement” has the meaning set forth in Section 5.18(a) (Contingent Accounts);

“Benefits Plan” means any benefits plan that is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including any “multiemployer plan” within the meaning of Section 3(37) of ERISA), and any stock purchase, stock option, bonus, profit sharing, deferred compensation, incentive compensation, holiday, employment, consulting, hospitalization, medical insurance, welfare, fringe benefit, collective bargaining, jubilee payment, long service award, change in control, retention, severance, employee loan, or other employee benefits plan, program, policy, agreement, arrangement or understanding, whether or not subject to ERISA

(including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), under which: (i) any Company Employee or Dutch Employee has any present or future right to benefits and that is contributed to, sponsored by, or maintained by the Sellers or any of the Target Companies or ING Bank Personeel B.V. for, among others, the Company Employees and the Dutch Employees; or (ii) any of the Target Companies or ING Bank Personeel B.V. has or could be reasonably expected to have any present or future Liability for, among others, the Company Employees and the Dutch Employees; for the avoidance of doubt, the term “Benefits Plans” includes each Retirement Benefit Arrangement;

“Binding Determination” has the meaning set forth in 0 (Dutch Custodians);

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in London, Amsterdam or New York City are authorized or obligated by Law or executive order to close;

“Business Unit” means the Asia Target Companies or the Europe Target Companies, as applicable;

“Cash” means, with respect to each Business Unit, the amount to be set forth against the “Cash” entry in the statement in the form of Annex 3 (Closing Balance Sheet Format) relating to such Business Unit and determined in accordance with the accounting principles set forth in Annex 4 (Closing Share Statement Principles). For the avoidance of doubt, Cash (i) shall include all cash in hand, all cash held in any account with a bank or other financial institution, all cheques received but not yet presented or presented but not yet cleared (except where returned unpaid) net of all cheques to third parties which have been written but not yet presented or presented but not yet cleared, all cash received from customers but not yet allocated to a particular transaction and all cash equivalents (including certificates of deposit, money market investments and quoted debt or equity securities that are readily realizable and all other readily realizable securities) and, (ii) shall not include Restricted Cash;

“Cash Adjustment Amount” has the meaning set forth in Section 2.3(a)(iii) (Closing Share Statement);

“Change of Control Event” means the execution of this Agreement and/or the consummation of the Transactions;

“Claim Notice” has the meaning set forth in Section 8.12(b) (Claims; Third Party Claim Indemnification Procedures);

“Clarion Partners Business” means the business of ING Clarion Partners Holdings, Inc. and its subsidiaries;

“Clarion Partners Non-Compete Agreement” means the Non-competition/Non solicitation Agreement entered into on the date hereof and attached hereto as Annex 25;

“Client” means, with respect to a Target Company, any Person for which such Target Company acts as investment advisor, manager, sub-advisor, sub-manager, or in another similar capacity pursuant to an Advisory Contract;

“Closing” means the completion of the sale and purchase of any Shares pursuant to this Agreement;

“Closing Annualized Management Fees” means, in respect of (i) each Existing Account, the fees set forth next to such Account on Annex 6 (Management Fees and Assets Under Management) in the column designated as “Closing Annualized Management Fees” and (ii) any New Account, the applicable annualized management fees determined in accordance with Annex 5 (Calculation of Closing Annualized Management Fees);

“Closing Annualized Revenue” means, with respect to any Business Unit, the aggregate of the Closing Annualized Management Fees payable under all Continuing Accounts; provided that, with respect to any Consented Extension Fund, Closing Annualized Revenue means (x) the actual annualized net contractual management fee revenues of such Extension Fund or Replacement Fund at the time of the Successful Extension (calculated based on the applicable fee basis as of the then most recent fiscal quarter end) multiplied by (y) 1 minus the percentage (expressed as a decimal) of the gross asset value of such Extension Fund or Replacement Fund that is subject to outstanding commitments for guaranteed redemptions, to the extent the same are not offset by binding new capital commitments;

“Closing Balance Sheet” means, with respect to the applicable Business Unit, the balance sheet to be provided along with the (i) Preliminary Share Closing Statement and (ii) Closing Share Statement and for both subsections (i) and (ii) prepared in accordance with Annex 3 (Closing Balance Sheet Format) relating to such Business Unit;

“Closing Cash” has the meaning set forth in Section 2.3(a)(iii) (Closing Share Statement);

“Closing Date” means the date on which the Closing occurs;

“Closing Indebtedness” has the meaning set forth in Section 2.3(a)(iv) (Closing Share Statement);

“Closing Restricted Cash Balances” has the meaning set forth in Section 2.10 (Deferred Purchase Price);

“Closing Share Statement” means, with respect to each Business Unit, the statement to be prepared by the Sellers’ Representative in accordance with Section 2.3 (Closing Share Statement) and agreed or determined pursuant to Section 2.3 (Closing Share Statement);

“Closing Specified Liabilities” has the meaning set forth in Section 2.3(a)(v) (Closing Share Statement);

“Closing Working Capital” has the meaning set forth in Section 2.3(a)(ii) (Closing Share Statement);

“CoC Costs” means any out-of-pocket fees, costs and/or expenses (including reasonable legal fees) incurred by (or on behalf of) a Fund or Fund Subsidiary for the purpose of seeking or obtaining a consent or waiver from a Joint Venture Counterparty, Contract Counterparty or

Lender Counterparty in connection with a Change of Control Event. For the avoidance of doubt, any out-of-pocket fees, costs and/or expenses (including legal fees) incurred by (or on behalf of) a Fund or Fund Subsidiary for the purpose of seeking or obtaining a consent or waiver from an Investor Counterparty in connection with obtaining Assignment Requirements are not CoC Costs (the allocation of such Investor Counterparty-related costs is covered by the sharing mechanism in Section 5.8(b));

“CoC Counterparty” means any Investor Counterparty, Joint Venture Counterparty, Contract Counterparty or Lender Counterparty, as the case may be;

“CoC Payment” means any payment made by (or on behalf of) a Fund or Fund Subsidiary to a Joint Venture Counterparty, Contract Counterparty or Lender Counterparty for the purpose of obtaining such CoC Counterparty’s consent or waiver in connection with a Change of Control Event;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Co-Investment Incentive Amount” in respect of a Business Unit, has the meaning set forth in Annex 16 (Investment Procedures for Co-Investments);

“Companies” means the Persons the details of which are set forth in column (2) of Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares), and each of such entities is a “Company”;

“Company Benefits Plans” has the meaning set forth in Section 3.15(a) (Retirement Benefit Arrangements and Benefits Plans);

“Company Employees” means any current or former employee or director of any of the Target Companies, and shall include Dutch Employees only for purposes of Section 3.14 (Labor), Section 3.15 (Retirement Benefit Arrangements and Benefits Plans), Section 5.1 (Conduct of the Target Business), Section 5.5 (Employees and Retirement Benefit Arrangements), Section 3.25 (Transactions with Affiliates), and Annex 4 (Closing Share Statement Principles);

“Confidentiality Agreements” means the confidentiality agreements dated July 30, 2010 and November 17, 2010, between ING Groep N.V. and CB Richard Ellis Investors, L.L.C.;

“Consented Contingent Account” means any Contingent Account (i) the Assignment Requirements for which are satisfied on the Contingent Account Reconciliation Date, and (ii) that remains in existence as of the Contingent Account Reconciliation Date;

“Consented Contingent Fund” means a Fund in respect of a Consented Contingent Account;

“Consented Extension Fund” means an Extension Fund that effects a Successful Extension;

“Contingent Account” means (A) any Existing Account set forth on Annex 6 (Management Fees and Assets Under Management) and designated as an “Included Account” therein, and (B) any New Account, and with respect to each of (A) and (B), (i) that remains in existence on the relevant Determination Date, (ii) that is not a Terminated Account on the relevant Determination Date, and (iii) the Assignment Requirements for which have not been satisfied on the relevant Determination Date;

“Contingent Account Annualized Management Fees” means, with respect to any Contingent Account, the Closing Annualized Management Fees in respect of such Contingent Account;

“Contingent Account Assignment” has the meaning set forth in Section 5.18(a) (Contingent Accounts);

“Contingent Account Reconciliation Date” means the day which is 150 days after the Closing Date;

“Contingent Account Revenue Adjustment” shall mean the Lost Revenue Adjustment that would have been calculated as of the Closing Date had any Consented Contingent Account been included as a Continuing Account as of the Closing Date;

“Contingent Flagship Account” means any Flagship Fund that becomes a Contingent Fund on the relevant Determination Date;

“Contingent Flagship Fund Reference Annualized Management Fees” means, in respect of each Contingent Flagship Account, the fees set forth next to the relevant Flagship Fund in Annex 6 (Management Fees and Assets Under Management), taking into account any Fee Adjustments set forth therein, which such fees shall not, for the avoidance of doubt, include any Performance Fees, and shall take into account, except as otherwise set forth in Annex 6 (Management Fees and Assets Under Management), any modifications thereto consented to by the Purchasers’ Representative in writing pursuant to Section 5.1(a)(xi) on such terms as are reflected in such consent; “Contingent Fund” means a Fund in respect of a Contingent Account;

“Contingent Flagship Fund Reference Annualized Revenue” means, with respect to the Contingent Flagship Accounts in either Business Unit, the aggregate Flagship Fund Reference Annualized Management Fees for the relevant Flagship Funds in such Business Unit as set forth in Annex 6 (Management Fees and Assets Under Management);

“Continuing Account” means (A) any Existing Account set forth on Annex 6 (Management Fees and Assets Under Management) and designated as an “Included Account” therein, and (B) any New Account, and with respect to each of (A) and (B), (i) that remains in existence as of the relevant Determination Date, (ii) the Assignment Requirements for which have been satisfied on the relevant Determination Date, and (iii) that is not Terminated Account on the relevant Determination Date. For the avoidance of doubt, a Continuing Account will not include any Contingent Account;

“Continuing Employee” means any Person who continues in the employ of any of the Target Companies immediately following the Closing, other than any Dutch Employee;

“Contract” means any contract, agreement, license, indenture, lease or other written instrument of any kind to which any Target Company is a party or by which it or any of its assets or properties is bound, but shall exclude any Benefits Plan;

“Contract Counterparty” means, with respect to any Fund or Fund Subsidiary, any counterparty to any material lease agreement, material purchase agreement or any other material contract (other than, in each of the foregoing cases, those agreements to which a Joint Venture Counterparty, Investor Counterparty or Lender Counterparty is a party) to which such Fund or Fund Subsidiary is a party (a “Material Contract”). For the avoidance of doubt, “Material Contracts” shall not include Fund Documents;

“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the Business Day immediately preceding the Relevant Date as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Copyrights” means all worldwide copyrights in published and unpublished works of authorship, including databases and other compilations of information, computer and electronic data processing programs and software, both source code and object code, the copyrights therein and thereto, the registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof;

“CPA Firm” has the meaning set forth in Section 2.4(c) (Dispute Resolution);

“D&O Insurance” has the meaning set forth in Section 5.9(b) (Insurance);

“Data Room” means the virtual data room containing documents and information relating to, among other things, the Target Companies, the Sellers, the Target Business and the Shares, made available in electronic form to the Purchasers and their advisers, the contents of which are contained on the DVD ROM attached to the Sellers’ Disclosure Letter;

“Defined Contribution Scheme” means a pension scheme under which the amount of the benefits, or the amount of the benefits payable on death before becoming a pensioner, payable to or in respect of a member of the scheme is calculated by reference to the contributions made to the scheme by and in respect of the member;

“Determination Date” means, unless another date for calculations is specified, for calculations to be made for purposes of (i) clauses (i) and (vi) of Section 2.2(b), 5:00 p.m., New York City time, on the day that is three (3) Business Days prior to the Estimate Delivery Date; and (ii) clauses (ii) through (v) of Section 2.2(b) and clauses (i) through (vi) of Section 2.3(a), 11:59 p.m., New York City time, on the day immediately prior to the Closing Date;

“Disclosure Letter” means the Sellers’ Disclosure Letter and/or the Purchasers’ Disclosure Letter, as the context may require;

“Dutch Central Bank” means De Nederlandsche Bank, with its head office at Westeinde 1, 1017 ZN, Amsterdam, The Netherlands;

“Dutch Custodian Restructuring” has the meaning set forth in 0 (Dutch Custodians);

“Dutch Employee” means a person who is employed (full time or part time) by ING Bank Personeel B.V. and who is seconded to a Target Company, other than the employees serving in the positions as listed on Annex 22 (Employees);

“Dutch Real Estate Transfer Tax” means the Dutch real estate transfer tax (overdrachtsbelasting), including any related interest or penalties;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title (other than any ordinary course retention of title arrangements applying to assets which have not been paid for), right of pre-emption, right of first refusal or other third party rights or security interest of any kind;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Estimated Cash” has the meaning set forth in Section 2.2(b)(iii) (Share Purchase Price);

“Estimated Closing Annualized Revenue” has the meaning set forth in Section 2.2(b)(i) (Share Purchase Price);

“Estimated Co-Investment Incentive Amount” has the meaning set forth in Section 2.2(b)(vi) (Share Purchase Price);

“Estimate Delivery Date” means the day which is three (3) Business Days prior to the Closing Date;

“Estimated Indebtedness” has the meaning set forth in Section 2.2(b)(iv) (Share Purchase Price);

“Estimated Lost Revenue Adjustment” has the meaning set forth in Section 2.2(b)(i) (Share Purchase Price);

“Estimated Negative Working Capital Adjustment Amount” means, if the Target Working Capital exceeds the Estimated Working Capital, the positive amount of such excess, or otherwise zero;

“Estimated Positive Working Capital Adjustment Amount” means, if the Estimated Working Capital exceeds the Target Working Capital, the positive amount of such excess, or otherwise zero;

“Estimated Specified Liabilities” has the meaning set forth in Section 2.2(b)(v) (Share Purchase Price);

“Estimated Working Capital” has the meaning set forth in Section 2.2(b)(ii) (Share Purchase Price);

“Europe Flagship Funds” means the Dutch Office Fund, the Dutch Retail Fund, the Dutch Residential Fund, the Retail Property Fund Iberica, the Retail Property Partnership Southern Europe, the Retail Property Fund France Belgium, and the Lionbrook Property Fund;

“Europe Share Purchase Price” has the meaning set forth in Section 2.2(a)(ii) (Share Purchase Price);

“Europe Shares” means the Shares specified under “Europe Shares” in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares);

“Europe Target Companies” means the Target Companies listed in the column (2) “Name of the Company” and column (4) “Subsidiaries” of the table set forth under “Europe Shares” in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares);

“Excluded Advisory Contract” means an Advisory Contract (other than with respect to a Contingent Account), for which, on the applicable Determination Date, the applicable Assignment Requirements have not been satisfied, or that is a Terminated Advisory Contract (other than with respect to a Contingent Account);

“Excluded Advisory Contract Liability” means (i) any Liability arising from an Excluded Advisory Contract insofar as such Liability relates to a fact, matter, circumstance, act or omission occurring or existing on or prior to the Closing Date, including, for the avoidance of doubt, any Liability arising as a result of the Transactions or the consummation thereof and (ii) any Liability arising from a Contingent Fund or Contingent Account that, as of the Contingent Account Reconciliation Date, is not a Consented Contingent Fund, insofar as such Liability relates to a fact, matter, circumstance, act or omission occurring or existing on or prior to the date on which such Fund or Account, as applicable, became a Consented Contingent Fund or a Consented Contingent Account, as applicable (but, for the avoidance of doubt, excluding any Liability that results from the operation of the Target Business following the Closing);

“Excluded Liabilities” means the Liabilities set forth on Annex 26 (Excluded Liabilities);

“Existing Account” means each Advisory Contract with a Client set forth in Annex 6 (Management Fees and Assets Under Management);

“Existing Advisory Contract” means an Advisory Contract with a Client in existence on the date hereof;

“Existing Debt” has the meaning set forth in Section 3.22(d) (Fund Investments; Existing Debt);

“Existing Loan Documents” has the meaning set forth in Section 3.22(d) (Fund Investments; Existing Debt);

“Extension Funds” mean the Iberica Fund and the Southern Europe Fund;

“Extension Fund Reference Annualized Revenues” means, with respect to the Iberica Fund, the Iberica Reference Annualized Revenues and, with respect to the Southern Europe Fund, the Southern Europe Reference Annualized Revenues;

“Extension Fund Refunded Management Fees” means, with respect to the Iberica Fund, the Iberica Refunded Management Fees, and, with respect to the Southern Europe Fund, the Southern Europe Refunded Management Fees;

“FCPA” has the meaning set forth in Section 3.27 (Foreign Corrupt Practices Act);

“Fee Adjustments” means any fee discounts or rebates, portions of such fees payable to third-parties, fee sharing and minimum fee level arrangements, and other similar adjustments applicable to any Existing Account or New Account;

“Final Closing Date” means December 1, 2011 or such later date as may be agreed in writing by the Sellers’ Representative and the Purchasers’ Representative;

“Final Payment Date” means, as applicable, the date on which either (i) the Purchasers’ Representative and the Sellers’ Representative reach an agreement or deemed agreement as to all amounts reflected on the Closing Share Statement or (ii) the CPA Firm determines all Unresolved Items with respect to the Closing Share Statement;

“Financial Overview Documents” means the “White Paper” documents provided in the Data Room under “Section Europe/C. Financial/1. Detailed Financial Overview”, “Section UK/C. Financial/1. Detailed Financial Overview”, “Section Select/C. Financial/1. Detailed Financial Overview”, and “Section Asia/C. Financial/1. Detailed Financial Overview;

“Financial Statements” has the meaning set forth in Section 3.5 (Financial Statements);

“First Decile Multiplier” means (i) with respect to the Asia Target Companies, 2.00; and (ii) with respect to the Europe Target Companies, 1.25;

“Flagship Fund Multiplier” means with respect to any Asia Flagship Fund or Europe Flagship Fund that constitutes a Contingent Flagship Account, 0.25;

“Flagship Funds” means the Asia Flagship Funds and/or the Europe Flagship Funds;

“Functional Currency” means with respect to the Europe Target Companies, the Euro, and with respect to the Asia Target Companies, the Dollar;

“Fund” means any fund organized or sponsored by a Target Company. For the avoidance of doubt, the term “Fund” shall not include any Fund Subsidiary;

“Fundamental Representations” means, with respect to the Sellers’ Representations and Warranties, those in Section 3.1 (Organization, Authorization, Enforceability) (excluding Section 3.1(d)(iii)), Section 3.2 (Shares of the Companies), Section 3.3 (Shares of the Other Target Companies), and Section 3.23 (Finder’s Fees), and, with respect to the Purchasers’

Representations and Warranties, means those in Section 4.1 (Organization, Authorization, Enforceability), and Section 4.5 (Finder’s Fees);

“Fund Documents” means, collectively, with respect to each Fund, the charter, articles of association, articles of incorporation, limited partnership agreement, declaration of trust, by-laws and other equivalent organizational documents of such Fund (in each case to the extent applicable) and any Side Letter in respect of such Fund;

“Fund Financial Statements” has the meaning set forth in Section 3.21(d) (Funds and Clients);

“Fund Subsidiary” means any entity, partnership or other Person in which any Fund, directly or indirectly, holds an interest;

“Fund Subsidiary Agreements” means in respect of any material Fund Subsidiary, the charter, articles of association, limited partnership agreement, limited liability company agreement, joint venture agreement or similar agreement, declaration of trusts, by-laws and other organizational documents of such Fund Subsidiary;

“GAAP” means generally accepted accounting principles in the United States as at the Accounts Date;

“Government Authority” means any foreign or domestic, federal, state, county, city or local legislative, administrative or regulatory authority, agency, court, body or other governmental or quasi-governmental entity with competent jurisdiction, including any supranational body;

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with the sanction of any Government Authority;

“Government Reports” has the meaning set forth in Section 3.21(e) (Funds and Clients);

“Iberica Closing Revenue Discount” means (i) the Closing Annualized Revenues of the Iberica Fund at the time of the Successful Extension, divided by (ii) Iberica Reference Annualized Revenues;

“Iberica Compensation Costs” means, with respect to any payment or distribution of Iberica Performance Fees, that portion of any Iberica Performance Fee which accrues or is paid to employees of ING REIM Europe; provided that the aggregate Iberica Compensation Costs shall be deemed not to exceed 15% of any such payments or distributions;

“Iberica Fund” means ING Retail Property Fund Iberica L.P.;

“Iberica Performance Fees” means “Carried Interest Distributions”, as such term is defined in the Restated and Amended Limited Partnership Agreement Constituting ING Retail Property Fund Iberica L.P., dated 2005, among ING RPFI Management Limited, ING REI Investment I B.V., ING Verzekeringen N.V. and the other parties thereto;

“Iberica Premium Payment” means, (i) in the event that the Iberica Fund is not a Continuing Account on the relevant Determination Date, €22,000,000, and (ii) in the event that the Iberica Fund is a Continuing Account on the relevant Determination Date, zero;

“Iberica Premium Rebate” means, as of any date, the difference between (x) the Iberica Premium Payment multiplied by the Iberica Closing Revenue Discount and (y) the sum of the aggregate Iberica Refunded Management Fees and the aggregate Iberica Refunded Performance Fees paid through such date;

“Iberica Reference Annualized Revenues” means €6,982,814, the Reference Annualized Revenues attributable to the Iberica Fund;

“Iberica Refunded Management Fees” means, as of any date, the aggregate contractual net management fee revenues of the Iberica Fund paid to the Sellers’ Representative pursuant to Section 2.5(b) through such date;

“Iberica Refunded Performance Fees” means, as of any date, the aggregate Iberica Performance Fees paid to the Sellers’ Representative pursuant to Section 2.5(c) through such date;

“IFRS” means International Financial Reporting Standards as adopted by the European Union as at the Accounts Date;

“Indebtedness” means, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured:

(a) all liabilities for borrowed money;

(b) all liabilities evidenced by bonds, debentures, notes or similar instruments;

(c) all liabilities for the deferred purchase price of property;

(d) all outstanding liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing Indebtedness of another Person to the extent of the obligations secured, and all liabilities as obligor, guarantor, or otherwise (including through the provision of an Encumbrance) for Indebtedness, to the extent of the obligation undertaken;

(e) all liabilities as lessee under capitalized leases;

(f) all net liabilities with respect to hedging, swaps or similar arrangements (for the avoidance of doubt, taking into consideration any receivables that may be due in respect of these instruments). For the avoidance of doubt such net liabilities may be a positive amount that reduces the Indebtedness Amount (but not below zero); and

(g) all liabilities for accrued but unpaid interest expense and all unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described above;

For the avoidance of doubt, Indebtedness shall exclude any liabilities taken into account in the Cash, Specified Liabilities and Working Capital calculations. In addition, Indebtedness shall include contingent liabilities (to the extent covered by clauses (a) through (g) above) only to the extent they are required to be recognized by IFRS.

“Indebtedness Adjustment Amount” has the meaning set forth in Section 2.3(a)(iv) (Closing Share Statement);

“Indebtedness Amount” means, with respect to each Business Unit, the amount to be set forth against the “Indebtedness” entry in the statement in the form of Annex 3 (Closing Balance Sheet Format) relating to such Business Unit and determined in accordance with the accounting principles set forth in Annex 4 (Closing Share Statement Principles). For the avoidance of doubt, the Indebtedness Amount shall include any liabilities defined as Indebtedness, and shall exclude any liabilities taken into account in the Cash, Specified Liabilities and Working Capital calculations;

“Indemnified Parties” means the Sellers’ Indemnified Parties and/or the Purchasers’ Indemnified Parties, as the context may require;

“Indemnified Party’s Representative” means (i) with respect to a member of the Purchasers’ Group that is an Indemnified Party, the Purchasers’ Representative, and (ii) with respect to a member of the Sellers’ Group that is an Indemnified Party, the Sellers’ Representative;

“Indemnified Tax Warranties” has the meaning set forth in the Tax Deed;

“Indemnifying Party” means the party that may have Liability to any Indemnified Party for making any payment pursuant to a Tax Covenant, or any other payment pursuant to Section 8.2 (Indemnification by the Sellers) or Section 8.3 (Indemnification by the Purchasers);

“Indemnifying Party’s Group” means (i) with respect to a member of the Purchasers’ Group that is an Indemnifying Party, the Purchasers’ Group, and (ii) with respect to a member of the Sellers’ Group that is an Indemnifying Party, the Sellers’ Group;

“Indemnifying Party’s Representative” means (i) with respect to a member of the Purchasers’ Group that is an Indemnifying Party, the Purchasers’ Representative, and (ii) with respect to a member of the Sellers’ Group that is an Indemnifying Party, the Sellers’ Representative;

“Infringing” has the meaning set forth in Section 3.18 (Intellectual Property);

“ING Group” means, at any time, ING Groep N.V. and its subsidiaries at that time (excluding, for the avoidance of doubt, (i) any Fund or Fund Subsidiary and (ii) following the Closing, the Target Companies);

“ING Group Loan” has the meaning set forth in Section 5.19 (ING Group Loans);

“ING Insurance Non-compete Agreement” means the Non Solicitation/ING Insurance Restricted Acquisitions (PE) Letter Agreement entered into as of the date hereof and set forth on Annex 23;

“ING Investment Management Agreement” means the Investment Management Agreement amended as of the date hereof and set forth on Annex 24;

“Initial Asia Share Purchase Price” means the price set forth against the Asia Shares in column (2) of Part 2 (Initial Share Purchase Price) of Annex 1 (Details Regarding Shares);

“Initial Europe Share Purchase Price” means the price set forth against the Europe Shares in column (2) of Part 2 (Initial Share Purchase Price) of Annex 1 (Details Regarding Shares);

“Initial Share Purchase Price” means the aggregate price set forth against the Shares in column (2) of Part 2 (Initial Share Purchase Price) of Annex 1 (Details Regarding Shares);

“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and all other worldwide intellectual property rights;

“Investment Adviser” means an investment adviser registered under the Investment Advisers Act;

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder;

“Investment Amount” has the meaning set forth in Section 5.8(b) (Client Approvals);

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder;

“Investor Claim” means any Third-Party Claim brought before or after the Closing, directly or indirectly, by any Investor Counterparty against any Target Company, any member of the Purchasers’ Group, any member of the Sellers’ Group or any of their Affiliates in respect of the Target Business;

“Investor Counterparty” means any Client or any investor in any Fund;

“Joint Venture Counterparty” means, with respect to any Fund or Fund Subsidiary, any partner, co-venturer, investor, co-investor or similar participant with such Fund or Fund Subsidiary in connection with any investment made by such Fund or Fund Subsidiary (and any agreement reflecting such arrangements being referred to herein as a “Joint Venture Agreement”);

“IRS” means the U.S. Internal Revenue Service;

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Authority;

“Leased Real Property” has the meaning set forth in Section 3.17 (Real Property);

“Leases” has the meaning set forth in Section 3.17 (Real Property);

“Lender Counterparty” means any lender to, or hedge or other counterparty to, any Fund or Fund Subsidiary under any Existing Loan Document;

“Liabilities” means any and all Indebtedness, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto by applicable accounting principles;

“LIBOR” means, in relation to a sum or amount payable or due to be paid under this Agreement, the applicable Screen Rate for dollars as at 11:00 a.m. on the second Business Day before the first date on which such sum or amount is due to be paid in accordance with this Agreement, or, in the case of an amount payable pursuant to Section 2.5(a) (Contingent Account Reconciliation), the Closing Date;

“Litigation” has the meaning set forth in Section 3.7 (No Litigation);

“Losses” means any damages, losses, claims, demands, actions, suits, proceedings, payments, judgments and out-of-pocket costs and expenses (including reasonable legal fees);

“Lost Revenue Adjustment” means, with respect to each Business Unit,

(a) if the Closing Annualized Revenue is less than 92% of the Reference Annualized Revenue but greater than or equal to 90% of the Reference Annualized Revenue (the Functional Currency amount of such shortfall below 100% of Reference Annualized Revenue and at and above 90% of the Reference Annualized Revenue, the “First Decile Lost Revenue”), a positive number equal to the product of

(i) the applicable First Decile Multiplier for such Business Unit, multiplied by

(ii) the applicable Initial Share Purchase Price for such Business Unit, multiplied by

(iii) rounded down to the nearest one-hundredth, the quotient of (A) First Decile Lost Revenue, divided by (B) Reference Annualized Revenue; or

(b) if the Closing Annualized Revenue is less than 90% of the Reference Annualized Revenue (the Functional Currency amount of such shortfall below 90% of the Reference Annualized Revenue the “Second Decile Lost Revenue”), a positive number equal to the amount determined in clause (a) of this definition plus the product of:

(i) the applicable Second Decile Multiplier for such Business Unit, multiplied by

(ii) the applicable Initial Share Purchase Price for such Business Unit, multiplied by

(iii) rounded down to the nearest one-hundredth, the quotient of (A) the Second Decile Lost Revenue, divided by (B) the Reference Annualized Revenue (provided that for the purposes of this calculation, in the event the Closing Annualized Revenue is less than 80% of the Reference Annualized Revenue, the Closing Annualized Revenue shall be deemed to be equal to 80% of the Reference Annualized Revenue); plus (in the case of either (a) or (b) above)

(c) if the Closing Annualized Revenue is less than 92% of the Reference Annualized Revenue and there are any Contingent Flagship Accounts (the Functional Currency amount of such shortfall that is comprised of Contingent Flagship Fund Reference Annualized Revenue, the “Contingent Flagship Fund Lost Revenue”), a positive number equal to the product of:

(i) the applicable Flagship Fund Multiplier, multiplied by

(ii) the applicable Initial Share Purchase Price for such Specified Business Unit, multiplied by

(iii) rounded down to the nearest one-hundredth, the quotient of (A) Contingent Flagship Fund Lost Revenue, divided by (B) Reference Annualized Revenue (provided that for the purposes of this calculation, in the event the Closing Annualized Revenue is less than 80% of the Reference Annualized Revenue, the Closing Annualized Revenue shall be deemed to be equal to 80% of the Reference Annualized Revenue); or

(d) if the Closing Annualized Revenue is greater than or equal to 92% of the Reference Annualized Revenue, zero (0);

“Management Employees” has the meaning set forth in Section 5.8 (c). (Client Approvals);

“Material Adverse Effect” means any change, effect, event or occurrence (i) that has or is reasonably likely to have a material and adverse effect on the financial condition, assets, or the results of operations of the Target Companies, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the consummation of the Transactions; provided that none of the following (or the results thereof) shall be or contribute to a Material Adverse Effect: (a) any change in applicable accounting principles or any adoption, proposal, implementation or change in Law (including Tax Law) or any interpretation thereof by any Government Authority; (b) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets; (c) any change generally affecting the real estate investment management industry in the geographic regions in which the Target Companies operate; (d) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (e) any changes in assets under management relating to or resulting from redemptions or other capital outflows, changes in asset valuation or market price fluctuations (it being understood that the facts and circumstances contributing to such failure may constitute or contribute to a Material Adverse Effect); (f) the termination of employment or other loss of services, for any reason, of any or all of the Employees listed in Annex 22 (Employees); (g) the execution, announcement or performance of this Agreement or consummation of the Transactions (other than the Closing itself); (h) the failure, in and of itself, of the Target Companies, taken as a whole, to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that the facts and circumstances contributing to such failure may constitute or contribute to a Material Adverse Effect); (i) any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, the Purchasers or any member of the Purchasers’ Group; or (j) any action (or the effects of any action) taken (or omitted to be taken) by the Target Companies as required pursuant to this Agreement; provided, however, that with respect to subsections (a), (b) and (c) hereof, such matter does not have a materially disproportionate adverse effect on the Target Companies, taken as a whole, relative to other companies operating in the real estate investment management industry in the geographic regions in which the Target Companies operate;

“Materials” has the meaning set forth in Section 5.11(b) (Interest in Intellectual Property);

“Materials License” has the meaning set forth in Section 5.11(b) (Interest in Intellectual Property);

“Negative Cash Adjustment Amount” means, if the Estimated Cash exceeds the Closing Cash, the positive amount of such excess, or otherwise zero;

“Negative Determination” has the meaning set forth in 0 (Dutch Custodians);

“Negative Indebtedness Adjustment Amount” means, if the Closing Indebtedness exceeds the Estimated Indebtedness, the positive amount of such excess, or otherwise zero;

“Negative Specified Liabilities Adjustment Amount” means, if the Closing Specified Liabilities exceed the Estimated Specified Liabilities, the positive amount of such excess, or otherwise zero;

“Negative Working Capital Adjustment Amount” means, if the Estimated Working Capital exceeds the Closing Working Capital, the positive amount of such excess, or otherwise zero;

“New Account” means any Advisory Contract with a Client or a Permitted Fund entered into after the date hereof prior to the Determination Date;

“Notice” has the meaning set forth in Section 10.1(a) (Notices);

“Notice Period” has the meaning set forth in Section 8.12(d) (Claims; Third Party Claim Indemnification Procedures);

“Ordinary Course” means the conduct of the Target Business, consistent in all material respects with the normal day-to-day customs, practices and procedures of the Target Companies;

“Patents” means all worldwide rights in patents and patent applications, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part, renewal applications, renewals, extensions, reissues and re-examinations thereof;

“Payee” shall have the meaning set forth in 0 (Withholding Tax Provisions);

“Payer” shall have meaning set forth in 0 (Withholding Tax Provisions);

“Performance Fees” means any transaction fees or any incentive fees, promotes and/or other performance-based fees;

“Permits” means all licenses, permits, certificates, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority;

“Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar civil law, common law or statutory Encumbrances arising or incurred in the Ordinary Course that are not, in the aggregate, material to the Target Companies, taken as a whole, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings (so long as adequate reserves have been provided in conformity with applicable Law and the accounting principles applicable to the respective Financial Statements), (iii) other Encumbrances incurred in the Ordinary Course since the date of the Financial Statements that are not, in the aggregate, material to the Target Companies, taken as a whole, (iv) contracts, licenses, leases, consents, agreements and/or other arrangements entered into in the Ordinary Course, (v) Encumbrances reflected, identified or referenced in the Financial Statements, and (vi) statutory limitations, conditions and exceptions to title and any rights reserved or vested in any Person by any original Patent or grant or any statutory provision;

“Permitted Funds” means the Funds listed in Annex 7 (Permitted Funds);

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or any Government Authority;

“Positive Cash Adjustment Amount” means, if the Closing Cash exceeds the Estimated Cash, the positive amount of such excess, or otherwise zero;

“Positive Indebtedness Adjustment Amount” means, if the Estimated Indebtedness exceeds the Closing Indebtedness, the positive amount of such excess, or otherwise zero;

“Positive Specified Liabilities Adjustment Amount” means, if the Estimated Specified Liabilities exceed the Closing Specified Liabilities, the positive amount of such excess, or otherwise zero;

“Positive Working Capital Adjustment Amount” means, if the Closing Working Capital exceeds the Estimated Working Capital, the positive amount of such excess, or otherwise zero;

“Pre-Closing Custodian Taxes” means any Tax Liability or costs set out in paragraphs 2.1(A),(B),(C) or (E) of the Tax Deed, read as if set out in full here, mutatis mutandis as if they applied to each ING Custodian Company rather than each Target Company.

“Post-Closing Share Adjustment” has the meaning set forth in Section 2.3(b) (Closing Share Statement);

“Potential CoC Liabilities” has the meaning set forth in Section 8.4(b) (Specified Change of Control Costs);

“Preliminary Share Closing Amount” has the meaning set forth in Section 2.2(c) (Share Purchase Price);

“Preliminary Share Closing Statement” has the meaning set forth in Section 2.2(b) (Share Purchase Price);

“Proscribed Recipient” has the meaning set forth in Section 3.27 (Foreign Corrupt Practices Act);

“Prospectus” has the meaning set forth in Section 3.21(e) (Funds and Clients);

“Purchaser Plans” has the meaning set forth in Section 5.5(b) (Employees and Retirement Benefit Arrangements);

“Purchasers” means, together, the Purchasers’ Representative and the Share Purchasers;

“Purchasers’ Disclosure Letter” means the letter, dated the same date as this Agreement from the Purchasers’ Representative to the Sellers’ Representative disclosing details of matters referred to in this Agreement;

“Purchasers’ Group” means, at any time, CB Richard Ellis Group, Inc. and its subsidiaries at that time including, following the Closing, the Target Companies;

“Purchasers’ Guaranteed Obligations” has the meaning set forth in Section 5.15(a) (Purchasers’ Guaranteed Obligations);

“Purchasers’ Indemnified Parties” means each member of the Purchasers’ Group other than the Target Companies, each in their capacity as such;

“Purchasers’ Parent Company” means CB Richard Ellis Group, Inc.;

“Purchasers’ Representations and Warranties” means the representations and warranties given by the Purchasers’ Representative in Article IV, (Representations and Warranties of the Purchasers) or in any certificate delivered pursuant hereto;

“Purchasers’ Representative” has the meaning set forth in the Preamble to this Agreement;

“Rebate Cap” means, as of any date, any positive difference between (x) the Lost Revenue Adjustment plus, if paid, the Iberica Premium Payment and (y) the aggregate amounts paid to the Sellers’ Representative pursuant to Sections 2.5(b), (c) and (d) though such date;

“Rebate Date” means, with respect to any Extension Fund the Assignment Requirements with respect to which are not satisfied by the Contingent Account Reconciliation Date, the earliest of (i) the date the Assignment Requirements with respect to such Fund are met, (ii) the date such Extension Fund is no longer a Client of a Target Company and (iii) the date on which the gross asset value of such Extension Fund is less than 50% of the gross asset value set forth opposite the name of such Extension Fund on Annex 6;

“Recipient” has the meaning set forth in Section 7.1(b) (Transfer Tax and VAT);

“Redirect Domain Names” has the meaning set forth in Section 5.11(d) (Interest in Intellectual Property);

“Reference Annualized Management Fees” means, in respect of each Existing Account the fees set forth next to such Existing Account in Annex 6 (Management Fees and Assets Under Management), taking into account any Fee Adjustments set forth therein, which such fees shall not, for the avoidance of doubt, include any Performance Fees, and shall take into account, except as otherwise set forth in Annex 6 (Management Fees and Assets Under Management), any modifications thereto consented to by the Purchasers’ Representative in writing pursuant to Section 5.1(a)(xi) on such terms as are reflected in such consent;

“Reference Annualized Revenue” means, with respect to the Europe Shares, €124,825,410, and with respect to the Asia Shares, $32,346,260, in each case representing the aggregate Reference Annualized Management Fees for the respective Business Unit for such Accounts designated as “Included Accounts” on Annex 6 (Management Fees and Assets Under Management);

“Related Party” has the meaning set forth in Section 3.25 (Transactions with Affiliates);

“Related Party Contract” has the meaning set forth in Section 3.25 (Transactions with Affiliates);

“Related Person” has the meaning set forth in Section 10.16 (No Benefit to Third-Parties; No Recourse);

“Relevant Date” means, save as otherwise provided in this Agreement, the Business Day on which a payment or an assessment is to be made;

“Relevant Shares” has the meaning set forth in Section 8.13(a) (Adjustment to the Share Purchase Price);

“Relief” has the meaning set forth in the Tax Deed;

“Replacement Fund” means, with respect to each Extension Fund, a fund, investment vehicle, partnership, joint venture or similar arrangement (or any combination of the foregoing) (collectively, an “Investment Vehicle”) with the following characteristics: (i) the Investment Vehicle has a term of not less than five (5) years from the Rebate Date, and (ii) the limited partners (or other investors) in the Investment Vehicle held fifty percent (50%) or more of the limited partners’ (or other investors’) commitments or interests in the relevant Extension Fund and (iii) the product of (x) actual annualized net contractual management fee revenues of such Replacement Fund at the time of the Successful Extension (calculated based on the gross asset value as of the then most recent fiscal quarter end) and (y) 1 minus the percentage (expressed as a decimal) of the gross asset value of such Extension Fund or Replacement Fund that is subject to outstanding commitments for guaranteed redemptions, to the extent the same are not offset by binding new capital commitments, equals at least 67% of the aggregate Reference Annualized Management Fees payable under such Extension Fund;

“Representatives” means, in respect of any Person, such Person’s directors, officers, employees, financial advisors, attorneys, accountants and other advisors, agents or representatives;

“Resolution Date” has the meaning set forth in Section 2.4(b) (Dispute Resolution);

“Resolution Period” has the meaning set forth in Section 2.4(b) (Dispute Resolution);

“Resolved Items” has the meaning set forth in Section 2.4(b) (Dispute Resolution);

“Restricted Cash” means, in respect of each Target Company as of the relevant Determination Date, cash or cash equivalents that are required to be held as cash or cash equivalents by such Target Company to satisfy any applicable regulatory requirements. Restricted Cash shall not include cash which is subject to other restrictions on distribution thereof, including restrictions which are due to procedural requirements such as the filing of accounts to pay dividends;

“Restricted Clarion Affiliate” has the meaning set forth in Section 5.21 (Clarion Partners Agreements);

“Retirement Benefit Arrangements” means, in any jurisdiction, the Company Benefits Plan operated by the Target Companies or ING Bank Personeel B.V. or in which the Target Companies or ING Bank Personeel B.V. participate or could be reasonably expected to have any Liability or in which Company Employees participate, which provide any pension or other benefits on retirement, ill-health or injury, death, voluntary withdrawal from or involuntary termination of employment, life assurance arrangements, accidental death schemes and post-retirement medical or life assurance benefits;

“RPP” means the ING Real Estate Investment Management Retention Participation Plan dated May 7, 2010, and any agreements entered thereunder with Company Employees;

“Scheduled Intellectual Property” shall have the meaning set forth in Section 3.18 (Intellectual Property);

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for interbank term deposits of thirty (30) days displayed on the appropriate page of the Reuters screen or, if the agreed page is replaced or service ceases to be available, such other page or service displaying the appropriate rate specified by the Sellers’ Representative after consultation with the Purchasers’ Representative;

“SEC” means the United States Securities and Exchange Commission;

“Second Decile Multiplier” means (i) with respect to the Asia Target Companies, 2.00; and (ii) with respect to the Europe Target Companies, 1.50;

“Seller Benefit Plan” has the meaning set forth in Section 5.5(e) (Employees and Retirement Benefit Arrangements)

“Seller Liability Cap” has the meaning set forth in Section 8.2(d) (Indemnification by the Sellers);

“Sellers” means, together, the Sellers’ Representative and the Share Sellers;

“Sellers’ Disclosure Letter” means the letter, dated the same date as this Agreement from the Sellers’ Representative to the Purchasers’ Representative disclosing:

(a) information constituting exceptions to the Sellers’ Representations and Warranties; and

(b) details of other matters referred to in this Agreement;

“Sellers’ Group” means, at any time, the group of companies comprising ING Real Estate Investment Management Holding B.V. and its subsidiaries at that time (excluding for the avoidance of doubt, (i) any Fund or Fund Subsidiary and (ii) following the Closing, the Target Companies);

“Sellers’ Group Insurance Policy” means any insurance policy relating to the Target Companies or the Target Business arranged by or on behalf of the Sellers’ Group and maintained with third party insurers or other members of the Sellers’ Group;

“Sellers’ Guaranteed Obligations” has the meaning set forth in Section 5.14(a) (Sellers’ Guaranteed Obligations);

“Sellers’ Guarantor” has the meaning set forth in Section 5.14(a) (Sellers’ Guaranteed Obligations);

“Sellers’ Indemnified Parties” means each member of the Sellers’ Group, each in their capacity as such;

“Sellers’ Lawyers” means Sullivan & Cromwell LLP of 1 New Fetter Lane, London, EC4A 1AN;

“Sellers’ Names and Marks” has the meaning set forth in Section 5.11(a) (Interest in Intellectual Property);

“Sellers’ Representations and Warranties” means the representations and warranties given by the Sellers’ Representative in Article III, (Representations and Warranties of the Sellers) or in any certificate delivered pursuant thereto;

“Sellers’ Representative” has the meaning set forth in the Preamble to this Agreement;

“Sellers’ Required Approvals” has the meaning set forth in Section 3.4 (Approvals);

“Seller Threshold” has the meaning set forth in Section 8.2(c) (Indemnification by the Sellers)

“Senior Employees” means the Company Employees listed in Annex 8 (Senior Employees);

“Separate Account” means any “separate account” (i.e., any Client other than a Fund);

“Share Purchase Price” means the Asia Share Purchase Price and/or the Europe Share Purchase Price, as applicable;

“Share Purchaser” means, in relation to each set of Shares set forth in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares), the member of the Purchasers’ Group whose name is set forth against those Shares as purchaser;

“Share Seller” means, in relation to each set of Shares set forth in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares), the member of the Sellers’ Group whose name is set forth against those Shares as seller;

“Shares” means the Asia Shares and/or the Europe Shares, as applicable;

“Side Letter” in respect of any Fund, shall mean any “side letter” or similar agreement setting out exceptions to provisions in the applicable Advisory Contract between (a) a limited partner or member of, or investor in, a Fund, on the one hand, and (b) a Fund or any Target Company on the other hand;

“Southern Europe Fund” means ING Retail PropertyPartnership Southern Europe;

“Southern Europe Reference Annualized Revenues” means €6,869,642, the Reference Annualized Revenues attributable to the Southern Europe Fund;

“Southern Europe Refunded Management Fees” means, as of any date, the aggregate contractual net management fee revenues of the Southern Europe Fund paid to the Sellers’ Representative pursuant to Section 2.5(b) through such date;

“Specified Change of Control Costs” means (A) any Losses incurred by a Fund or a Fund Subsidiary to the extent arising from (i) any default, event of default or mandatory prepayment by a Fund or a Fund Subsidiary under an Existing Loan Document that results (in each of the foregoing cases) from a Change of Control Event (regardless of whether any other default or event of default was in existence immediately prior thereto), (ii) any default or breach by a Fund or a Fund Subsidiary under a Joint Venture Agreement or Material Contract that results (in each of the foregoing cases) from a Change of Control Event (regardless of whether any other default or event of default was in existence immediately prior thereto), (iii) the exercise by a Lender Counterparty of any right that results from a Change of control Event, or (iv) the exercise by a Joint Venture Counterparty or Contract Counterparty of any right of first refusal, right or first offer or similar purchase right with respect to the equity or debt interests in any Fund Subsidiary, termination right, or any other right, including any right to force the sale of any asset of a Fund Subsidiary, that results (in each of the foregoing cases) from a Change of Control Event; (B) (without duplication) any Losses incurred by any Target Company arising from any indemnification obligation or guarantee given by such Target Company in respect of the Losses described in (A)(i) - (iv) (the “Covered Losses”); (C) (without duplication) any Losses incurred by the Purchasers’ Group (or their Affiliates) or the Sellers’ Group (or their Affiliates) to the extent arising from any Investor Claim in respect of the Covered Losses; (D) any Approved CoC Costs; and (E) any Approved CoC Payment. For the avoidance of doubt, “Specified Change of Control Costs” shall include (without duplication) (x) amounts paid in settlement or compromise of, or to secure a waiver in respect of, any of the foregoing (provided such amounts are paid in accordance with the provisions of Section 8.4) and (y) the incremental cost of any backstop or replacement financing, or any equity contribution, that may be required in order to settle or compromise, or secure a waiver in respect of, any of the foregoing (provided that any such incremental cost, financing or capital contribution is incurred, arranged or made in accordance with the provisions of Section 8.4);

“Specified Contracts” has the meaning set forth in Section 3.19(a) (Specified Contracts);

“Specified Liabilities” means, with respect to each Business Unit, the items of the type described in clauses (i) – (xi) below, determined in accordance with the accounting principles set forth in Annex 4 (Closing Share Statement Principles). For the avoidance of doubt Specified Liabilities shall exclude any items of the type marked as “Deferred Tax Assets” or “Deferred Tax Liabilities” except for the item marked “Deferred bonus payable” in Annex 3 (Closing Balance Sheet Format) determined in accordance with the accounting principles set forth in Annex 4 (Closing Share Statement Principles). For the avoidance of doubt, Specified Liabilities shall include:

(i) the items marked as “Bonus payable” in Annex 3 (Closing Balance Sheet Format), which shall represent accrued 2011 annual bonus liabilities under the Company Benefits Plan;

(ii) the aggregate of items marked as “Corporate tax payable” and “Recoverable corporate tax” in Annex 3 (Closing Balance Sheet Format). In summary the aggregate of these lines calculates tax payable less any prepaid tax (including tax refunds) on account. This aggregate may be positive or negative; if the aggregate result is a net payable amount, this shall have the effect of increasing the Specified Liabilities and if the aggregate result is a net receivable amount, this shall have the effect of reducing the Specified Liabilities;

(iii) the items marked as “TIP liability” in Annex 3 (Closing Balance Sheet Format) (including both the cash and deferred portions), which shall represent accrued liabilities with respect to Company Employees under the ING Transaction Incentive Plan (“TIP”);

(iv) the items marked as “RPP liability” in Annex 3 (Closing Balance Sheet Format), which shall represent accrued liabilities with respect to Company Employees under the RPP, reduced by the value of any RPP asset marked as “RPP Asset” in Annex 3 (Closing Balance Sheet Format);

(v) the items marked as “Asia Plan” in Annex 3 (Closing Balance Sheet Format), which shall represent accrued liabilities with respect to a designated Company Employee;

(vi) the items marked as “Deferred bonus payable” in Annex 3 (Closing Balance Sheet Format), which shall represent accrued liabilities with respect to any deferred amounts relating to 2010 or prior year bonus payments to Company Employees;

(vii) the items marked as “Employee vacation related accruals” in Annex 3 (Closing Balance Sheet Format). For the avoidance of doubt, these items include the outstanding holiday payments due to staff, thirteenth month payments due to staff in The Netherlands and vacation money payments due to staff in The Netherlands;

(viii) the items marked as “Net Intercompany (payable) / receivable” in Annex 3 (Closing Balance Sheet Format). For the avoidance of doubt, if the net balance is a payable, this shall have the effect of increasing the Specified Liabilities and if the net balance is a receivable, this shall have the effect of reducing the Specified Liabilities;

(ix) the items marked as “Provisions” in Annex 3 (Closing Balance Sheet Format). For the avoidance of doubt, these items include any onerous lease provisions, redundancy or employee severance accruals, and, to the extent agreed by the Sellers’ Representative, accrued disentanglement costs and accrued restructuring costs;

(x) the items marked as “LTI Provision” relating to the ING REIM UK employee benefit trust in Annex 3 (Closing Balance Sheet Format); and

(xi) the items marked as “Notional Tax Asset” in Annex 3 (Closing Balance Sheet Format) determined in accordance with the accounting principles set forth in Annex 4 (Closing Share Statement Principles).

“Specified Liabilities Adjustment Amount” has the meaning set forth in Section 2.3(a)(v) (Closing Share Statement);

“Steering Committee Termination Date” has the meaning set forth in Section 8.4(c) (Specified Change of Control Costs);

“Successful Extension” means, with respect to each Extension Fund, either (x) the affirmative vote by the required percentage (as specified in the Fund Documents relating to such Extension Fund) of the limited partners (or other investors) in such Extension Fund to extend the term of such Extension Fund for a contractually binding period of five (5) years or more following the Rebate Date, while retaining actual annualized net contractual management fee revenues at that time (calculated based on the applicable fee basis as of the then most recent fiscal quarter end) which, when multiplied by 1 minus the percentage (expressed as a decimal) of the gross asset value of such Extension Fund that is subject to outstanding commitments for guaranteed redemptions (to the extent the same are not offset by binding new capital commitments), equals at least 67% of the aggregate Reference Annualized Management Fees payable under such Extension Fund, or (y) the establishment of a Replacement Fund;

“Supplier” has the meaning set forth in Section 7.1(b) (Transfer Tax and VAT);

“Survival Period” has the meaning set forth in Section 8.1 (Survival);

“Surviving Provisions” means Article I (Definitions and Terms), Section 5.13(a) (Confidentiality), Section 5.14 (Sellers’ Guaranteed Obligations), Section 5.15 (Purchasers’ Guaranteed Obligations), Section 9.2 (Effect of Termination), Section 10.1 (Notices), Section 10.2 (No Assignment), Section 10.3 (Whole Agreement; Conflict with Other Transaction Documents), Section 10.5 (Costs), Section 10.7 (Governing Law, Injunctive Relief and Submission to Jurisdiction), Section 10.11 (Joint Negotiation), Section 10.12 (Sellers’ Representative), Section 10.13 (Purchasers’ Representative) and Section 10.14 (Amendments);

“Target Business” means the business (including the real estate investment management business) conducted by the Target Companies as of the date hereof;

“Target Business Financial Statements” has the meaning set forth in Section 3.5 (Financial Statements);

“Target Companies” means the Companies and their subsidiaries (excluding, for the avoidance of doubt, any Fund or Fund Subsidiary);

“Target Working Capital” means with respect to the Europe Target Companies and the Asia Target Companies, respectively, €4,397,537 and €1,465,846;

“Tax” or “Taxation” has the meaning set forth in the Tax Deed;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Consolidation” means any tax consolidation, VAT group or other arrangement (whether in place by reason of law, agreement or otherwise) with any Tax Authority whereby one company is primarily liable for Taxes attributable to another company or companies;

“Tax Covenant” means each tax deed of covenant entered into on the Closing in accordance with this Agreement;

“Tax Deed” means the pro forma tax deed in the form attached hereto as Annex 9 (Tax Deed);

“Tax Payer” has the meaning set forth in Section 7.1(a) (Transfer Tax and VAT);

“Tax Return” has the meaning set forth in the Tax Deed;

“Tax Representations” means the representations and warranties set forth in Sections 3.8, 3.9, 3.10, 3.11, 3.12 and 3.13 (Taxes);

“TB Employees” means a person employed (full time or part time) by ING Tower Beheer B.V. and who is seconded to a Target Company;

“Terminated Account” means an Account in respect of a Terminated Advisory Contract;

“Terminated Advisory Contract” means an Existing Advisory Contract or New Advisory Contract that, on the applicable Determination Date, (i) if such Existing Advisory Contract or New Advisory Contract relates to a Fund, (A) has been terminated or (B) the investors in such Fund have voted to unwind such Fund in accordance with the relevant Fund Documents or notified the Target Companies in writing of their decision to unwind such Fund in each case with the effect of causing the unwinding of such Fund prior to the end of the current term thereof, or (ii) if such Existing Advisory Contract or New Advisory Contract relates to a Separate Account, has been terminated, or with respect to which the applicable Client has provided to the Target Companies or the Sellers written notice to terminate or withdraw all funds from the related Account;

“Third Party Claim” has the meaning set forth in Section 8.12(d) (Claims; Third Party Claim Indemnification Procedures);

“Third Party Claim Notice” has the meaning set forth in Section 8.12(d) (Claims; Third Party Claim Indemnification Procedures);

“Trade Secrets” means trade secrets, know-how and other confidential information of a proprietary nature (including formulae, drawings, prototypes, models, designs, schematics, specifications, business methods, customer lists and supplier lists);

“Trademarks” means all worldwide rights in trademarks, service marks, certification marks, collective marks, Internet domain names, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a’s, brand names, business names, corporate names and any and every other form of trade identity and other indicia of origin, the applications and registrations for the foregoing and any renewals thereof, and all goodwill associated therewith and symbolized thereby;

“Transaction Documents” means, together, this Agreement, the Disclosure Letters, each Tax Covenant and the Transitional Services Agreement;

“Transactions” means the sale and purchase of the Shares and all other transactions contemplated by this Agreement and the other Transaction Documents;

“Transaction Steering Committee” has the meaning set forth in Section 8.4(c) (Specified Change of Control Costs);

“Transfer Taxes” means any stamp duty, stamp duty reserve tax, stamp duty land tax, registration tax, stock transfer tax, real estate transfer tax, notarization fees, goods tax, sales and use tax and all other transfer documentary taxes or duties, but not VAT or Dutch Real Estate Transfer Taxes, including in each case any related interest or penalties;

“Transitional Services Agreement” has the meaning set forth in Section 5.6 (Transitional Services Agreement);

“Unresolved Items” has the meaning set forth in Section 2.4(c) (Dispute Resolution);

“VAT” means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and outside the European Union any similar Taxation levied by reference to added value or sales, including in each case any related interest or penalties;

“Working Capital” means, with respect to each Business Unit, the amount to be set forth against the “Working Capital” entry in the statement in the form of Annex 3 (Closing Balance Sheet Format) relating to such Business Unit and determined in accordance with the accounting principles set forth in Annex 4 (Closing Share Statement Principles). For the avoidance of doubt, Working Capital shall include Capitalized Restructuring Costs as defined in Annex 4 (Closing Share Statement Principles), accounts receivable including fees receivable and commercial receivables, accrued assets, prepayments and accruals, Taxes, excluding deferred tax assets and deferred tax liabilities and excluding any tax items included within Specified Liabilities, that are included in the items that comprise Working Capital, accounts payable such as trade payables, accruals, deferred income and other current liabilities if any and shall exclude Indebtedness, Cash, Specified Liabilities and any items in Annex 3 (Closing Balance Sheet Format) relating to such Business Unit marked “Deferred Tax Assets” or “Deferred Tax Liabilities”;

“Working Capital Adjustment Amount” has the meaning set forth in Section 2.3(a)(ii) (Closing Share Statement).

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) “knowledge of the Sellers’ Representative” shall be deemed to refer to the actual knowledge of the individuals listed on Annex 10 (Sellers’ Warranty Personnel);

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States dollars and the terms “Euros” and “€” mean the lawful currency of the member states of the European Union that have adopted the Euro as their currency; any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date;

(e) references to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(f) references herein to a specific Article, Section, subsection or Annex shall refer, respectively, to Articles, Sections, subsections or Annexes of this Agreement or the relevant Disclosure Letter;

(g) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(h) references to “as of the date hereof” shall mean, in all instances, the date of this Agreement;

(i) references herein to either gender includes the other gender;

(j) references to shares shall include, where relevant, interests in any company, corporation or body corporate (including a limited liability company), wherever incorporated;

(k) references to a “company” include any company, corporation or body corporate (including a limited liability company), wherever incorporated;

(l) references to “subsidiary” and “holding company” have the meanings given to those terms in the Companies Act 2006. The term “subsidiary”, as used with respect to any Target Company, the Sellers’ Group or any member of the Sellers’ Group, shall not include any Fund or any Fund Subsidiary;

(m) references to this Agreement shall include any Recitals and Annexes to it. References to paragraphs and parts are to paragraphs and parts of the Annexes;

(n) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, reenacted or replaced except to the extent that any statutory provisions made or enacted after the date hereof would create or increase a Liability of any Seller under this Agreement;

(o) references to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;

(p) references to a time of day are, unless otherwise specified, references to New York time;

(q) references to “made available” (or words of similar import) in respect of information made available (or words of similar import) by the Sellers’ Representative mean any information made available to any Purchaser or the Purchasers’ Representative (including any information contained in the Data Room);

(r) references to writing shall include any mode of reproducing words in a legible and non-transitory form; and

(s) the rule known as the eiusdem generis rule shall not apply and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

ARTICLE II

SALE AND PURCHASE OF THE SHARES

Section 2.1 Sale and Purchase of the Shares. On the terms and subject to the conditions set forth herein, at the Closing, each Share Seller shall sell with full title guarantee, transfer and deliver to the Share Purchaser, free and clear of any Encumbrances, and each Share Purchaser shall purchase, accept and receive from the relevant Share Seller, all of the issued and outstanding Shares in each case to the extent set forth against the name of such Share Seller or Share Purchaser in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares).

Section 2.2 Share Purchase Price. (a) On the terms and subject to the conditions set forth herein, in consideration of the sale, transfer and assignment of the Shares, the Purchasers’ Representative shall pay at the Closing to the Sellers’ Representative (on behalf of the relevant Sellers):

(i) For the Asia Shares, the Initial Asia Share Purchase Price, subject to adjustment as provided herein (as so adjusted, the “Asia Share Purchase Price”);

(ii) For the Europe Shares, the Initial Europe Share Purchase Price, subject to adjustment as provided herein (as so adjusted, the “Europe Share Purchase Price”);

(b) For the purpose of determining the amount of cash to be paid by the Purchasers’ Representative to the Sellers’ Representative at the Closing, the Sellers’ Representative shall, on or prior to the Estimate Delivery Date, deliver to the Purchasers’ Representative, a written statement with respect to each Business unit, including a Closing Balance Sheet (each, a “Preliminary Share Closing Statement”) setting out the Sellers’ Representative’s good faith calculation as of the relevant Determination Date with respect to the following items:

(i) (1) an estimate of the Closing Annualized Revenue (the “Estimated Closing Annualized Revenue”), and (2) an estimate of the Lost Revenue Adjustment (the “Estimated Lost Revenue Adjustment”);

(ii) the estimated amount of the Working Capital (including the relevant constituent line items as identified in Annex 3 (Closing Balance Sheet Format)) (such amount, the “Estimated Working Capital”);

(iii) the estimated amount of the Cash (including the relevant constituent line items as identified in Annex 3 (Closing Balance Sheet Format)) (such amount, the “Estimated Cash”);

(iv) the estimated amount of the Indebtedness Amount (including the relevant constituent line items as identified Annex 3 (Closing Balance Sheet Format)) (such amount, the “Estimated Indebtedness”);

(v) the estimated amount of the Specified Liabilities (including the relevant constituent line items as identified in Annex 3 (Closing Balance Sheet Format)) (such amount, the “Estimated Specified Liabilities”); and

(vi) the estimated amount of the Co-Investment Incentive Amount (such amount the “Estimated Co-Investment Incentive Amount”).

Following delivery of the Preliminary Share Closing Statements until the Closing, the Sellers’ Representative shall consult in good faith with the Purchasers’ Representative regarding the Preliminary Share Closing Statements and shall endeavor to resolve in good faith any reasonable issues or objections of the Purchasers’ Representative with respect to the contents of the Preliminary Share Closing Statements prior to the Closing; provided that in the event the Purchasers’ Representative has objections to the calculations, and the Sellers’ Representative and the Purchasers’ Representative do not reach agreement on changes to be made to the calculations prior to the Closing Date, the amounts provided in the Preliminary Share Closing Statements will nevertheless be used for the purpose of calculating each Estimated Lost Revenue Adjustment and each Preliminary Share Closing Amount at the Closing. Following the Closing, any disputes relating to the Preliminary Share Closing Statements will be resolved in accordance with Section 2.3.

(c) At the Closing, the Purchasers’ Representative (on behalf of the relevant Purchasers) shall pay to the Sellers’ Representative on behalf of the relevant Sellers in accordance with Section 2.2(d) below an amount in cash that is equal to the sum of:

(i) the Initial Share Purchase Price with respect to each of the Asia Target Companies and the Europe Target Companies;

(ii) minus the Estimated Lost Revenue Adjustment with respect to each Business Unit (if positive);

(iii) minus the Estimated Negative Working Capital Adjustment Amount with respect to each Business Unit, if any;

(iv) plus the Estimated Positive Working Capital Adjustment Amount with respect to each Business Unit, if any;

(v) plus the Estimated Cash with respect to each Business Unit, if any;

(vi) minus the Estimated Indebtedness with respect to each Business Unit, if any;

(vii) minus the Estimated Specified Liabilities with respect to each Business Unit, if any;

(viii) minus, the Iberica Premium Payment, if any;

(ix) minus, the Estimated Co-Investment Incentive Amount with respect to each Business Unit.

(such sum, the “Preliminary Share Closing Amount”).

(d) At the Closing, each Preliminary Share Closing Amount will be paid and satisfied by the Purchasers’ Representative paying the Preliminary Share Closing Amount in cash to or to the order of the Sellers’ Representative by wire transfer of immediately available Dollar funds, to an account indicated by the Sellers’ Representative in advance of the Closing.

Section 2.3 Closing Share Statement. (a) The Purchasers’ Representative shall procure that as soon as reasonably practicable but in no event later than the ninetieth (90th) Business Day after the Closing Date, there shall be prepared and delivered to the Sellers’ Representative a Closing statement including the Closing Balance Sheet in the form of Annex 3 (Closing Balance Sheet Format) calculated on the relevant Determination Date (a “Closing Share Statement”). The Closing Share Statement shall set forth a calculation of the following with respect to each Business Unit:

(i) the Lost Revenue Adjustment;

(ii) the Working Capital (“Closing Working Capital”) and an amount (the “Working Capital Adjustment Amount”) equal to the Positive Working

Capital Adjustment Amount minus the Negative Working Capital Adjustment Amount;

(iii) the Cash (“Closing Cash”) and an amount (the “Cash Adjustment Amount”) equal to the Positive Cash Adjustment Amount minus the Negative Cash Adjustment Amount;

(iv) the Indebtedness Amount (“Closing Indebtedness”) and an amount (the “Indebtedness Adjustment Amount”) equal to the Positive Indebtedness Adjustment Amount minus the Negative Indebtedness Adjustment Amount;

(v) the Specified Liabilities as set forth in the Closing Share Statement (“Closing Specified Liabilities”) and an amount (the “Specified Liabilities Adjustment Amount”) equal to the Positive Specified Liabilities Adjustment Amount minus the Negative Specified Liabilities Adjustment Amount;

(vi) the Co-Investment Incentive Amount as of the relevant Closing Date;

(vii) the Post-Closing Share Adjustment, if any, in each case of the above (i) through (vi) prepared in accordance with the respective definitions thereof.

Each Closing Balance Sheet shall be prepared in accordance with Annex 4 (Closing Share Statement Principles) by using the same processes and software (such as peoplesoft) used in the preparation of the Financial Statements. The Sellers’ Representative and the Purchasers’ Representative shall ensure that each other and each other’s Representatives have reasonable access to all data within each other’s control to the extent necessary in connection with the preparation and review of the Closing Share Statement.

(b) Within five (5) Business Days following the Final Payment Date, (x) the Sellers’ Representative on behalf of the relevant Sellers shall pay (or cause to be paid) to the Purchasers’ Representative (on behalf of the relevant Purchaser) the absolute value of the amount of the Post-Closing Share Adjustment if the Post-Closing Share Adjustment is a negative number, or (y) the Purchasers’ Representative on behalf of the relevant Purchasers shall pay (or cause to be paid) to the Sellers’ Representative on behalf of the relevant Sellers the amount of the Post-Closing Share Adjustment if the Post-Closing Share Adjustment is a positive number. The “Post-Closing Share Adjustment” with respect to each Business Unit is the sum (positive or negative) of:

(i) the difference (positive or negative) between the Lost Revenue Adjustment and the Estimated Lost Revenue Adjustment;

(ii) the Working Capital Adjustment Amount (positive or negative);

(iii) the Cash Adjustment Amount (positive or negative);

(iv) the Indebtedness Adjustment Amount (positive or negative);

(v) the Specified Liabilities Adjustment Amount (positive or negative); and

(vi) the result (positive or negative) of the Co-Investment Incentive Amount minus the Estimated Co-Investment Incentive Amount.

For the avoidance of doubt, the Post-Closing Share Adjustment may be a positive or a negative number. Cash payments made pursuant to this Section 2.3 shall be made by wire transfer of immediately available Dollar funds, to an account indicated by the party entitled to receive such funds and shall be accompanied by interest at the Applicable Rate calculated on the basis of a year of 365 days for the actual number of days elapsed, accrued from the Closing Date up to and including the date of payment.

Section 2.4 Dispute Resolution. (a) During the period of any review or dispute as provided in this Section 2.4, the Purchasers’ Representative and the Sellers’ Representative shall, and shall cause the Purchasers’ Group and the Sellers’ Group, respectively, to: (i) provide the Sellers’ Representative (in the case of the Purchasers’ Representative) or the Purchasers’ Representative (in the case of the Sellers’ Representative), and such Person’s Representatives with reasonable access during normal business hours upon reasonable advance notice to its and their relevant books, records and employees (to the extent any of such books, records or employees relate to the Closing Share Statement) and permit copies to be made of any of the foregoing documentation, and (ii) cooperate fully with such other party and its Representatives as reasonably requested, including the provision on a timely basis of all information reasonably relevant for purposes of the Closing Share Statement.

(a) After receipt of the Closing Share Statement, the Sellers’ Representative shall have sixty (60) Business Days to review such statement (the date immediately following the expiration of such period, the “Resolution Date”). Unless the Sellers’ Representative delivers written notice to the Purchasers’ Representative on or prior to the sixtieth (60th) Business Day after the Purchasers’ Representative delivers such statement stating that the Sellers’ Representative has objections to such statement, the Sellers’ Representative shall be deemed to have accepted and agreed to the Closing Share Statement. Matters included in the Closing Share Statement, which are not objected to in writing by the Sellers’ Representative, shall be deemed to be accepted by the Sellers’ Representative (“Resolved Items”) and any amounts included within such items shall be deemed to be final, binding and conclusive. If the Sellers’ Representative has objections to the Closing Share Statement, it shall notify the Purchasers’ Representative in writing of its objections and such notification shall be accompanied by a letter including a list of adjustments proposed by the Sellers’ Representative together with a detailed reasoning for its objections. If the Sellers’ Representative notifies the Purchasers’ Representative of its objections to the Closing Share Statement, the Purchasers’ Representative and the Sellers’ Representative shall, within thirty (30) Business Days (or such longer period as the Sellers’ Representative and the Purchasers’ Representative may agree in writing) following such notice (each such period, a “Resolution Period”), attempt to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive.

(b) Any amounts remaining in dispute at the conclusion of the Resolution Period (the “Unresolved Items”) shall be submitted by the Purchasers’ Representative and the

Sellers’ Representative to an internationally recognized firm of independent accountants mutually agreed in writing by the Sellers’ Representative and the Purchasers’ Representative, which shall be Deloitte Touche Tohmatsu or if such firm is unavailable another firm agreed by the Sellers’ Representative and the Purchasers’ Representative (the “CPA Firm”) within ten (10) Business Days after the expiration of the Resolution Period or as soon as practicable after the Purchasers’ Representative and the Sellers’ Representative have engaged the CPA Firm. In the event that the parties fail to appoint the CPA Firm pursuant to this Section 2.4(c) within ten (10) Business Days after the expiration of the Resolution Period, the parties agree that the CPA Firm shall be appointed (on the application of either party) by the President of the Institute of Chartered Accountants. The Sellers’ Representative and the Purchasers’ Representative agree to use their commercially reasonable endeavours to engage the CPA Firm as promptly as practicable. Each of the Sellers’ Representative and the Purchasers’ Representative agrees to execute, if requested by the CPA Firm, an engagement letter with the CPA Firm containing reasonable terms and to provide the CPA Firm such work papers and other documents and information related to the Unresolved Items as the CPA Firm may reasonably request if available to such party or, in the case of the Purchasers’ Representative, the Purchasers’ Group, or, in the case of the Sellers’ Representative, the Sellers’ Group (or their accountants or auditors). All fees and expenses relating to the work, if any, to be performed by the CPA Firm shall be borne in proportion to the dollar amounts of the Unresolved Items that are resolved by the CPA Firm in favor of the other party. The CPA Firm shall act as an arbitrator and not as an expert, to determine, based on the provisions of this Section 2.4(c), only the Unresolved Items; provided, however, that the CPA Firm shall have authority to determine, and the term “Unresolved Items” as used in this Section 2.4(c) shall mean, only the amount(s) contained in the Closing Share Statement and no other matter whatsoever, absent a written agreement to the contrary by the Purchasers’ Representative and the Sellers’ Representative; provided further that the determination of the Unresolved Items provided by the CPA Firm shall be limited to the range provided by the Sellers’ Representative and the Purchasers’ Representative on the resolution of the specific Unresolved Item. The Sellers’ Representative and the Purchasers’ Representative shall request that the CPA Firm provide, within thirty (30) days after the submission of the Unresolved Items to the CPA Firm, a written statement setting out (x) its determination of the Unresolved Items and (y) its calculation of the amounts set forth in the Closing Share Statement, based upon (A) the amount of Resolved Items and (B) its determination of the Unresolved Items. Such written statement shall be delivered to the Purchasers’ Representative and the Sellers’ Representative and shall be final, binding and conclusive on and with respect to the Purchasers’ Representative and the Sellers’ Representative absent manifest error.

Section 2.5 Contingent Account Reconciliation. (a) For each Account that, as of the Closing, is a Contingent Account, if, at any time on or prior to the Contingent Account Reconciliation Date, such Account becomes a Consented Contingent Account, then, on the first Business Day that is three (3) Business Days following the date on which such Account becomes a Consented Contingent Account, the Purchasers’ Representative (on behalf of the relevant Purchasers) shall pay to the Sellers’ Representative (on behalf of the relevant Sellers) an amount equal to the sum of (i) the excess of (A) the Lost Revenue Adjustment that would have been calculated as of the Closing Date if all Consented Contingent Accounts (other than this Contingent Account) for which an adjustment has been determined under this Section 2.5 had been Continuing Accounts on the Closing Date minus (B) the Lost Revenue Adjustment that would have been calculated as of the Closing Date if all Consented Contingent Accounts

(including this Contingent Account) for which an adjustment has been determined under this Section 2.5 had been Continuing Accounts on the Closing Date plus (ii) if such Consented Contingent Account is the Iberica Fund, €22,000,000.

(a) If either Extension Fund is (i) as of the Closing Date, a Contingent Account, and (ii) as of the Contingent Account Reconciliation Date, not a Consented Contingent Account, then, if there was a Lost Revenue Adjustment greater than zero, from and after the Closing Date and through the Rebate Date, Purchasers’ Representative (on behalf of the relevant Purchasers) shall pay to the Sellers’ Representative (on behalf of the relevant Sellers), to the extent that such payment would not exceed the Rebate Cap, an amount equal to 30% of the contractual net management fee revenues (excluding any Performance Fees) received by the Target Companies pursuant to the Advisory Contract(s) with respect to such Extension Account (the “Sellers’ Management Revenues”) on a quarterly basis with the first payment in respect of the Sellers’ Management Revenues due on the first Business Day of the first quarter that commences following the Closing Date.

(b) If the Iberica Fund is (i) as of the Closing Date, a Contingent Account, and (ii) as of the Contingent Account Reconciliation Date, not a Consented Contingent Account, then, if there was a Lost Revenue Adjustment greater than zero, from and after the Closing Date , Purchasers’ Representative (on behalf of the relevant Purchasers) shall pay to the Sellers’ Representative (on behalf of the relevant Sellers), to the extent that such payment would not exceed the Rebate Cap, an amount (not to exceed €22,000,000) equal to the positive difference between (x) the aggregate Iberica Performance Fees received from the Iberica Fund following the Closing less related Iberica Compensation Costs, and (y) €22,000,000.

(c) If either Extension Fund is (i) as of the Closing Date, a Contingent Account, and (ii) as of the Contingent Account Reconciliation Date, not a Consented Contingent Account, and (iii) on or prior to Rebate Date, the Assignment Requirements for such Extension Fund are satisfied (a “Consented Extension Fund”), then, on the first Business Day that is three (3) Business Days following the date such Assignment Requirements are satisfied, the Purchasers’ Representative (on behalf of the relevant Purchasers) shall pay to the Sellers’ Representative (on behalf of the relevant Sellers), to the extent that such payment would not exceed the Rebate Cap, an amount equal to the sum of (x) excess of (A) the Lost Revenue Adjustment that would have been calculated as of the Closing Date if all Consented Contingent Accounts and all Consented Extension Funds (other than this Extension Fund) had been Continuing Accounts on the Closing Date minus (B) the Lost Revenue Adjustment that would have been calculated as of the Closing Date if all Consented Contingent Accounts and all Consented Extension Accounts (including this Extension Fund) had been Continuing Accounts on the Closing Date minus (y) the Extension Fund Refunded Management Fees with respect to such Extension Fund plus (z) in the case of the Iberica Fund only, any Iberica Premium Rebate.

(d) The Purchasers’ Representative shall keep the Sellers’ Representative reasonably informed of the extension process for the Extension Funds or Replacement Funds, and shall (i) consult in good faith with respect to any significant maters that may affect any Successful Extension, (ii) keep the Sellers’ Representative reasonably informed as to the status of material discussions and negotiations with all (existing or prospective) limited partners or other investors in connection with the foregoing and (iii) and provide the Sellers’ representative with quarterly reports detailing the calculation of any payments made hereunder to members of the Sellers’ Group in respect of the Extension Funds.

Section 2.6 Set-Off. The amounts payable for the Closing under Section 2.3 by the Purchasers’ Representative and the Sellers’ Representative, respectively, shall each be aggregated and set-off against each other and the resulting amount (if any) shall be paid on the applicable Final Payment Date.

Section 2.7 Closing Date and Place. (a) Subject to Article VI, the Closing shall take place at 11:00 a.m. (New York time) at the New York offices of the Sellers’ Lawyers on the earliest day reasonably practicable (but no later than the third Business Day) following the day on which the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or waived with respect to the Shares or at such other location, time or date as may be agreed in writing between the Purchasers’ Representative and the Sellers’ Representative; provided that, in no event shall the Closing take place prior to the date that is one hundred and fifty (150) days after the date hereof without the mutual written agreement of the Purchasers’ Representative and the Sellers’ Representative; provided further, that, following such date, if, during any calendar month the conditions set forth in Sections 6.1, 6.2 and 6.3 with respect to the Shares have been satisfied or waived (i) more than two (2) Business Days prior to the end of such month, the Closing shall occur on the first Business Day of the month following such month, and (ii) two (2) Business Days (or less) prior to the end of such month, the Closing shall occur on the first Business Day of the second month following such month.

(a) At the Closing, the parties shall comply with their respective obligations specified in Section 2.8 and Section 2.9 below. The Sellers’ Representative may waive (in its sole and absolute discretion) some or all of the obligations of the Purchasers’ Representative, the Share Purchasers as set forth in Section 2.8 and the Purchasers’ Representative may waive (in its sole and absolute discretion) some or all of the obligations of the Sellers’ Representative, the Share Sellers as set forth in Section 2.9 below.

(b) The transfers of the Shares shall take place outside the United Kingdom.

Section 2.8 Deliveries and Actions by the Purchasers’ Representative. At the Closing, the Purchasers’ Representative shall deliver or cause to be delivered to the Sellers’ Representative the following:

(a) the amount to be paid at the Closing pursuant to Section 2.2 in immediately available funds by wire transfer of Dollars to an account or accounts which have been designated by the Sellers’ Representative prior to the Closing Date;

(b) the certificate set forth in Section 6.3(c);

(c) duly executed counterparts of the Transaction Documents to which the Purchasers and the applicable members of the Purchasers’ Group are a party;

(d) the Tax Deed, duly executed by the Purchasers’ Representative and the relevant Share Purchasers; and

(e) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Sellers’ Representative, as may be required to give effect to this Agreement.

Section 2.9 Deliveries and Actions by the Sellers’ Representative. At the Closing, the Sellers’ Representative shall deliver, or cause to be delivered, to the Purchasers’ Representative the following:

(a) such agreements, transfers, conveyances and other documents set forth in Annex 11 (Closing Obligations) required to transfer the Shares to be transferred at Closing;

(b) the certificate set forth in Section 6.2(c);

(c) duly executed copies of the Transaction Documents to which the Sellers and the applicable members of the ING Group are a party;

(d) the Tax Deed, duly executed by the Sellers’ Representative and the relevant Share Sellers;

(e) such other customary agreements, instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Purchasers’ Representative, as may be required to give effect to this Agreement.

Section 2.10 Deferred Purchase Price. Until the first anniversary of the Closing Date, Purchasers’ Representative (x) shall, and shall cause members of the Purchasers’ Group to, subject to applicable Law, take such actions as are reasonably necessary to allow for the payment by the Purchasers’ Representative (on behalf of the relevant Business Unit) of any Restricted Cash held by the relevant Business Unit on the Closing Date (such Restricted Cash, “Closing Restricted Cash Balances”) to Sellers’ Representative (including by pooling Closing Restricted Cash Balances with other cash balances held by the Sellers’ Group in the relevant jurisdiction) and (y) shall promptly pay (on behalf of the relevant Business Unit) to Sellers’ Representative Closing Restricted Cash Balances to the extent such Closing Restricted Cash Balances are no longer Restricted Cash (whether as a result of the covenants of the Purchasers’ Group set forth in this Section 2.10 or otherwise) net of any applicable Taxes actually incurred, taking into account any applicable Tax benefits actually realized (determined under the principles set forth in Section 8.8(b) and any out-of-pocket costs actually incurred by the Purchasers’ Group in complying with its obligations under this Section 2.10.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Sellers’ Disclosure Letter, which identifies the Section and, if applicable, the subsection to which such exception relates (it being understood and agreed by the parties that the disclosure of any fact or item in the Sellers’ Disclosure Letter that refers to a particular Section or subsection in this Agreement shall be deemed to have been disclosed with respect to other Sections and/or subsections in this Agreement to the extent it is reasonably apparent that such disclosure is relevant to such other Sections and/or subsections (provided that no such disclosure shall be deemed to qualify Section 3.6(a)(ii) unless expressly set forth on Section 3.6(a)(ii) of the Sellers’ Disclosure Letter or Section 3.21(j) unless expressly set forth on Section 3.21(j) of the Sellers’ Disclosure Letter; but any disclosure shall not be deemed to constitute an admission by the Sellers or to otherwise imply that any such fact, item or matter is material or would have or would reasonably be expected to have a Material Adverse Effect for purposes of this Agreement), the Sellers’ Representative, on behalf of the relevant Sellers, represents and warrants to the Purchasers’ Representative as follows:

Section 3.1 Organization, Authorization, Enforceability. (a) Organization. Each Seller and each Target Company is duly organized, validly existing and (where applicable) in good standing under the laws of its respective jurisdiction of incorporation.

(a) Corporate Authorization. Each member of the Sellers’ Group that is a party to this Agreement or any other Transaction Document has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any member of the Sellers’ Group is a party have been duly and validly authorized by all necessary corporate action on the part of such members of the Sellers’ Group and no other action on the part of such members of the Sellers’ Group is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents.

(b) Binding Effect. This Agreement has been, and the other Transaction Documents will be at the Closing, duly executed and delivered by the members of the Sellers’ Group that are party thereto. This Agreement is, and the other Transaction Documents to which a member of the Sellers’ Group is a party, when executed and delivered by such members of the Sellers’ Group, will be, legal, valid and binding obligations of such members of the Sellers’ Group enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. Except as set forth in Section 3.1(d) of the Sellers’ Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents to which any member of the Sellers’ Group is a party (each where applicable) by such members of the Sellers’ Group and the consummation by such members of the Sellers’ Group of the Transactions will not contravene, conflict with, or constitute or result in a breach, modification, acceleration, termination, default or violation of (i) any provision of the certificate of incorporation or by-laws or other organizational documents of such members of the Sellers’ Group, or (ii) assuming the receipt of the Sellers’ Required Approvals, except as set forth in Section 3.1(d) of the Sellers’ Disclosure Letter, any Law or Permit applicable to such members of the Sellers’ Group, or (iii) any right of any Target Company under or result in a loss of any benefit to which any Target Company is entitled under any Contract by which any of the Target Companies are bound, other than, in the case of subsection (iii) only, such conflicts, breaches, defaults, modifications, accelerations, terminations or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Solvency. Each Seller is solvent and able to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a consequence of its execution of this Agreement or its performance of its obligations contained herein.

Section 3.2 Shares of the Companies. The authorized capital stock of the Companies and the ownership of the issued capital stock of the Companies are set forth in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares). All of the Shares are owned beneficially and of record by the Share Sellers free and clear of any Encumbrances (other than the Encumbrances arising pursuant to this Agreement and the other Transaction Documents). All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable (where this concept applies) and were not issued in violation of any preemptive or similar right. Except as created pursuant to this Agreement and the other Transaction Documents, there are no outstanding options, warrants, securities, subscriptions, calls, pre-emptive or other rights (absolute, contingent or otherwise) or agreements that give any Person the right to purchase or otherwise receive or be issued any Shares or any security convertible into or exchangeable for any Shares or other equity or debt securities of the Companies. There are no restrictions upon, or voting trusts or proxies of any kind with respect to the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on the Shares and, assuming receipt of the Sellers’ Required Approvals, there are no restrictions on the Sellers’ Representative’s ability to transfer the Shares to the Purchasers’ Representative at the Closing Date.

Section 3.3 Shares of the Other Target Companies. (a) Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares) sets forth a complete list of each of the Target Companies (other than the Companies) and sets forth the designation and the number of authorized, issued and outstanding shares of capital stock for each of the Target Companies (other than the Companies) and (if such Target Company is indirectly held by any Company) the number and percentage ownership interest of any Target Company other than any Company in each such Target Company. The Companies legally or beneficially own free and clear of any Encumbrances, all of the shares of each other Target Company set forth in Part 1 (Details of the Share Sellers, Shares, etc.) of Annex 1 (Details Regarding Shares).

(a) All the issued and outstanding shares of capital stock of each of the Target Companies have been duly authorized and validly issued and are fully paid and non-assessable (where such concept applies) and not issued in violation of any preemptive or other similar right. Except as set forth in Section 3.3(b) of the Sellers’ Disclosure Letter, there are no outstanding options, warrants, securities, subscriptions, calls, pre-emptive or other rights (absolute, contingent or otherwise) or agreements that give any Person the right to purchase or otherwise receive or be issued any shares of capital stock of the Target Companies or any security convertible into or exchangeable for any shares of capital stock or other equity or debt securities of the Target Companies. Except as set forth in Section 3.3(b) of the Sellers’ Disclosure Letter and as contemplated by the Transaction Documents, there are no restrictions upon, or voting trusts or proxies of any kind with respect to the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the capital stock of the Target Companies.

(b) Except where otherwise indicated, the shares in each Target Company have not been and are not listed on any stock exchange or regulated market.

Section 3.4 Approvals. Other than in connection with: (i) those Antitrust Laws that are set forth in Section 3.4 of the Sellers’ Disclosure Letter and (ii) such other Laws that are set forth in Section 3.4 of the Sellers’ Disclosure Letter (collectively, the “Sellers’ Required Approvals”), no member of the Sellers’ Group is required to (x) obtain any authorization, waiver, consent or approval of, or (y) make any filing or registration with, or (z) give any notice to, any Government Authority in connection with or as a condition to the execution, delivery and performance by such member of the Sellers’ Group of this Agreement and the Transaction Documents and the Transactions, other than any authorization, waiver, consent, approval, filing, registration or notice in respect of which the failure to obtain, make or give would not reasonably be expected to be material to the Target Companies taken as a whole, or that would not be reasonably expected to materially impair or delay the ability of the Sellers to consummate the Transactions.

Section 3.5 Financial Statements. (a) Audited Financial Statements.

(i) With respect to the Asia Target Companies:

(A)

The financial statements of ING Real Estate (Asia) Limited present fairly, in all material respects, the state of ING Real Estate (Asia) Limited’s affairs as at the Accounts Date and of its profit and cash flows for the year then ended in accordance with Hong Kong Financial Reporting

Standards and have been properly prepared in accordance with the Hong Kong Companies Ordinance.

(B)	The financial statements of ING Real Estate Investment Management (Asia) Limited present fairly, in all material respects, the state of ING Real Estate Investment Management (Asia) Limited’s affairs as at the Accounts Date and of its loss and cash flows for the year then ended in accordance with Hong Kong Financial Reporting Standards and have been properly prepared in accordance with the Hong Kong Companies Ordinance.

(C)	The financial statements of ING Real Estate Investment Management (Taiwan) Limited present fairly, in all material respects, the state of ING Real Estate Investment Management (Taiwan) Limited’s affairs as at the Accounts Date and of its profit and cash flows for the year then ended in accordance with Hong Kong Financial Reporting Standards and have been properly prepared in accordance with the Hong Kong Companies Ordinance.

(D)	The financial statements of ING Real Estate Investment Management (Shanghai) Co., Ltd. have been prepared in accordance with Accounting Standards for Business Enterprises and the Accounting System for Business Enterprises, and present fairly, in all material aspects, the financial position of ING Real Estate Investment Management (Shanghai) Co., Ltd. as of the Accounts Date and the results of its operations and its cash flows for the year then ended.

(E)	The financial statements of ING Real Estate Investment Management (Singapore) Pte. Ltd. are properly drawn up in accordance with the provisions of the Singapore Companies Act, Cap. 50 (Act) and Singapore Financial Reporting Standards so as present fairly, in all material aspects, the state of ING Real Estate Investment Management (Singapore) Pte. Ltd. as at the Accounts Date, and the results, changes in equity and cash flows of ING Real Estate Investment Management (Singapore) Pte. Ltd. for the financial year ended on that date.

(F)

The financial statements of ING Real Estate Investment Management (Korea) Limited present fairly, in all material respects, the financial position of ING Real Estate Investment Management (Korea) Limited as of 31 March 2010 and 31 March 2009, and the results of its operations, its changes in retained earnings and equity and its cash flows for the year ended 31 March 2010 and for the period from 1 January to 31 March 2009 in conformity with accounting principles generally accepted in the Republic of Korea.

(G)	The financial statements and the related supplementary schedules of ING Real Estate Finance

(Japan) K.K. present fairly, in all material respects, the financial position and results of operations of ING Real Estate Finance (Japan) K.K. applicable to the second fiscal year ended on the Accounts Date in conformity with accounting principles generally accepted in Japan.

(H)	The financial statements and the related supplementary schedules of ING Real Estate Finance (Japan) 2 K.K. present fairly, in all material respects, the financial position and results of operations of ING Real Estate Finance (Japan) 2 K.K. applicable to the second fiscal year ended on the Accounts Date in conformity with accounting principles generally accepted in Japan.

(I)	The consolidated financial statements of ING Recof Holdco SRL present fairly, in all material respects, the financial position of ING Recof Holdco SRL and its subsidiaries as of the Accounts Date, and of its financial performance and cash flows for the year then ended in accordance with IFRS.

(J)	The financial statements of ING RE AVF Holdco Limited present fairly, in all material respects, the financial position of ING RE AVF Holdco Limited as of the Accounts Date, and of its financial performance and its cash flows for the year then ended in accordance with IFRS.

(K)	The financial statements of IP Real Estate Asset Management (Asia) Pte Limited are properly drawn up in accordance with the provisions of the Singapore Companies Act, Cap. 50 (Act) and Singapore Financial Reporting Standards so as to give a true and fair view of the state of affairs of IP Real Estate Asset Management (Asia) Pte Limited as at the Accounts Date, and the results, changes in equity and cash flows of IP Real Estate Asset Management (Asia) Pte Limited for the financial year ended on that date.

(ii) With respect to the Europe Target Companies:

(A)	The consolidated financial statements of ING Real Estate Investment Management Europe B.V. present fairly, in all material respects, the financial position of ING Real Estate Investment Management Europe B.V. as at the Accounts Date, and of its result and its cash flows for the year then ended in accordance with IFRS and with Part 9 of Book 2 of the Netherlands Civil Code.

(B)

The group financial statements of ING Real Estate Investment Management Group (UK) Limited present fairly, in all material respects, the state of such group and ING Real Estate Investment Management Group (UK) Limited’s affairs as at the Accounts Date and of such group’s loss for the year then ended, have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice, and have been prepared in accordance with the requirements of the Companies Act 2006.

(C)	The annual accounts of ING Real Estate Select Global Osiris Luxembourg S.à.r.l. present fairly, in all material respects, the financial position of ING Real Estate Select Global Osiris Luxembourg S.à.r.l. as at the Accounts Date and of the results of its operations for the year then ended in accordance with the Luxembourg legal and regulatory requirements relating to the preparation and presentation of the annual accounts.

(b) The Europe Target Companies balance sheet at September 30, 2010 and Europe Target Companies income statement for the nine months ended September 30, 2010 and the Asia Target Companies balance sheet at September 30, 2010 and Asia Target Companies income statement for the nine months ended September 30, 2010 (the “Target Business Financial Statements”) as presented in Annex 13 (Target Business Financial Statements) (i) were prepared in good faith; (ii) were derived from unaudited financial information which has been extracted, with reasonable care and attention from the underlying Europe Business and Asia Business accounting systems, as applicable, and used to prepare the financial information for the Europe Business and Asia Business included in the Financial Overview Document; and (iii) were prepared in accordance with IFRS except for (a) certain classifications, (b) the omission of a statement of cash flows, a statement of changes in shareholders’ equity, footnotes and other disclosures required by IFRS, (c) presentation of the Target Business Financial Statements on a combined basis as though the Target companies were part of a consolidated group, (d) the exclusion of adjustments 1, 7 and 8 (employee vacation related accruals) and adjustment 4 (reversal of certain performance fee accruals) as described in Annex 3 for the Europe Business and adjustment 3 (additional liability for employers payroll taxes), adjustment 4 (additional bonus accrual) and adjustment 5 (additional severance accrual) described in Annex 3 for the Asia Business, and (e) the formal adoption of the Target Business Financial Statements by management as IFRS financial statements.

(c) The Sellers’ Representative has made available to the Purchasers’ Representative true and complete copies of the financial statements referred to in Section 3.5(a) (together the “Audited Financial Statements”), and the Target Business Financial Statements (the Audited Financial Statements and the Target Business Financial Statements, together, the “Financial Statements”).

(d) The Target Companies have no liabilities (whether accrued, absolute, contingent or otherwise) of a character required under the accounting principles applicable to their respective Audited Financial Statements, or the Target Business Financial Statements, to be reflected or reserved against on a balance sheet, except for those liabilities (i) set forth in the Financial Statements, (ii) set forth in Section 3.5(d) of the Sellers’ Disclosure Letter, or (iii) incurred since the Accounts Date in the Ordinary Course and which in the aggregate would not reasonably be expected to be material to the Target Business taken as a whole.

Section 3.6 Absence of Changes. (a) Except for any action taken by any member of the Sellers’ Group in connection with the Transactions and any efforts to sell the Target Companies, since the Accounts Date, (i) except as set forth in Section 3.6(a)(i) of the Sellers’ Disclosure Letter, the Target Companies have conducted the Target Business in the Ordinary Course, and (ii) except as set forth in Section 3.6(a)(ii) of the Sellers’ Disclosure Letter, during such period there has not occurred any fact, change, effect, event or occurrence that has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(a) Except as contemplated by this Agreement or as set forth in Section 3.6(b) of the Sellers’ Disclosure Letter, from September 30, 2010 through the date of this Agreement, the Target Companies have not taken any action that would, had such action been taken after the date hereof (assuming the absence of any consent by the Purchasers’ Representative), be a breach of Section 5.1(a)(i) to (xii) to (xiv), and (xvii) to (xviii) and (xx) (Conduct of the Target Business) which breaches, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole.

Section 3.7 No Litigation. Other than with respect to Taxes, or as set forth in Section 3.7 of the Sellers’ Disclosure Letter (i) there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation (“Litigation”) pending, or, to the knowledge of the Sellers’ Representative, threatened (including cease and desist letters or invitations to take a patent license), against the Sellers or any Target Company that would, if decided adversely, result in monetary damages, loss of assets, or injunctive relief, (ii) none of the Target Companies is in default under any Governmental Order or subject to any continuing Governmental Order, settlement agreement or other similar agreement with, or, to the knowledge of the Sellers’ Representative, continuing investigation by, any Government Authority, and (iii) there is no material unsatisfied judgment, penalty or award against or affecting the Target Companies that would reasonably be expected to be, in any of the foregoing subsections (i) to (iii), individually or in the aggregate, material to the Target Companies, taken as a whole, or that would reasonably be expected to materially impair or delay the ability of the Sellers to consummate the Transactions.

Section 3.8 Taxes. (a) Each Target Company has made or caused to be made, within any appropriate time limits, all proper Tax Returns required to be made, and has supplied or caused to be supplied, within any appropriate time limits, all material information required to be supplied, to any Tax Authority. All such Tax Returns are complete and correct in all material respects. Each Target Company has paid timely in full or has set up an adequate reserve in respect of all Taxes due and payable with respect to such Tax Returns, as shown on such Tax Returns for all the periods covered by such Tax Returns.

(a) No Target Company has any lien in respect of Taxes over any of its material assets, except for Permitted Encumbrances in respect of Taxes.

(b) Each Target Company has prepared, kept and preserved sufficient records in relation to Tax as required by law.

(c) There is no dispute or disagreement outstanding with any Tax Authority, or any outstanding Tax audit or administrative or court proceeding, regarding a liability or a potential liability to any Tax in excess of $1,000,000 (including interest and penalties) recoverable from any Target Company, and no Target Company has been made aware in writing by any Tax Authority of any pending or threatened Tax audit or administrative or court proceeding regarding a liability or a potential liability to any Tax in excess of $1,000,000 (including interest and penalties) recoverable from any Target Company.

(d) There are no outstanding agreements, waivers or arrangements (other than routine extensions of periods to file Tax Returns) extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes payable by any of the Target Companies.

(e) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority and are outstanding specifically with respect to any of the Target Companies. No material power of attorney granted by or with respect to any of the Target Companies relating to material Taxes will be in force at the relevant Closing.

(f) None of the Target Companies is party to any Tax Consolidation other than a Tax Consolidation that consists entirely of Target Companies.

(g) None of the Target Companies will at the Closing be a party to, or bound by, or have any material obligation under, any material Tax allocation or sharing agreement or have any material obligation under any Tax indemnity or Tax covenant (other than customary tax indemnity provisions such as those in leases, loan agreements and investment advisory agreements).

(h) None of the Target Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to Closing Date.

(i) No action has been taken by any Target Company in respect of which any consent or clearance from a Tax Authority was required, save in circumstances where such consent or clearance was validly obtained and where any conditions attaching thereto were met and will at the Closing continue to be met.

(j) No Target Company has made an election on United States IRS Form 8832 to change its default classification for U.S. federal income tax purposes.

Section 3.9 Transfer Taxes. All documents necessary to establish or register title to any material asset owned by any Target Company, and which documents are necessary for the purposes of the effective conduct by that Target Company of its business or of any material litigation to which that Target Company is party, and which are in the possession of any Target Company have been duly stamped and/or any stamp duty, stamp duty reserve tax, stamp duty land tax, or similar Transfer Tax (including interest or penalties) in respect of such documents has been paid.

Section 3.10 Value Added Tax. Each Target Company is registered for the purposes of VAT in any relevant jurisdiction and has been so registered at all times when it has been required to be so registered; each Target Company has, in all material respects, made, given, obtained and kept complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by any relevant Tax Authority to give security in respect of any such Tax.

Section 3.11 Deductions and Withholdings. Each Target Company has made all deductions in respect, or on account of, any Tax from any material payments made by it which it is obliged to make and it has accounted as required to the appropriate Tax Authority for (i) all amounts so deducted, and (ii) for any payroll Tax, national insurance, social security or similar contributions which it is required to make.

Section 3.12 Residence. (a) Each Target Company is and has at all times been resident in its jurisdiction of incorporation for Tax purposes and has never been treated in any Tax Return, or notified by any Tax Authority that it is to be treated, as resident in any other jurisdiction for Tax purposes.

(a) No material claim for Tax has been made in the last five (5) years by a Tax Authority against a Target Company in any jurisdiction where that Target Company does not file Tax Returns.

Section 3.13 Agency, etc. No Tax Authority has asserted that any Target Company has become an agent, manager or factor of, or fiscal representative of or for, any person not resident for Tax purposes in that Target Company’s jurisdiction of incorporation.

Section 3.14 Labor. (a) Except as disclosed on Section 3.14(a) of the Sellers’ Disclosure Letter, each employee of the Target Companies is employed to work primarily for the Target Business and there are no employees who work for the Target Business who are not employed by a Target Company or ING Bank Personeel B.V. Sellers shall cause the employee transfers described on Section 3.14(a) of the Sellers’ Disclosure Letter to be implemented prior to the Closing Date.

(a) As of the date of this Agreement, neither Target Company nor ING Bank Personeel B.V. has given notice of termination to or received written notice of resignation from any Senior Employee or any Company Employee with an annual base salary of greater than €100,000.

(b) Each of the Target Companies has complied (or caused ING Bank Personeel B.V. to comply) (i) with applicable Law which relate to employment, dealings with labour unions or works councils, payment of wages and classification of employees and independent contractors (or similar classifications in the appropriate jurisdiction) and (ii) with each obligation imposed by any collective bargaining agreement. The Sellers’ Representative and each Target Company has (as applicable) duly complied with, or has caused the due compliance by the relevant member of the ING Group, including ING Bank Personeel B.V., with, the consultation requirements under the Works Council Act (Wet op de ondernemingsraden), the European Works Councils Act (Wet op de Europese ondernemingsraden), the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000) and all other legal requirements, rules, and procedures on the provision of information to, consultant with, and co-determination of trade unions, employees or their representatives that apply to the transactions contemplated by this Agreement and the signing of this Agreement.

(c) As of the date of this Agreement, no Target Company or ING Bank Personeel B.V., is involved in any strike or industrial or trade dispute or negotiation regarding a claim with any trade union or other body representing employees or former employees of any Target Company which (in any of the foregoing cases) would be reasonably expected to have a Material Adverse Effect.

(d) None of the Target Companies or ING Bank Personeel B.V. is a party to or bound by any labor agreement, union contract or collective bargaining agreement and there are no labor unions or other organizations representing any Company Employee other than omnibus agreements covering substantially all employees in a jurisdiction pursuant to the Laws or customary practice of that jurisdiction respecting employees. As of the date of this Agreement, there are no labor unions or other organizations which have filed a petition with any Government Authority seeking certification as the collective bargaining representative of any Company Employee, and to the knowledge of the Sellers’ Representative, no labor union or organization is engaged in any organizing activity with respect to any Company Employee.

(e) Other than as set forth in Section 3.14(f) of the Sellers’ Disclosure Letter, no Target Company or ING Bank Personeel B.V. has been subject to at any time during the 12 months preceding the date of this Agreement or is, as of the date of this Agreement, subject to a requirement in respect of any of its employees to consult with appropriate representatives in relation to redundancies.

(f) The Data Room contains a list of all works councils and employee representative bodies which by Law or any collective bargaining agreement have the right to be informed and/or consulted on matters which affect the Company Employees.

(g) Unless disclosed in Section 3.14(h) of the Sellers’ Disclosure Letter, the Data Room contains, to the extent material, true and complete copies of all material recognition, procedural or other agreements with trade unions and other bodies representing the Company Employees or any of them for the purpose of collective bargaining or negotiating. There are no material outstanding applications for trade union recognition or de-recognition relating to any of the Company Employees.

Section 3.15 Retirement Benefit Arrangements and Benefits Plans. (a) Section 3.15(a) of the Sellers’ Disclosure Letter, sets forth a complete and accurate list of each material Benefits Plan, separately identifying which Benefits Plans are sponsored by the Target Companies (the “Company Benefits Plans”), which Benefits Plans are sponsored by the Sellers’ Representative and/or its Affiliates (excluding the Target Companies) but excludes any statutory social security or similar benefits sponsored or maintained by any Government Authority. Each Retirement Benefit Arrangement is separately identified on Section 3.15(a) of the Sellers’ Disclosure Letter. In addition, the Sellers’ Representative has made available true and complete copies of each material written Benefits Plan including all material amendments, or, to the extent no plan document exists, a summary of the material terms thereof; and, to the extent applicable: (i) the most recent determination letter; (ii) any summary plan description and other material written communications by the Sellers, ING Bank Personeel B.V., or any of the Target Companies to the Company Employees concerning the extent of the benefits provided under a Benefits Plan; (iii) a summary of any proposed amendments or changes anticipated to be made to the Benefits Plans at any time within the twelve (12) months immediately following the date hereof (excluding any amendments to be proposed in accordance with the terms of this Agreement), and (iv) for the three most recent years (A) the Form 5500 and attached schedules; and (B) audited financial statements for each Benefits Plan required to file such statements. Each material offer letter delivered to or entered into with a Company Employee is substantially in the form made available by the Sellers’ Representative and separately identified in Section 3.15(a) of the Sellers’ Disclosure Letter. As of the date of this Agreement, there is no material pending or, to the knowledge of the Sellers’ Representative, threatened, litigation relating to the Benefits Plans. No Target Company or ING Bank Personeel B.V. has any obligations for retiree health and life benefits under any Benefits Plan.

(a) Other than as set forth in Section 3.15(b) of the Sellers’ Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in conjunction with any subsequent event(s)) could (i) entitle any Company Employee to any severance, retention, bonus, or similar compensation or benefits or increase in severance, retention, bonus, or similar compensation or benefits as a result of termination of employment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any Benefits Plans to any Company Employee, (iii) limit or restrict the right of the Target Companies or ING Bank Personeel B.V. to merge, amend or terminate any of the Company Benefits Plans, or (iv) result in payments under any of the Company Benefits Plans which would not be deductible under Section 280G of the Code.

(b) Other than state or mandatory social security arrangements (or any other arrangement to which any of the Target Companies or ING Bank Personeel B.V. contribute in compliance with any applicable Law), the Retirement Benefit Arrangements identified on Section 3.15(c)(i) of the Sellers’ Disclosure Letter are the only arrangements, obligations or commitments under which the Target Companies or ING Bank Personeel B.V. provide, or could reasonably be expected to have any material Liability with respect to retirement, pension, pension contribution, death, disability, retiree medical benefits, accidental death benefits, life assurance or similar benefits or other financial obligations for current or former Company Employees. All material premiums that have fallen due on or before the Closing Date in respect of any of the Retirement Benefit Arrangements and/or previous Retirement Benefit Arrangements or any other material pension liabilities, past service costs or financial obligations with regard to any of the Retirement Benefit Arrangements and/or previous Retirement Benefit Arrangements (including employers’ contributions with regard to the health and medical care insurance for former employees) have been paid or are adequately provided for in the relevant financial statements in accordance with all applicable civil, tax and financial laws, regulations and practices. There has been no amendment to, announcement by the Target Companies or ING Bank Personeel B.V. or any of their respective subsidiaries relating to, or change in employee participation or coverage under, any Benefits Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Except as identified on Section 3.15(c)(ii) of the Sellers’ Disclosure Letter, the Retirement Benefit Arrangements are Defined Contribution Schemes, with no unfunded or underfunded liabilities.

(c) Each Benefits Plan was established and has been operated in all material respects in compliance with its respective terms, applicable Law and with all applicable funding requirements. All stock options and stock appreciation rights granted by any member of the ING Group to any Company Employee have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of applicable Law in the relevant jurisdiction.

(d) Each Benefits Plan, including each Retirement Benefit Arrangement, is maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States and no Company Benefit Plan is subject to US Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No event has occurred and no condition exists that would subject any Target Company either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m), or (o) of the Code), to any tax, fine, lien, penalty, or other Liability imposed by ERISA.

(e) No Target Company has participated as an employer in and no Target Company has been an associate of or connected with any employer other than another subsidiary of the Target Company in any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) which is within the scope of (i) the UK Pension Regulator’s powers under sections 38 to 51 of the Pensions Act 2004 or (ii) section 75 or section 75A of the Pensions Act 1995. For this purposes of this Section 3.15, “connected” and “associated” have the meanings ascribed to these terms in sections 249 and 435 of the Insolvency Act 1986.

(f) Other than set forth in Section 3.15(g) of the Sellers’ Disclosure Letter, as of the date of this Agreement, no current Company Employees are on (x) long-term disability leave, (y) leave under the Family Medical Leave Act of 1993 that is reasonably expected to progress into a short-term disability or long-term disability for (z) in the case of both clauses (x) and (y), substantially similar provisions of non-U.S. law.

(g) Section 3.15(h) of the Sellers’ Disclosure Letter sets forth the amounts granted to the Company Employees listed on Section 3.15(h) of the Sellers’ Disclosure Letter pursuant to the RPP, and any deferred compensation arrangements, as applicable.

Section 3.16 No Violation of Law; Required Licenses and Permits; Compliance. No Target Company is required to be registered as an “investment advisor” pursuant to the Investment Advisers Act and each of the Target Companies that is required to be registered as an investment adviser, a broker or dealer, a registered representative, or a transfer agent, or in a similar capacity with any Government Authority, is duly registered as such and each such registration is in full force and effect. No Target Company is or has been in violation of any applicable Law, except such violations as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.16 of the Sellers’ Disclosure Letter, each Target Company has all Permits necessary to entitle it to own or lease, operate and use its assets related to the Target Business and to carry on and conduct the Target Business substantially as conducted immediately prior to the date of this Agreement, except for those the absence of which would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Each Permit has been duly obtained, is valid and in full force and effect and is not subject to any pending or, to the knowledge of the Sellers’ Representative, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. None of the operations of the Target Business are being conducted in a manner that violates in any material respect any of the terms or conditions of any Permit, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. A list of all material Permits held by the Target Companies is set forth in Section 3.16 of the Sellers’ Disclosure Letter.

Section 3.17 Real Property. None of the Target Companies owns any real property. Section 3.17 of the Sellers’ Disclosure Letter sets forth a list of all real property that is material to the Target Companies and that is leased or subleased by a Target Company from any other Person (collectively, the “Leased Real Property”). Section 3.17 of the Sellers’ Disclosure Letter also sets forth the date of and name of each of the parties to such lease or sublease, license or other contractual obligations (as amended or otherwise modified and in effect, the “Leases”). Except as set forth on Section 3.17 of the Sellers’ Disclosure Letter, no Lease is a sublease.

Section 3.18 Intellectual Property. Section 3.18 of the Sellers’ Disclosure Letter sets forth all Patents, Trademarks and Copyrights for which ownership is registered, or an application for registration is pending, with a Government Authority in the name of one of the Target Companies (the “Scheduled Intellectual Property”). Except as set forth in Section 3.18 of the Sellers’ Disclosure Letter: (a) the Target Companies own all of the Scheduled Intellectual Property; (b) the Scheduled Intellectual Property is subsisting and, to the knowledge of the Sellers’ Representative, valid and enforceable; (c) to the knowledge of the Sellers’ Representative, the Target Business as currently conducted by each Target Company is not infringing, misappropriating or violating (“Infringing”) the Intellectual Property rights of any other Person; (d) to the knowledge of the Sellers’ Representative, no third party is Infringing, the Intellectual Property owned by the Target Companies; (e) the Target Companies have taken commercially reasonable measures, consistent with industry practices, designed to protect the secrecy and confidentiality of any and all Trade Secrets owned by the Target Companies; (f) the Target Companies use reasonable commercial efforts designed to protect and maintain the security of their material software, information technology systems and networks; and (g) since January 1, 2010, there has been no material breach in security of the Target Companies’ information technology systems that would require the Target Companies under applicable Law to give notice to any of their customers that their information has been compromised, except in each case of clauses (a) through (g) as would not reasonably be expected to have a Material Adverse Effect.

Section 3.19 Specified Contracts. (a) Section 3.19(a) of the Sellers’ Disclosure Letter contains a true and complete list of each of the following Contracts (including all material amendments thereto), in each case as in effect as of the date of this Agreement, to which a Target Company is a party (the “Specified Contracts”):

(i) Indebtedness. Any Contract in respect of indebtedness for borrowed money which creates payment obligations of, or from any party to, the Asia Target Companies or the Europe Target Companies in excess of, for each Business Unit, $250,000 in the aggregate;

(ii) Future Payment Obligations. Any Contract which creates future payment obligations of, or from any Person to, the Asia Target Companies or the Europe Target Companies in excess of $250,000 for each Business Unit and which by its terms does not terminate or is not terminable without penalty by any of the Target Companies upon notice of 90 days or less;

(iii) Required Loans. Any Contract relating to an obligation by the Asia Target Companies or the Europe Target Companies to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than investments in the Ordinary Course) in excess of, for each Target Company, $250,000;

(iv) Guarantees. Any Contract under which a Target Company has directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness for borrowed money or Liabilities of any Person (other than another Target Company) other than in the Ordinary Course;

(v) Non-Competes; Non Solicits; Exclusivity Provisions. Any Contract containing covenants limiting the freedom of the Target Companies to compete or operate in any line of business or to solicit customers or to solicit or hire employees in any geographic region or with or from any Person;

(vi) Advisory/Management Agreements. Any Existing Advisory Contract;

(vii) Fee Arrangements. Any Contract (other than an Advisory Contract or Side Letter) to cap fees, share or pay fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder, in each case, the amount of which would reasonably be expected to be material to the Target Companies, taken as a whole (including, notwithstanding anything to the contrary in this Section 3.19(a), any Contract with a Target Company to which any Fund or Fund Subsidiary is a party with respect to the foregoing);

(viii) Employment Agreements. Any employment, severance, consulting or management Contract covering any officer, director, independent contractor, consultant or employee of any of the Target Companies or any Dutch Employee of ING Bank Personeel B.V. , who is expected to earn aggregate compensation and distribution in excess of $200,000 annually;

(ix) Fund Documents. Any Fund Document;

(x) Most Favored Nation Provisions. Any Contract that contains most favored nation (or similar) provisions or grants any exclusive redemption or withdrawal rights, fee concessions, fee matching rights, rights of first refusal, rights of first negotiation, or similar rights to the exclusive benefit of any Person (“MFN Rights”);

(xi) Contingent Payment Obligations. Any Contract that is for an acquisition or disposition pursuant to which any of the Target Companies has continuing indemnification, “earn out” or other contingent payment obligations;

(xii) Operation and Management Agreements. Any Contract that is a limited liability company agreement, limited partnership agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture to which any of the Target Companies is a party; and

(xiii) Intellectual Property. Any license or Contract under which (A) any of the Target Companies is permitted by a third party to use any Intellectual Property (excluding any “shrink wrap” or “click through” licenses for unmodified commercially available software) and (B) a third party is permitted to use any Intellectual Property owned by the Target Companies, in each case of (A) and (B), that is material to the Target Companies, taken as a whole.

(b) The Sellers’ Representative has made available to the Purchasers’ Representative a true and correct copy of each Specified Contract, including all material amendments thereto in effect on the date of this Agreement. As of the date of this Agreement, each Specified Contract is in full force and effect, and is valid and binding on the relevant Target Company and, to the knowledge of the Sellers’ Representative, on each other party thereto. As of the date of this Agreement, in respect of each Specified Contract, there does not exist, and (to the knowledge of the Sellers’ Representative) there has not been alleged (in writing) to exist, (i) any breach or default or (ii) event or condition which (with or without notice or lapse of time or both) would reasonably be expected to result in a breach or default, in each case, (i) and (ii), on the part of the relevant Target Company to the extent such breach, event or condition would reasonably be expected to be, individually and in the aggregate material to the Target Companies, taken as a whole. As of the date of this Agreement, no Target Company has received any written notice of an intention, to terminate, not renew or challenge the validity or enforceability of any Specified Contract, the termination of which or failure to renew or challenge of which would reasonably be expected to be material to the Target Companies, taken as a whole.

Section 3.20 Investment Advisor Activities. (a) Section 3.20(a) of the Sellers’ Disclosure Letter sets forth a list, which is correct and complete in all material respects, listing each Fund and Client in existence as of December 31, 2010, and with respect to each Fund and Client, except as set forth on Section 3.20(a) of the Sellers’ Disclosure Letter, the annualized management fees including fee adjustments payable to each Target Company in effect as of the date hereof is set forth in the columns designated “Fee Rate Schedule”, “Gross Annualized Management Fees” and “Fee Adjustments” on Annex 3 (Management Fees and Assets Under Management).

(a) Except as set forth in Section 3.20(a) of the Sellers’ Disclosure Letter, as of the date of this Agreement no existing Client nor any investor in any Fund (or, in the case of any Client or investor in any Fund that is a collective investment vehicle, underlying investors therein, as applicable) has informed any of the Target Companies or Funds in writing of its intention to terminate or materially reduce its investment relationship with the Target Business, or adjust the fee schedule with respect to any Advisory Contract in a manner which would reduce the fees payable to the Target Companies or Funds in connection with such investor or Client relationship. As of the date of this Agreement, there are no Contracts (other than Advisory Contracts and Side Letters set forth on Section 3.20(a) of the Sellers’ Disclosure Letter) related to the Target Business pursuant to which any Target Company or Fund has undertaken or agreed to (x) any amount constituting non-recurring revenue, including any fee arrangement contingent on exceeding pre-established performance targets, such as incentive fees earned if performance exceeds a benchmark or (y) waive redemption charges or lock-up periods, disclose portfolio holdings, require a Fund to provide additional periodic reports or quarterly tax estimates or contain any other significant variations or concessions.

(b) Since January 1, 2009, each account of all Clients and Funds has been operated in all material respects in compliance (other than any non compliance that has been satisfactorily remedied or which would not reasonably be expected to be material to the Target Companies, taken as a whole) with the terms of the relevant Advisory Contract under which a Target Company acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, such Existing Account and New Account.

Section 3.21 Funds and Clients. (a) Each Fund is, and at all times since its launch date has been, in all material respects duly organized, and validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization, and has, and at all times since its launch date has had, in all material respects the requisite power, right and authority to carry on its business as it is now being conducted in each jurisdiction where it is organized (except where such lack of authorization would not reasonably be expected to be material to the Target Companies, taken as a whole).

(a) Each Fund is not required to register with the SEC as an investment company under the Investment Company Act, and is duly registered with any other foreign Government Authority requiring a similar registration.

(b) Each Fund is in compliance, and has been operated since its launch date in compliance, if and to the extent applicable, in all material respects with all applicable Laws and Fund Documents, and all investments were made in compliance in all material respects with the investment strategies and restrictions set forth in such Fund’s Fund Documents.

(c) The Sellers’ Representative has made available to the Purchasers’ Representative true and complete copies of the financial statements for each of the Funds for its most recent audited fiscal year ended on or prior to December 31, 2009 (the “Fund Financial

Statements”). Each of the Fund Financial Statements fairly presents, in all material respects, the financial position of such Fund as of the date thereof and its results of operations and changes in net assets for the period then ended and with respect to those Funds that report in GAAP, in accordance with GAAP, and with respect to those Funds that report under any other accounting standards, in accordance with such accounting standards.

(d) Except as set forth in Section 3.21 of the Sellers’ Disclosure Letter, the Sellers’ Representative has made available to the Purchasers’ Representative the prospectus or other similar principal offering document (each as amended or supplemented through the date hereof, a “Prospectus”) relating to each Fund. Each such Prospectus complies with the requirements of applicable Law, except for such non-compliance as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies taken as a whole. Each Fund, since January 1, 2009, has timely filed (to the extent required) all Prospectuses, financial statements, other forms, reports, sales literature, and advertising, and any other documents required to be filed with the applicable Government Authority (the “Government Reports”), except where the failure to file has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies taken as a whole. The Government Reports have been prepared in accordance with the requirements of applicable Law, except for such non-compliance which has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies taken as a whole.

(e) There are no judgments, injunctions, court orders or other judicial or administrative mandates outstanding against any of the Funds or any officer or trustee thereof relating to the activities of the Funds except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

(f) Neither the execution, delivery and performance of this Agreement by any of the Sellers, nor the consummation by the Sellers and their Affiliates of the Transactions, will (i) at the Closing, and subject to the satisfaction of the requirements set forth in Annex 2 (Assignment Requirements) and any other consents obtained by the Sellers’ Representative, Target Company, Fund or Fund Subsidiary on or prior to the Closing (assuming the receipt of approvals set forth in Section 4.4 of the Purchasers’ Disclosure Letter), conflict with, result in a breach or violation of, result in a material modification of the terms or conditions of, or result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under or cause an adverse effect under, any Fund Document or Advisory Contract, or (ii) subject to the receipt or the satisfaction of the requirements set forth in Annex 2, violate any Law or Governmental Order applicable to the Target Companies or any of the Funds or their respective businesses, assets or properties except in each case (i) and (ii) as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

(g) Each Fund that is required to be registered under any applicable Law has so registered and has, to the extent required by such applicable Law, written policies and procedures that are reasonably designed to prevent material violations of applicable Law, and no such violations have been detected other than those that have been satisfactorily remedied or are in the process of being satisfactorily remedied or would not reasonably be expected to be material to the applicable Fund.

(h) To the extent any Target Company has acted as a fiduciary (within the meaning of ERISA) with respect to the assets of any Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any Person whose assets are “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, such Target Company has acted in compliance with the applicable requirements of ERISA, except for any failure to act in compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole. To the extent any such Target Company has relied upon any statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code, such Target Company is eligible to rely on such exemption and has satisfied the requirements of such exemption, except for any failure to be so eligible or to so satisfy as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

(i) Except as set forth on Section 3.21(j) of the Sellers’ Disclosure Letter, no Target Company has any obligation, contingent or otherwise, to return all or a portion of any Performance Fee pursuant to any Advisory Contract or the governing documents of any Fund.

(j) Each Fund has timely filed or caused to be timely filed all material Tax Returns required to be filed for it with the applicable Tax Authority. Each such Tax Return is true and complete in all material respects. Each Fund has paid in full the Taxes shown to be due from it on such Tax Returns. With respect to each Fund, no material dispute or disagreement is outstanding with any Tax Authority regarding a material liability to Tax, and no Fund has been made aware in writing by any Tax Authority of any pending or threatened material Tax audit or administrative or court proceeding regarding a material liability to Tax. Each Fund has complied, in all material respects, with all information reporting and withholding provisions imposed by the Code and any applicable similar provisions of state, local and foreign Tax Law.

Section 3.22 Fund Investments. (a) Organization, etc. Each Fund Subsidiary is duly organized, and validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its organization, and has the requisite power, right and authority to carry on its business as it is now being conducted in each jurisdiction where it is organized (except where such lack of authorization would not reasonably be expected to be material to the Target Companies, taken as a whole).

(a) Each Fund Subsidiary is in compliance in all material respects with all applicable Laws other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date of this Agreement, except as set forth on in Section 3.22(c) of the Sellers’ Disclosure Letter, (A) each Fund Subsidiary is not in default in the performance, observance or fulfillment of any of the terms or conditions of its Fund Subsidiary Agreements and such documents are in full force and effect except where such default would not reasonably be expected to be material to the Target Companies, taken as a whole, and (B) none of the

Sellers, Funds or Fund Subsidiaries has received any written notice of any default by any other Person party to any of its Fund Subsidiary Agreements and (C) no party to any of the Fund Subsidiary Agreements (including any investor, partner, member or holder of any direct or indirect interest in any Fund Subsidiary) has exercised any termination rights with respect thereto or notified the Sellers in writing of their intent to exercise any right, or commence any effort to, remove or replace any Fund Subsidiary as the general partner, managing member, or asset or property manager thereof, in each case, except where such actions would not reasonably be expected to be material to the Target Companies, taken as a whole.

(c) Existing Debt. (i) Section 3.22(d) of the Sellers’ Disclosure Letter sets forth a list that is true, correct and complete in all material respects of all material loans, borrowings, debentures, and hedging contracts of the Funds and Fund Subsidiaries as of December 31, 2010 (the “Existing Debt”), including the scheduled maturity dates of such Existing Debt. The Sellers’ Representative has made available to the Purchasers’ Representative true, correct and complete copies of all material documents evidencing or securing the Existing Debt (the “Existing Loan Documents”).

(i) Except as set forth on Section 3.22(d)(ii) of the Sellers’ Disclosure Letter as of the December 31, 2010, (A) none of the Funds or Fund Subsidiaries has received written notice from the relevant counterparties of any default, violation or breach of any material provision of any Existing Loan Document, including any applicable debt service coverage ratio, liquidity requirement, restrictive covenant or loan to value requirements contained therein, and (B) no payment obligations on any Existing Debt of the Fund or Fund Subsidiaries are past due under any Existing Loan Document.

(d) Title to Fund Investments. Except as set forth in Section 3.22(e) of the Sellers’ Disclosure Letter, as of the date of this Agreement, to the knowledge of the Sellers’ Representative, each Fund and Fund Subsidiary has good title (or the equivalent ownership interest in the applicable jurisdiction) or trust beneficial interest to all the material investment listed in the most recent Prospectus (unless subsequently transferred) by such Fund and Fund Subsidiary, except in each case to the extent such failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies taken as a whole.

(e) Actions. Except as set forth on Section 3.22(f) of the Sellers’ Disclosure Letter, as of December 31, 2010, there was no Litigation pending or, to the knowledge of the Sellers’ Representative, threatened against any Fund or Fund Subsidiary or any of the assets owned or used by any of them including any Litigation which might materially adversely affect the ownership, use, occupancy, value, operation or title of any of the investments of any Fund or Fund Subsidiary except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

(f) Redemptions. Section 3.22(g) of the Sellers’ Disclosure Letter sets forth a list which is true and complete in all material respects of all written redemption requests as of January 28, 2011, including the date of such request and the amount to be redeemed other than with respect to any holdback permitted under the relevant Fund Documentation, from a Client or any investor in any Fund that is outstanding and has not been fulfilled, in whole or in part, as of January 28, 2011.

Section 3.23 Finder’s Fees. Except for Morgan Stanley & Co. Limited and ING Bank N.V., London Branch, whose fees will be paid by the Sellers or members of the ING Group, there is no other investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers or any other member of the ING Group who would be entitled to any fee or commission from the Sellers or any other member of the ING Group in connection with the Transactions.

Section 3.24 Insurance. The Target Companies, as of the date of this Agreement, maintain the insurance policies and coverages related to the Target Business set forth in Section 3.24 of the Sellers’ Disclosure Letter, and all such policies are in full force and effect. Between January 1, 2008 and the date of this Agreement, the Target Companies have not received in writing any notice of cancellation or termination or denial of coverage with respect to any such policy except to the extent such policy has expired and been replaced in the ordinary course of business consistent with past practice. As of the date of this Agreement, there are no material outstanding claims related to the Target Business under any insurance policy or default with respect to the provisions in any such policy. No member of the Sellers’ Group or any of their Affiliate maintains any occurrence based insurance policies covering the Target Business other than such occurrence based policies entered into by any Target Company.

Section 3.25 Transactions with Affiliates. Except as listed in Section 3.25 of the Sellers’ Disclosure Letter, none of the Sellers, any Affiliate of the Sellers (except the Target Companies in respect of the Target Business) or any present or former director, officer or employee of Sellers or the Target Business, or any member of such officer’s, director’s or employee’s immediate family, or any Person controlled by such officer, director or employee or his or her immediate family (each of the foregoing, a “Related Party”) is a party to any material loans, leases or other material Contracts or transactions with the Target Business, or any of the Target Companies (each of the foregoing, a “Related Party Contract”).

Section 3.26 Sufficiency of Assets. At the Closing, the assets, rights and properties of the Target Companies together with the rights of the Target Companies under the Transaction Documents and the licenses provided in Section 5.11 (Interest in Intellectual Property) will, in the aggregate, constitute in all material respects the assets, rights and properties necessary to conduct the Target Business as conducted on the date hereof on the same terms as the Sellers operated the Target Business in the Ordinary Course prior to the date hereof and as reflected in the Financial Statements, except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

Section 3.27 Foreign Corrupt Practices Act. No Seller or Target Company, nor, to the knowledge of the Sellers’ Representative any of their directors, officers, agents, employees, consultants or contractors or other persons acting on behalf of any such person has, directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities) or any political party or candidate for political office (collectively, a “Proscribed Recipient”) for the purpose of, (i) influencing any act or decision of such Proscribed Recipient, (ii) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her or its influence with a Government Authority to affect or influence any act or decision of such Government Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any person, except as would not be reasonably be expected to be material to the Target Companies, taken as a whole. The Sellers and the Target Companies have been at all times in compliance with the U.S. Foreign Corrupt Practices Act (the “FCPA”) and any other anti-bribery or anti-corruption law including with respect to requirements to maintain internal controls, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. The Sellers and the Target Companies are in compliance with all applicable Laws relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments, except as would not be reasonably be expected to be material to the Target Companies, taken as a whole. Such persons maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with such Laws.

Section 3.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and the certificate set forth in Section 6.2(c) (subject to the qualifications set forth in this Agreement and as modified by the Sellers’ Disclosure Letter), none of the Sellers, nor any other member of the ING Group, nor any other Person makes any other express or implied representation or warranty on behalf of the Sellers’ Group or the ING Group, and the Sellers and the ING Group disclaim any other representations or warranties, whether made by any Target Companies, the Sellers’ Group, the ING Group or any of their respective subsidiaries, holding companies or Representatives of any of the foregoing. For the avoidance of doubt, the Sellers do not give or make any warranty or representation regarding the accuracy or reasonableness of any document, forecasts, estimates, projections, or statements of intent or statements of opinion, provided by any Person to any member of the Purchasers’ Group, or any of their respective Representatives on or prior to the date of this Agreement, including in the Project Adobe Information Memorandum, dated July 2010, relating to the Target Business, any “Q&As” and management presentations, the Financial Overview Documents and any other information made available in the Data Room or communicated or furnished orally, in writing or otherwise. None of the Sellers, nor any other member of the ING Group, nor any other Person makes any representations or warranties to the Purchasers regarding the probable success or profitability of the Target Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Except as set forth in the Purchasers’ Disclosure Letter, the Purchasers’ Representative represents and warrants to the Sellers’ Representative as of the date hereof as follows:

Section 4.1 Organization, Authorization, Enforceability. (a) Organization. Each Purchaser is duly organized, validly existing and (where applicable) in good standing under the laws of its respective jurisdiction of incorporation.

(a) Corporate Authorization. Each member of the Purchasers’ Group that is a party to this Agreement or any other Transaction Document has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of each of the Transaction Documents to which any member of the Purchasers’ Group is a party have been duly and validly authorized by all necessary corporate action on the part of such members of the Purchasers’ Group and no other action on the part of such members of the Purchasers’ Group is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents.

(b) Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any member of the Purchasers’ Group is a party (each where applicable) by such members of the Purchasers’ Group and the consummation by such members of the Purchasers’ Group of the Transactions, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of such member of the Purchasers’ Group, and (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings referred to in Section 6.1, violate or result in a breach of or constitute a default under any Law to which such member of the Purchasers’ Group is subject, other than, in the case of subsection (ii), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses, violations or Encumbrances that would not materially and adversely impair or delay its ability to consummate the Transactions.

(c) Binding Effect. This Agreement, when executed and delivered by the Sellers, and each of the other Transaction Documents to which a Purchaser is a party, when executed and delivered by the Sellers will constitute valid and legally binding obligations of the Purchasers (in the case of the Agreement) or such Purchasers (in the case of any Transaction Document other than the Agreement), enforceable against such Person in accordance with its respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.2 Financing. The Purchasers will have at the Closing funds sufficient to pay the amounts required to be paid under Section 2.2 (Share Purchase Price) of this Agreement at the Closing, and to pay all other amounts, costs, fees and expenses related to the Transactions.

Section 4.3 Solvency. Each Purchaser is solvent and able to pay its debts as they fall due and (assuming the accuracy of the representations and warranties in Article III hereof at Closing and compliance by the Sellers with their covenants hereunder) will not become insolvent or unable to pay its debts as they fall due as a consequence of its execution of this Agreement or its performance of its obligations contained herein.

Section 4.4 Approvals. Other than in connection with: (a) those Antitrust Laws that are set forth in Section 4.4 of the Purchasers’ Disclosure Letter and (b) such other Laws that are set forth in the Purchasers’ Disclosure Letter, no member of the Purchasers’ Group is required to (w) obtain any authorization, waiver, consent or approval of, (x) make any filing or registration with, (y) give any notice to or (z) take any other action for, with or on account of, any Government Authority in connection with or as a condition to the execution, delivery and performance by such member of the Purchasers’ Group of this Agreement and the other Transaction Documents and the Transactions, other than any authorization, waiver, consent, approval, filing, registration or notice the failure of which to obtain, make or give would not reasonably be expected to materially impair or delay the ability of the Purchasers to consummate the Transactions.

Section 4.5 Finder’s Fees. Except for any fees for the account of the Purchasers, whose fees will be paid by the Purchasers or other members of the Purchasers’ Group, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchasers or any other member of the Purchasers’ Group who would be entitled to any fee or commission from the Purchasers in connection with the Transactions.

Section 4.6 No Litigation. As of the date of this Agreement, there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation by any Person pending and served or, to the Purchasers’ Representative’s knowledge, threatened against the Purchasers that would reasonably be expected to materially impair or delay the ability of the Purchasers to consummate the Transactions.

Section 4.7 Filings. None of the information regarding the Purchasers’ Group or any of its associates supplied by the Purchasers’ Group in writing for inclusion in any application, filing or other document to be filed with any Government Authority in connection with the Transactions will, at the respective times such documents are filed with any such Government Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein regarding the Purchaser, in light of the circumstances under which they were made, not misleading.

Section 4.8 No Other Representations/Non-Reliance. The Purchasers acknowledge that the Sellers have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III (Representations and Warranties of Sellers) and the certificate set forth in Section 6.2(c), and that the Purchasers are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article III (Representations and Warranties of Sellers) and the certificate set forth in Section 6.2(c).

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Purchasers’ Representative nor any other Person makes any other express or implied representation or warranty on behalf of the Purchasers’ Representative.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Target Business. (a) Except as set forth in Section 5.1 of the Sellers’ Disclosure Letter, between the date hereof and the Closing, the Sellers’

Representative shall cause the Target Companies and, with respect to matters related to Dutch Employees, ING Bank Personeel B.V. to (except in each case as referred to in Section 5.3 (Exceptions) or (z) as may be approved by the Purchasers’ Representative in writing, such approval not to be unreasonably withheld, conditioned or delayed (except in the case of subsection (xi) below)) (A) carry on the Target Business in the Ordinary Course, (B) use commercially reasonable endeavours to preserve substantially intact the business organization of the Target Business and keep available the present services of the Company Employees, (C) defend all Litigation and (D) to preserve the goodwill and significant business relationships of the Target Companies with customers, suppliers and other Persons with which the Target Companies have significant business relations, in each case in the Ordinary Course, and the Sellers’ Representative shall cause the Target Companies and, with respect to matters related to Dutch Employees covered by subsections (x), (xv), and (xvi) below, ING Bank Personeel B.V., without limiting the generality of the foregoing, not to:

(i) acquire or agree to acquire any shares or other interest in any company, partnership or other venture (other than in another Target Company);

(ii) sell, pledge, transfer, dispose of, assign, encumber (other than Permitted Encumbrances), create, allot or issue, or grant an option to subscribe for, any share capital of or any interest in any Target Company or any rights with respect thereto, any security convertible into or representing a right to acquire such shares of any Target Company, or enter into any agreement, call or commitment of any character that would obligate it to do any of the foregoing, in each case, except as required to consummate the Transactions;

(iii) amend any material provision of the documents that establish legal existence or that govern the internal affairs of a Target Company, or of any material term of any outstanding security issued by any Target Company;

(iv) merge or consolidate any Target Company with any Person (other than another Target Company), or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Target Company;

(v) other than in the Ordinary Course, form, organize or sponsor any Fund (other than forming, organizing and/or sponsoring a Permitted Fund on terms consistent with past practice), or make any material amendment or modification to the Fund Documents of any Fund;

(vi) initiate or settle any Litigation or other proceeding pending or threatened resulting in a payment in excess of $300,000 with respect to each Business Unit or resulting in any material restriction on the operation of the Target Business;

(vii) authorize or make any new capital expenditure or series of related new capital expenditures, except such capital expenditures of less than $300,000 with respect to each Business Unit, or that are in the Ordinary Course;

(viii) (A) incur any indebtedness for borrowed money or enter into any swap or other off-balance transactions or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, in each case, other than Ordinary Course short-term borrowings in an amount not to exceed $300,000 with respect to each Business Unit, or borrowings made among Target Companies, (B) other than in the Ordinary Course, sell or subject any of the material assets of any Target Company to any material Encumbrances (other than Permitted Encumbrances), (C) other than investments in marketable securities in the Ordinary Course, make any material loans, advances or capital contributions to, or investments in any other Person, except with another Target Company or (D) forgive any indebtedness for borrowed money;

(ix) enter into any Contract that would be a Related Party Contract if such Contract were entered into prior to the date hereof;

(x) other than in the Ordinary Course, modify, amend, terminate any Specified Contract (other than an Advisory Contract), or enter into any Contract that would be a Specified Contract (other than an Advisory Contract) if entered into prior to the date hereof, or waive, release or assign any material rights or claims thereunder;

(xi) amend, terminate or revise any Advisory Contract or Side Letter to reduce, waive or agree to offset any fee (including any applicable fee or Performance Fee) or reimburse any expenses payable under such Advisory Contract or Side Letter to any of the Target Companies or Funds or offer or commit to any Fund or Client any payment or any reduced fee, fee waiver, fee discount, rebate, reimbursement or similar arrangement or waive or reduce or agree to reduce any unfunded commitment of any investor in any Fund, or enter into any Advisory Contract in respect of any New Account other than with respect to such New Accounts on materially similar terms as to the Existing Advisory Contracts and in a manner consistent with past practice;

(xii) authorize or make any material change in the respective accounting policies or methods of any Target Company or Fund except as may be required by GAAP, IFRS or applicable Law, as applicable;

(xiii) subject to the Target Companies’ fiduciary duties to the Funds under applicable Law, change or agree to change in any material respect the investment policies of any Fund;

(xiv) sell, license, transfer or otherwise dispose of, or allow the expiration or lapse of, any material Intellectual Property owned by the Target Companies;

(xv) solicit or hire, or assist any other Person to solicit or hire, any Senior Employee to leave his or her employment with the Target Business or to accept any other position or employment with the Sellers or any Affiliate of the Sellers (other than the Target Companies);

(xvi) except as required to comply with any Benefits Plan or applicable Law, (A) increase the compensation or fringe benefits of any Company Employee (except for annual, promotion-related or merit-based increases in salary or hourly wage rates for Company Employees having an annual salary below €150,000, in the ordinary course consistent with past practice or with respect to Company Employees having an annual salary above €150,000, as set forth in Section 5.1(a)(xvi) of the Sellers’ Disclosure Letter), or the payment of accrued or earned but unpaid bonuses in accordance with the terms of the applicable Benefits Plan, provided, however, that the aggregate 2010 bonus payments will not exceed or be materially less than the aggregate amount as set forth on Section 5.1(a)(xvi) of the Sellers’ Disclosure Letter); (B) grant any new severance or termination pay to any Company Employee; (C) other than as set forth on Section 5.1(a)(xvi) of the Sellers’ Disclosure Letter hire or promote any Company Employee with an annual base salary of greater than €100,000, other than to fill vacancies, or terminate any such Company Employee other than for cause; (D) loan or advance any money or other property to any Company Employee; (E) other than as provided for in Section 5.6 or as set forth on Section 5.1(a)(xvi) of Sellers’ Disclosure Letter, establish, adopt, enter into, or terminate any Benefits Plan or Retirement Benefit Arrangement, or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefits Plan or Retirement Benefit Arrangement if it were in existence as of the date of this Agreement, or amend any Benefits Plan or Retirement Benefit Arrangement so as to materially increase the obligations of any Target Company to fund any such Benefits Plan or Retirement Benefit Arrangement; (F) grant any equity or equity-based awards; or (G) deviate from the existing practices in dealing with the labor union or works councils covering Company Employees in any material respects;

(xvii) make or change any material non-routine Tax election, change an annual accounting period that applies solely for Tax purposes except as required by applicable Law provided that the Sellers’s Representative shall notify the Purchasers’ Representative as soon as reasonably practicable if it is relying on this exception, adopt or change any accounting method that applies solely for Tax purposes with respect to material Taxes except as required by applicable Law provided that the Sellers’ Representative shall notify the Purchasers’ Representative as soon as reasonably practicable if it is relying on this exception, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to any of the Target Companies, surrender any right to claim a refund of material Taxes (except as required by Law provided that the Sellers’ Representative shall notify the Purchasers’ Representative as soon as reasonably practicable if it is relying on this exception), or (b) file any amended material Tax Return (except as required by applicable Law provided that the Sellers’ Representative shall notify the Purchasers’ Representative as soon as reasonably practicable if it is relying on this exception), consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any of the Target Companies, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax, to the extent any such action listed in (b) is reasonably expected to materially adversely affect any member of the Purchasers’ Group;

(xviii) file a voluntary petition for bankruptcy;

(xix) reduce or agree to reduce any investors’ unfunded commitments in any Fund other than to the extent required by the existing Fund Documents;

(xx) initiate or threaten any Litigation against any Client or any investor in any Fund; or

(xxi) wind up, terminate or dissolve any Fund except a Terminated Fund;

(xxii) amend, modify or terminate any of the ING Insurance Investment Management Agreement, the ING Insurance Trademark License Agreement, the ING Insurance Non-compete Agreement or the Clarion Partners Non-Solicitation/Non-Competition Agreement.

It being understood that, with respect to the prohibitions set forth in Sections 5.1(a)(i) to 5.1(a)(xxii), any exceptions to such prohibition specified therein that does not require the approval of the Purchasers’ Representative shall be deemed to be in the Ordinary Course. For the avoidance of doubt the provisions set forth in this Section 5.1 do not apply to or restrict the activities or operations of any Fund or any Fund Subsidiary except with respect to subclauses (xiii) and (xxi) only to the extent that such provisions restrict the actions of the managing member, general partner or other Person controlling any Fund or Fund Subsidiary.

(b) The Purchasers’ Representative will, promptly following the date of this Agreement, designate two (2) individuals from either of whom the relevant Sellers may seek written approval to undertake any actions not permitted to be taken under this Section 5.1 as well as in respect of communications under Section 5.8 (Client Approvals) and will ensure that such Persons will respond, on behalf of the Purchasers’ Representative to the Sellers’ Representative’s (or to the relevant Sellers’) written requests within five (5) Business Days.

Section 5.2 Conduct of the Fund Business. The Sellers’ Representative undertakes to procure that, between the date hereof and the Closing, the Target Companies (except in each case as referred to in Section 5.3 (Exceptions) or as may be approved by the Purchasers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed)) shall operate each Fund in the ordinary course in a manner in all material respects consistent with past practice and in compliance in all material respects with the investment strategies and restrictions set forth in such Fund’s Fund Documents.

Section 5.3 Exceptions. Notwithstanding anything to the contrary in Section 5.1 (Conduct of the Target Business), Section 5.2 (Conduct of the Fund Business), or any other provision of this Agreement or any other Transaction Document, no member of the Sellers’

Group, Fund or Fund Subsidiary shall be prevented from undertaking, be required to obtain the Purchasers’ Representative’s consent in relation to, any of the following:

(a) any matter required by Law (including any fiduciary duty thereunder);

(b) the performance of an obligation existing as at the date hereof

(c) the performance of any instruction given by any client to the extent the performance of such instruction is pursuant to an existing obligation;

(d) the extraction of cash from any Target Company (including, by way of share buyback or distributions (such as dividends, loans or advances)) in each case in a manner that would not violate applicable regulatory minimum capital requirements;

(e) the contribution of any funding to any Target Company, Fund, Fund Subsidiary or Permitted Fund pursuant to any Advisory Contracts or Fund Documents; and/or

(f) the termination or formation of any fiscal unity in the Netherlands as contemplated by Clause 13 of the Tax Deed.

Section 5.4 Cooperation. (a) The Sellers’ Representative and the Purchasers’ Representative shall reasonably cooperate and shall, and the Sellers’ Representative shall cause the other members of the Sellers’ Group to, and the Purchasers’ Representative shall cause the other members of the Purchasers’ Group to, use their respective commercially reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to satisfy the conditions set forth in Article VI (Conditions to Closing) of this Agreement and to consummate and make effective the Transactions as promptly as reasonably practicable, including on the part of the Sellers and the Purchasers, preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable and in any event prior to the Final Closing Date all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations necessary to be obtained from any third party and/or any Government Authority in order to consummate the Transactions (including, if required, the statement of no objection referenced in Section 6.1(d) hereof); provided, however, that neither the Purchasers’ Representative nor the Sellers’ Representative shall, and shall cause the Sellers’ Group (in the case of the Sellers’ Representative) and the Purchasers’ Group (in the case of the Purchasers’ Representative) not to, make any initial filing for any such notice, report or filing in respect of consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, permits and authorizations without the prior written consent of the other, such consent not to be unreasonably withheld, conditioned or delayed; provided further that each of the Sellers’ Representative and the Purchasers’ Representative agree to reasonably consult with each other in advance of the relevant filing and agree to consider and reasonably take into account the views of the other in connection with such filing. Without limiting the generality of the foregoing, each of the Sellers’ Representative and the Purchasers’ Representative shall, and the Sellers’ Representative shall cause the other members of the Sellers’ Group to, and the Purchasers’ Representative shall cause each member of the Purchasers’ Group to, make as promptly as reasonably practicable all filings and submissions required under any applicable Law in connection with this Agreement and the other Transaction Documents and the Transactions, and file promptly any additional information requested under any applicable Law in connection with this Agreement and the other Transaction Documents and the Transactions, after receipt of the request therefor.

(a) In no event shall any member of the Purchasers’ Group be required to agree to any divestiture or to proffer its willingness to effect any divestiture, or to agree to any other requirements or condition imposed on any member of the Purchasers’ Group or any requirement, condition or request of any Government Authority. In addition, nothing in this Agreement shall obligate any member of the Purchasers’ Group to agree to any remedy not conditioned on the consummation of the Closing.

(b) The Sellers’ Representative and the Purchasers’ Representative shall reasonably cooperate and shall, and the Sellers’ Representative shall cause the other members of the ING Group to, and the Purchasers’ Representative shall cause the other members of the Purchasers’ Group to, use their respective commercially reasonable endeavours to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary to satisfy the condition to closing set forth in Section 6.1(c). Notwithstanding the foregoing, none of the Sellers’ Representative nor any member of the ING Group shall offer or accept any terms or conditions with respect to the Dutch Employees to any works council, trade union or similar representative body in connection with the consultation requirements under the Works Council Act (Wet op de ondernemingsraden), the European Works Councils Act (Wet op de Europese ondernemingsraden), the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000) and all other rules and procedures on co-determination of trade unions, employees or their representatives that are necessary to effect the Transactions without the prior approval of the Purchasers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed). The Sellers’ Representative shall, and shall cause the other members of the Sellers’ Group to, reasonably consult with the Purchasers’ Representative prior to engaging in any material communications with any such council, trade union or similar representative body referenced above, provided such communications relate to the Transactions and may reasonably be expected to affect the future relationships of the Purchasers with such council, trade union or similar representative body.

(c) Without limiting the generality of this Section 5.4, the Sellers’ Representative and the Purchasers’ Representative shall reasonably cooperate with each other and shall each furnish to the other all information reasonably necessary or desirable in connection with making any application or other filing required to be made pursuant to any Law, and in connection with resolving any investigation or other inquiry by any Government Authority under any Laws, in each case, with respect to the Transactions. Each of the Sellers’ Representative and the Purchasers’ Representative shall as promptly as reasonably practicable inform the other, of any communication with, and any proposed understanding, undertaking or agreement with, any Government Authority regarding any such filings or any such transaction. The Sellers’ Representative and the Purchasers’ Representative shall consult and reasonably cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any member of the Sellers’ Group or the Purchasers’ Group in connection with all meetings, actions and proceedings under or relating to any Laws in connection with the Transactions (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their Representatives prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith). The Sellers’ Representative agrees to inform the Purchasers’ Representative promptly upon receiving notice of the initiation of any investigation by the SEC or by any other Government Authority in respect of the Target Business that would reasonably be expected to be material to the Target Business.

Section 5.5 Employees and Retirement Benefit Arrangements. (a) Effective as at the Closing, all then current Company Employees of any Target Companies shall cease to be employees of entities that are part of the Sellers’ Group as a result of the Transactions, but the parties intend that other than as set forth in Section 5.5(a) of the Sellers’ Disclosure Letter each such Company Employee of any Target Companies shall have continuity of employment in connection with the Closing.

(a) Except as specifically provided herein, the Purchasers will cause service rendered by Continuing Employees prior to the Closing to be taken into account for vesting, eligibility and benefit accrual (other than benefit accrual under a defined benefit pension plan) purposes under all employee benefit plans, programs, policies and arrangements of the Purchasers’ Group (the “Purchaser Plans”), to the same extent as such service was taken into account under the corresponding plans of the Target Companies for those purposes, provided that nothing herein shall result in the duplication of any benefits. Without in any way limiting the foregoing, Continuing Employees will not be subject to any pre-existing condition limitation or waiting period under any health plan of the Purchasers’ Group for any condition for which they would have been entitled to coverage, or any satisfied waiting period, under the corresponding plan of the Target Companies in which they participated immediately prior to the Closing Date. The Purchasers’ Representative will and will cause such Continuing Employees to be given credit under such plans for co-payments made and deductibles and out-of-pocket expenses satisfied for the applicable calendar year in which the Closing Date occurs.

(b) In respect of all matters arising on or prior to the Closing, the Sellers shall be responsible with respect to Company Employees or former employees of any Target Company and their beneficiaries for compliance with applicable Law, including without prejudice to the generality of the foregoing any requirement to provide for and discharge any and all notifications, benefits and Liabilities to Company Employees and Government Authorities that might be imposed as a result of the consummation of the Transactions. In respect of all matters arising after the Closing, the Purchasers shall be responsible with respect to Continuing Employees and their beneficiaries for compliance with applicable Law, including any requirement to provide for and discharge any and all notifications, benefits and Liabilities to Continuing Employees and Government Authorities that might be imposed as a result of the consummation of the Transactions.

(c) The Target Companies shall be responsible for and continue to pay, whether before or after the Closing, and the Purchasers’ Representative shall cause to be paid, all Company Benefits Plan expenses and benefits for each Continuing Employee (to the extent such Continuing Employee participated in the Company Benefits Plans) and no member of the Sellers’ Group shall have any Liability or obligations on or after the Closing with respect to such Company Benefits Plans, except as expressly provided herein.

(d) Other than as reflected in the Closing Share Statement the Sellers shall be responsible for and continue to pay, whether before or after the Closing Date, and the Sellers’ Representative shall cause to be paid, all expenses (including social security and similar contributions payable to a Tax Authority and any liabilities resulting from a failure to deduct or reserve taxes, social security and similar contributions or properly to pay over any such amounts to a Tax Authority in accordance with the relevant laws) and benefits for each Company Employee due pursuant to a Benefits Plan that is not a Company Benefits Plan (each, a “Seller Benefit Plan”) (to the extent such Company Employee participated in such Seller Benefit Plans at or before Closing) and no member of the Purchasers’ Group (including the Target Companies) shall have any Liability or obligations on or after the Closing Date with respect to any such expenses or benefits.

(e) Other than as reflected in the Closing Share Statement, the Sellers shall be liable for any and all obligations (including tax deductions, tax payments, social security payments and national insurance contributions and irrespective whether such amounts are owed to any of the Dutch Employees, any tax authorities, any social security agencies, national insurance institutions or to any other person) arising from, or in connection with: (A) any Dutch Employee who at any time before the Closing Date is or becomes entitled to any salary, wages, holiday pay, allowances (including days or hours of holiday or leave allowances), reimbursements (including reimbursements of travelling or lodging expenses), or other remuneration, benefits, payment or pension premiums provided these claims are limited to the period before the Closing Date; and (B) any Dutch Employee who at any time before the Closing Date is or becomes entitled to any reimbursement (including reimbursements of costs relating to outplacement assistance), compensation (including severance payments, redundancy payments or payments for unfair or wrongful dismissal) or other payment in connection with termination of the relevant employee’s employment for any reason.

(f) Other than as reflected in the Closing Share Statement, the Sellers shall reimburse and carry over to the Purchaser any and all built up but outstanding hours or days of holiday (“vakantiedagen”) of the Dutch Employees in respect of the period up to the Closing Date. On and after the Closing, the Target Companies shall continue to be liable for accrued and unused vacation with respect to each Continuing Employee that is not a Dutch Employee.

(g) Except to the extent that changes are considered by the Purchaser to be reasonably required to comply with applicable Law or regulatory requirement or to address any relevant tax or social security issue (including for the avoidance of doubt any requirement of the Financial Services Authority in relation to its code on remuneration) on and after the Closing Date until the first anniversary thereof, the Purchasers shall either (i) provide, or cause the Target Companies to provide, benefits to Continuing Employees that are substantially comparable in the aggregate to the benefits provided under Benefits Plans on the date of this Agreement, or (ii) provide, or cause the Target Companies, to provide the same levels of benefits to the Continuing Employees as are made available to similarly situated and comparable employees of the Purchaser under the Purchasers’ benefit and compensation plans.

(h) Other than as expressly provided in this Section 5.5, the provisions of Annex 14 (Dutch and TB Employees) shall exclusively apply in respect to the Dutch Employees and the TB Employees.

(i) Notwithstanding Article VIII (except Section 8.8 and 8.12(l)), the Sellers’ Representative (on behalf of the relevant Sellers) undertakes to the Purchaser’s Representative (on behalf of the relevant Purchasers) to pay on demand to the relevant Purchasers (by way of an adjustment to the Purchase Price) a sum equal to each and any Relevant Costs as and when they arise. “Relevant Costs” for this purpose means each loss, liability, contribution, cost and expense incurred, sustained, or paid by the Purchasers or the Target Companies, arising or which may arise (including each loss, liability, contribution, cost and expense incurred as a result of defending or settling a claim alleging such liability) out of the issue by the UK Pensions Regulator of a contribution notice and/or financial support direction under sections 38 to 51 of the Pensions Act 2004 or the operation of section 75 or section 75A of the Pensions Act 1995 in relation to any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993) operated by the Sellers’ Group; provided that any payment made by the Sellers in respect of the Relevant Costs incurred by the Purchasers or the Target Companies shall be treated as a Loss for the purposes of Section 8.8.

(j) Except as prohibited by Law, prior to the Closing, the Sellers will provide or otherwise make available to the Purchasers such employee records, information, and documentation related to Benefits Plans as reasonably requested by the Purchasers with respect to the Continuing Employees.

(k) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefits Plan; or (ii) obligate the Purchasers or any of their Affiliates or the Target Companies to (A) maintain any particular Benefits Plan or (B) retain the employment of any particular Continuing Employee for any specified period. This Section 5.5 shall inure exclusively to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, executors, and legal representatives. Nothing in this Section 5.5, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of Section 5.5 of this Agreement.

(l) The Sellers’ Representative shall, and shall cause each member of the Sellers’ Group to, take all actions necessary to comply with the consultation requirements under the Works Council Act (Wet op de ondernemingsraden), the European Works Councils Act (Wet op de Europese ondernemingsraden), the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000) and all other rules and procedures on co-determination of trade unions, employees or their representatives that apply to the transactions contemplated by this Agreement and the signing of this Agreement.

(m) Prior to the Closing Date, the Sellers shall, subject to the legally required co-determination, implement the reorganization plan described in Section 5.5(n) of the Sellers’ Disclosure Letter.

Section 5.6 Transitional Services Agreement. The Purchasers’ Representative and the Sellers’ Representative shall prior to the Closing Date negotiate in good faith a Transitional Services Agreement (the “Transitional Services Agreement”) for the benefit of the Target Companies after the Closing Date. The Purchasers’ Representative and the Sellers’ Representative agree that the Transitional Services Agreement will (a) solely cover the services set forth in Annex 15 (Transitional Services Agreement), (b) require the provision of any of such services by the relevant member of the Sellers’ Group for a period set forth against such services in Annex 15 (Transitional Services Agreement) (or for a longer period as mutually agreed by Purchasers’ Representative and the Sellers’ Representative and specified in the Transitional Services Agreement); (c) provide for the payment of fees by the relevant Target Companies in accordance with the principles set forth in Annex 15 (Transitional Services Agreement) and (iv) will contain other terms and conditions customary for agreements of this type.

Section 5.7 Access and Information. (a) From the date hereof until the Closing, subject to the applicable policies and practices of the Funds and any applicable Law, the Sellers’ Representative shall and shall cause any other relevant members of the Sellers’ Group to afford the Purchasers’ Representative reasonable access to the assets, books and records, offices and other facilities and Representatives who have knowledge relating to the Target Business, in each case, in order that the Purchasers’ Representative shall have the opportunity to make such investigation and to make such copies of such information and data as the Purchasers’ Representative shall reasonably require in connection with the Transactions, including the Pre-Closing Reorganization Transactions. The Sellers’ Representative undertakes to make available on a monthly basis after Closing until such time as no longer required to the Purchasers’ Representative such information as it needs to enable the Target Companies listed for this purpose in the Disclosure Letter (which the Sellers’ Representative confirms are the only Target Companies (other than those incorporated in the Netherlands) whose employees take part in any Seller Benefit Plan) to satisfy their obligations to make deductions and recoveries and to account for any amounts payable to a Tax Authority (including withholding tax, social security contributions and similar contributions payable to a tax authority), and to enable any such Target Company to comply with tax reporting and/or disclosure requirements, in either case in connection with any Seller Benefit Plan (to the extent a Company Employee participated in such Seller Benefit Plan at or before Closing), provided that such information is within the control of a member of the Sellers’ Group and, to the extent that a member of the Sellers’ Group has tax reporting or disclosure obligations, the Sellers’ Representative shall inform the Purchasers’ Representative and the Purchasers’ Representative undertakes to then inform the Sellers’ Representative on a monthly basis during such period of any amounts deducted by the Target Companies or withheld on account of Tax or accounted for to the relevant Tax Authority in either case in connection with any such Seller Benefit Plan and to provide such other information as the Sellers’ Representative may reasonably request in connection with the Tax reporting or disclosure requirements of any member of the Sellers’ Group in connection with any such Seller Benefit Plan provided the information is within the Purchasers’ Representative’s control; provided, however, that in no event shall the Purchasers’ Group have access to any information that (x) relates solely to a part of the business of the ING Group or its subsidiaries that are not being transferred pursuant to this Agreement, (y) based on advice of Sellers’ counsel, or in Sellers’ reasonable determination, would violate applicable Law or (z) in the reasonable judgment of any member of the Sellers’ Group could violate any obligation of the Sellers’ Group with respect to confidentiality. All information received pursuant to this Section 5.7 shall be governed by the terms of the Confidentiality Agreement until its termination according to Section 5.13(a) (Confidentiality), and thereafter, shall be governed by Section 5.13(b) (Confidentiality) and Section 5.13(c) (Confidentiality).

(a) Following the Closing, to the extent permitted by applicable Law, the Purchasers’ Representative agrees to provide (or cause the relevant members of the Purchasers’ Group to provide) the Sellers’ Representative with, and the Sellers’ Representative agrees to provide (or cause the relevant members of the Sellers’ Group to provide) the Purchasers’ Representative with, all necessary access to all books and records and other documents of the Target Companies and to their related assets, properties and Representatives, in each case, to the extent that such access is reasonably required by any member of such group to (x) prepare financial statements, regulatory filings or Tax Returns in respect of periods ending on or prior to the Closing Date, or (y) comply with the terms of this Agreement, any other Transaction Document, any applicable Law or request of any Government Authority; provided, however, that in no event shall the Sellers’ Group have access to any information that (A) based on advice of Purchasers’ counsel, or in Purchasers’ reasonable determination, would violate applicable Law or (B) in the reasonable judgment of any member of the Purchasers’ Group could violate any obligation of the Purchasers’ Group with respect to confidentiality. The Purchasers’ Representative agrees to (or to cause the relevant members of the Purchasers’ Group to), and the Sellers’ Representative agrees to (or to cause the relevant members of the Sellers’ Group to), retain and preserve all relevant books and records of the Target Companies and all such other documents in its possession, in compliance with all applicable Law, for at least eight (8) years following the Closing Date.

(b) Prior to the Closing, any contact by the Purchasers’ Representative (or any member of the Purchasers’ Group) with any CoC Counterparty in respect of any Potential CoC Liabilities will be made in accordance with the provisions of Section 8.4 (without prejudice to the provisions of the Confidentiality Agreement dated July 30, 2010).

Section 5.8 Client Approvals. (a) The Sellers’ Representative agrees to use, and to cause each other member of the Sellers’ Group to use, its commercially reasonable endeavours until the Closing and thereafter until the Contingent Account Reconciliation Date in respect of Advisory Contracts for which Assignment Requirements have not been satisfied to obtain the consents and approvals necessary to satisfy the Assignment Requirements with respect to all Advisory Contracts. The Purchasers’ Representative agrees to use and to cause each other member of the Purchasers’ Group to use its commercially reasonable endeavours to assist the Sellers’ Representative in obtaining the consents and approvals necessary to satisfy the Assignment Requirements with respect to all Advisory Contracts.

(a) All reasonable and documented third party legal and administrative fees, and other similar costs and expenses, payable in connection with obtaining consents, approvals or waivers reasonably required to satisfy the Assignment Requirements shall be borne 50% by the Sellers’ Group and 50% by the Purchasers’ Group. Subject to Section 10.5 (Costs) of this Agreement, notwithstanding anything herein to the contrary, none of the Sellers’ Representative, the Purchasers’ Representative or any other member of the Sellers’ Group or the Purchasers’ Group shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee”, discount, rebate or any money or other consideration beyond administrative costs, including a de minimis review charge, to any Person or to initiate any claim or proceeding against any Person in order to obtain any consent, approval or waiver necessary to satisfy any Assignment Requirement or obtain any other approval, consent or waiver of any third party.

(b) The Purchasers’ Representative agrees to purchase, or to cause a member of the Purchasers’ Group to purchase, at or promptly following the Closing with respect to a Business Unit, equity interests in Funds with respect to such Business Unit, in such amounts and in such Funds as are to be mutually agreed in good faith between the Purchasers’ Representative and the Sellers’ Representative (based on the Statement of Objectives and Principles attached hereto as Annex 16), for aggregate consideration of up to (x) $109 million less (y) the principal amount of any loans authorized, extended or committed to be extended by members of the Purchaser’s Group to certain fund managers who continue in the employ of the Europe Target Companies following the Closing (the “Management Employees”), for investing along the investors of the Funds they are managing (such amount of $109 million as so adjusted by the amount of such loans to management employees, the “Investment Amount”).

(c) The Sellers’ Representative shall take all commercially reasonable actions to provide the Purchasers’ Representative with the opportunity to attend and participate in any meetings with the Clients concerning the Transactions and the Assignment Requirements, unless specifically objected to by relevant Client(s). The Sellers’ Representative and the Purchasers’ Representative shall use all commercially reasonable efforts to cooperate to ensure that (i) all material written communications to any Client concerning the Transactions and the Assignment Requirements shall be jointly reviewed and approved by each of the Purchasers’ Representative, (ii) all requests for consent and solicitation materials provided to any Client shall be in form and substance satisfactory to the Purchasers’ Representative and the Sellers’ Representative (each acting reasonably and in good faith), and (iii) all executed consents from any Client pursuant to any Assignment Requirement shall not satisfy the Assignment Requirements unless such consents are in form and substance reasonably satisfactory to the Purchasers’ Representative and the Sellers’ representative. For the avoidance of doubt, any consent conditioned on or granting any change in the rights and responsibilities of any Client (including with respect to the payment of fees) with respect to any Advisory Contract shall not satisfy the Assignment Requirements without the written consent of the Purchasers’ Representative and the Sellers’ Representative.

Section 5.9 Insurance. (a) The Sellers’ Representative shall cause to be kept all insurance policies referred to in Section 5.9(c) of the Sellers’ Disclosure Letter, or suitable replacements therefor, to the extent relating to the Target Business, in full force and effect up to and including the Closing Date. As of the close of business on the Closing Date, Sellers’ Representative may terminate all coverage relating to the Sellers’ Group Insurance Policy; provided, however, that (i) no such termination of any policy in force as of the Closing Date shall be effected so as to prevent the Target Business from recovering under any such policies for losses from events occurring prior to the Closing Date, and (ii) no such termination of any claims made policy in force as of the Closing Date shall be effected so as to prevent the Target Business from recovering under such policies for losses from event occurring prior to the Closing Date and for which the Purchasers’ Representative shall have given the Sellers’ Representative written notice of such loss within one hundred and eighty (180) days after the Closing Date. The Purchasers’ Representative shall become solely responsible for all insurance coverage and related risk of loss with respect to the Target Business based on (A) events occurring on or after the close of business on the Closing Date, and (B) events covered under a claims made policy occurring on or prior to the Closing Date with respect to which notice has not been received by the Sellers’ Representative within one hundred and eighty (180) days after the Closing Date. Following the Closing, the Sellers’ Representative shall and shall cause its Affiliates to (i) until the date that is one hundred and eighty (180) days after the Closing Date not seek to materially change any rights or obligations of any of Target Companies under such insurance to the detriment of the Target Companies, (ii) cooperate with the Target Companies in making claims under such insurance, and (iii) promptly pay over to the Target Companies any amounts that the Sellers’ Representative or any such Affiliate may receive under such insurance in respect of losses experienced by any of the Target Companies.

(a) Prior to the Closing, the Sellers’ Representative shall maintain the officer’s and director’s insurance policy (the “D&O Insurance”), covering the directors, officers and senior executives of the Target Companies with respect to any claim related to any time prior to the Closing Date, existing immediately prior to the date hereof, and shall maintain such policy (or an equivalent policy) for a period of at least six (6) years following the Closing Date in a manner that is not less favorable than the D&O Insurance existing as of the date hereof.

(b) For a period of six (6) years following the Closing Date, the Purchasers’ Representative shall cause the Target Companies to maintain D&O Insurance covering the directors, officers and senior executives of the Target Companies in a manner consistent with the past practice of CB Richard Ellis Group, Inc. with respect to directors, officers and senior executives of the subsidiaries of CB Richard Ellis Group, Inc.

Section 5.10 Release. (a) At the Closing, the Target Companies and the Purchasers’ Representative (on behalf of itself and each other member of the Purchasers’ Group) shall execute releases acquitting, releasing and discharging to the maximum extent provided by Law (except in cases of fraud or willful misconduct) the directors of the Target Companies, in connection with their acts or omissions as a director, of any Target Company during the period ending on the Closing Date, from any and all Liabilities to the Target Companies that exist as of Closing or that arise in the future and through the Closing from events or occurrences taking place prior to or as of the Closing.

(a) At the Closing, the Sellers’ Representative, on behalf of itself and the ING Group (other than the Target Companies), shall execute releases, acquitting, releasing and discharging to the maximum extent provided by Law (except in cases of fraud or willful misconduct) the directors of the Target Companies, in connection with their acts or omissions as a director of any Target Company during the period ending on the Closing Date, from any and all Liabilities to the Sellers and the ING Group (other than Target Companies) that exist as of the Closing or that arise in the future and through the Closing Date from events or occurrences taking place prior to or as of the Closing.

Section 5.11 Interest in Intellectual Property. (a) Except as specifically provided in this Section 5.11 or in any Transaction Document, the Purchasers’ Representative, for itself and the Purchasers’ Group (which, for purposes of this Section 5.11, shall include the Target Companies following the Closing), acknowledges and agrees that neither the Purchasers nor any member of the Purchasers’ Group is purchasing, acquiring, licensing or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned or licensed by the Sellers or any member of the ING Group (except for Intellectual Property owned by the Target Companies), including the names “ING” or “ING Lion”, the Lion logo, or any Trademark, name or logo related thereto, or employing the word “ING” or “ING Lion” or the Lion logo, or any derivation, variation, translation or adaptation thereof, or any Trademark, word, name or logo confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other words, names, logos or Trademarks, and whether registered or unregistered (collectively, the “Sellers’ Names and Marks”). Each of the Target Companies shall assign any rights, title or interest it has in any of the Sellers’ Names and Marks, including, subject to Section 5.11(d), the Trademarks listed on Section 5.11(a) of the Sellers’ Disclosure Letter, and transfer the tangible embodiments thereof, to the Sellers’ Representative or its Affiliate at or prior to the Closing. Nothing in this Agreement will prohibit any member of the Purchaser Group from after Closing using the name “Lionbrook” as a Trademark.

(a) Except as provided in this Section 5.11 or in any Transaction Document, as of and following the Closing, the Purchasers’ Representative and the relevant members of the Purchasers’ Group shall, and shall cause the Target Companies to, cease and discontinue promptly after the Closing any and all uses of any and all Intellectual Property owned or licensed by the Sellers or any member of the ING Group, including any Sellers’ Names and Marks. Except as provided in this Section 5.11 or in any Transaction Document, the Purchasers’ Representative, for itself and the Purchasers’ Group, agrees that, as of and following the Closing, neither the Purchasers, nor any member of the Purchasers’ Group shall have any right, title or interest in, or any authority or license to use or allow others to use in any manner whatsoever, any Intellectual Property owned or licensed by the Sellers or any member of the ING Group, and any such right, title, interest, authority, license or sublicense or other arrangement relating thereto (whether written or oral) existing prior to the Closing, shall automatically terminate simultaneously with and effective as of the Closing. Within thirty (30) days following the Closing Date, the Purchasers’ Representative and the other relevant members of the Purchasers’ Group shall file before the relevant Government Authority the necessary documents so as to amend or terminate any registration or certificate of assumed name, fictitious name, d/b/a filings, or other filings containing any such Sellers’ Names and Marks so as to cause such corporate names and other Trademarks of the Target Companies to change and eliminate such Sellers’ Names and Marks therefrom. Notwithstanding the foregoing and only to the extent that use of the Materials cannot be commercially reasonably avoided after the Closing by the Target Companies, the Target Companies shall have the limited, non-transferable, non-sublicensable, royalty-free, non-exclusive, non-terminable (except as provided herein) right to use and deplete the labeling, stationery, business forms, supplies, advertising and promotional materials, packaging and websites existing in the inventory of such Target Companies at the Closing that bear the Sellers’ Names and Marks (the “Materials”) for ninety (90) days following the Closing Date (the “Materials License”); provided, however, that (i) no member of the Purchasers’ Group shall take any action that could reasonably be expected to impair the value of or goodwill associated with the Sellers’ Names and Marks, (ii) the Purchasers’ Representative and the other relevant members of the Purchasers’ Group shall, and shall cause the Target Companies to, use the Materials and make any use of the Sellers’ Names and Marks pursuant to this Section 5.11 in accordance with past practices and the branding guidelines set forth in Annex 17 (Branding Guidelines), as these may be updated or amended from time to time and communicated to the Purchasers’ Group in writing, (iii) when using any of the Materials in the context of entering into or conducting contractual relationships, the Purchasers or the relevant member of the Purchasers’ Group shall and shall cause the Target Companies to make clear to all other applicable parties that one of the Target Companies, rather than the Sellers or any members of the Sellers’ Group, is the party entering into or conducting the contractual relationship, and (iv) the Purchasers and the

Purchasers’ Group shall cause each of the relevant Target Companies to use its reasonable best efforts to minimize its use of the Sellers’ Names and Marks, and shall cause each of such Target Companies to cease using the Sellers’ Names and Marks on such Materials as soon as practicable and in any event within ninety (90) days following the Closing. Seller may terminate the Materials License upon written notice in the event of a breach of the terms and conditions set forth in this Section 5.11. Any physical Materials remaining after such ninety (90) day period shall be destroyed by the Purchasers’ Representative or the Purchasers’ Group and an authorized officer of the Purchasers shall certify to the Sellers’ Representative in writing that such destruction has taken place, unless, at Sellers’ option, a member of the Sellers’ Group notifies the Purchasers’ Representative that it wishes such remaining Materials to be delivered to its or its designee’s offices.

(b) Notwithstanding anything to the contrary herein, the Target Companies shall have the right at any time after the Closing Date to use the Sellers’ Names and Marks (i) as required by Law; or (ii) in a manner consistent with “fair use.”

(c) For a period of one hundred and eighty (180) days following the Closing, (i) the Purchasers’ Representative and the Purchasers’ Group shall maintain on their Internet websites, and the Sellers shall maintain on their Internet websites, an explanation mutually agreeable to the Sellers and the Purchasers stating that the Target Companies are no longer affiliated with the Sellers or any member of the Sellers’ Group, and (ii) the Purchasers’ Representative and the Purchasers’ Group (including following the Closing, the Target Companies) shall maintain a hyperlink to the website of the Sellers, and the Sellers shall maintain a hyperlink to the website of the Target Companies or such other domain name or uniform resource locator that may be agreed upon by the parties hereto during such period of one hundred and eighty (180) days, informing customers and end users they may reach the website of the Sellers or any member of the Sellers’ Group, or the website of the applicable Target Companies, respectively, via such hyperlink. For a period of one hundred eighty (180) days following the Closing, Seller or its designee will redirect Internet traffic from the Internet domain names set forth on Section 5.11(d) of the Sellers’ Disclosure Letter (“Redirect Domain Names”) to the corresponding uniform resource locators or IP addresses designated by Purchasers’ Representative. Seller agrees not to use such Redirect Domain Names during the period set forth above except for the purpose of redirecting to the uniform resource locator or IP address designated by the Purchasers’ Representative.

(d) The Purchasers’ Representative, for itself and the Purchasers’ Group, acknowledges and agrees that, (x) as between the parties hereto, the Sellers and members of the Sellers’ Group own or have the exclusive right to use any and all of the Sellers’ Names and Marks and except as otherwise expressly provided in this Section 5.11 or in any Transaction Document, neither the Purchasers nor any member of the Purchasers’ Group shall, as of the Closing, have any rights in or to the Sellers’ Names and Marks, (y) neither the Purchasers nor any member of the Purchasers’ Group shall contest the ownership or validity of any rights of the Sellers or any other member of the Sellers’ Group in or to the Sellers’ Names and Marks, and (z) neither the Purchasers nor any member of the Purchasers’ Group shall adopt, use, register or attempt to register any of the Sellers’ Names and Marks or instruct others to do so. The Purchasers’ Representative, for itself and the Purchasers’ Group, agrees and shall ensure that any use of the Sellers’ Names and Marks as permitted in this Section 5.11 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Target Companies used such Sellers’ Names and Marks prior to the Closing. The Purchasers’ Representative, for itself and the Purchasers’ Group, agrees that after the Closing, neither the Purchasers nor any member of the Purchasers’ Group, will expressly, or willingly by implication, do business as or represent themselves as the Sellers or any member of the Sellers’ Group, and the personnel of the Purchasers or any member of the Purchasers’ Group shall not, and shall have no authority to, as of the Closing, hold themselves out as officers, employees or agents of the Sellers or any member of the ING Group.

(e) At or prior to Closing, Seller shall, or shall cause its Affiliate to assign to a Target Company any and all right, title and interest it may have in the Intellectual Property set forth on Section 5.11(f) of the Sellers’ Disclosure Letter.

(f) The Purchasers’ Representative, on behalf of itself and the Purchasers’ Group (including, following the Closing, the Target Companies) agrees that the Purchasers and the Purchasers’ Group and their respective Affiliates shall indemnify and hold harmless the Sellers and the members of the Sellers’ Group and their respective Affiliates from and against all Losses that arise out of, relate to or result from use of the Sellers’ Names and Marks during the ninety (90) day period after the Closing.

For the purposes of this Section 5.11 only, references to Target Companies shall be deemed to refer to the relevant Target Companies and the Funds (including Fund Subsidiaries).

Section 5.12 Change of Registered Office. The Purchasers’ Representative shall procure that as soon as reasonably practicable after the Closing and in any event within forty-five (45) Business Days thereafter the registered office address of each Target Company is changed to an address that is not used by any member of the Sellers’ Group.

Section 5.13 Confidentiality. (a) The Confidentiality Agreements shall cease to have any force or effect with respect to any Shares as of the date on which such Shares have been transferred to the applicable the Purchaser. For the avoidance of doubt, the Confidentiality Agreements shall remain in effect (and shall be enforceable by ING in accordance with their terms) with respect to any assets other than such transferred Shares.

(a) Subject to Section 10.4 (Announcements) and Section 5.13(c), as of the Closing Date, (i) each of the parties shall use commercially reasonable endeavours to treat as confidential and not disclose any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to: (A) the provisions of this Agreement and any agreement entered into pursuant to this Agreement, or (B) the negotiations relating to this Agreement (and any such other agreement), (ii) the Sellers’ Representative shall use commercially reasonable endeavours, and shall use commercially reasonable endeavours to procure that each member of the Sellers’ Group shall, treat as confidential and not disclose or use any information, relating to the business, financial or other affairs (including future plans and targets) of the Purchasers’ Group (including, following the Closing, the Target Companies), and (iii) the Purchasers’ Representative shall use commercially reasonable endeavours, and shall use commercially reasonable endeavours to procure that each member of the Purchasers’ Group (including, following the Closing, the Target Companies) shall, treat as confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Sellers’ Group (excluding the Target Companies).

(b) Section 5.13(b) shall not prohibit disclosure or use of any information if and to the extent: (i) the disclosure or use is required by Law, any regulatory body or any recognized stock exchange on which the shares of any member of the ING Group or the Purchasers’ Group are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the ING Group or the Purchasers’ Group), (ii) the disclosure or use is required to vest the full benefit of this Agreement in any party to this Agreement, (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party (or any subsidiary or holding company), (iv) the disclosure is made to professional advisers of any party to this Agreement on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Section 5.13(b) in respect of such information as if they were a party to this Agreement, (v) the information is or becomes publicly available (other than by breach of this Agreement), (vi) in the case of disclosure or use by any member of the Sellers’ Group, the Purchasers’ Representative has given prior written approval to the disclosure or use and in the case of disclosure or use by any member of the Purchasers’ Group, the Sellers’ Representative has given prior written approval to the disclosure or use, or (vii) in the case of disclosure or use by any member of the Purchasers’ Group, the information relates wholly to the Target Companies and is independently developed after the Closing; provided that prior to disclosure or use of any information pursuant to (i) or (ii) above, the Sellers’ Representative or the Purchasers’ Representative, as the case may be, shall promptly notify the other of such requirement with a view to providing it with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use. For the avoidance of doubt, it is understood and agreed that the Purchasers will be permitted to file a copy of this Agreement with the SEC.

Section 5.14 Sellers’ Guaranteed Obligations. (a) ING Bank N.V. (the “Sellers’ Guarantor”) unconditionally and irrevocably guarantees to each Purchaser the due and punctual performance and observance by each Share Seller and each other relevant member of the Sellers’ Group of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to or arising out of or in connection with, this Agreement and each other Transaction Document (“Sellers’ Guaranteed Obligations”) to the extent of any limit on liability under this Agreement or any other Transaction Document.

(a) If and whenever any such member of the Sellers’ Group defaults for any reason whatsoever in the performance of any of the Sellers’ Guaranteed Obligations, the Sellers’ Guarantor shall promptly upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by the Agreement (or the relevant Transaction Document) so that the same benefits shall be conferred on the Purchasers’ Representative or relevant member of the Purchasers’ Group as it would have received if the

Sellers’ Guaranteed Obligations had been duly performed and satisfied by the relevant member of the Sellers’ Group.

(b) This guarantee is to be a continuing guarantee and accordingly is to remain in force until all Sellers’ Guaranteed Obligations have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchasers’ Representative or any other member of the Purchasers’ Group may now or hereafter have or hold for the performance and observance of the Sellers’ Guaranteed Obligations.

(c) As a separate and independent obligation, the Sellers’ Guarantor agrees that any of the Sellers’ Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from any member of the Sellers’ Group by reason of any legal limitation, disability or incapacity on or of any of such members or any other fact, matter, event or circumstance (other than any limitation imposed by this Agreement or any other Transaction Document and subject to any defenses that would be available to the Sellers’ Guarantor if it were a primary obligor) shall nevertheless be enforceable against and recoverable from the Sellers’ Guarantor as though the same had been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Sellers’ Guarantor on demand.

(d) The liability of the Sellers’ Guarantor under this Section 5.14 (i) shall not be released or diminished by any variation of the Sellers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Sellers’ Guaranteed Obligations or any granting of time for such performance, and (ii) shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defense to a guarantor.

Section 5.15 Purchasers’ Guaranteed Obligations. (a) The Purchasers’ Parent Company unconditionally and irrevocably guarantees to the Sellers’ Representative (on its own behalf and on the behalf of each other member of the Sellers’ Group) the due and punctual performance and observance by each Share Purchaser, the Purchasers’ Representative and each other relevant member of the Purchasers’ Group (including for post-Closing obligations only, each Target Company) of all its respective obligations, commitments, undertakings, warranties and indemnities under or pursuant to, or arising out of or in connection with, this Agreement and any other Transaction Document (the “Purchasers’ Guaranteed Obligations”) to the extent of any limit on liability under this Agreement or any other Transaction Document.

(a) If and whenever any such member of the Purchasers’ Group (including any Target Company) defaults for any reason whatsoever in the performance of any of the Purchasers’ Guaranteed Obligations, the Purchasers’ Parent Company shall promptly upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchasers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement (or the relevant Transaction Document) so that the same benefits shall be conferred on the Sellers’ Representative or relevant member of the Sellers’ Group as it would have received if the Purchasers’ Guaranteed Obligations had been duly performed and satisfied by the relevant member of the Purchasers’ Group.

(b) This guarantee is to be a continuing guarantee and accordingly is to remain in force until all of the Purchasers’ Guaranteed Obligations have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Sellers’ Representative or any other member of the Sellers’ Group may now or hereafter have or hold for the performance and observance of the Purchasers’ Guaranteed Obligations.

(c) As a separate and independent obligation, the Purchasers’ Parent Company agrees that any of the Purchasers’ Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from any member of the Purchasers’ Group by reason of any legal limitation, disability or incapacity on or of any such other members or any other fact, matter, event or circumstance (other than any limitation imposed by this Agreement or any other Transaction Document and subject to any defenses that would be available to the Purchasers’ Parent Company if it were a primary obligor) shall nevertheless be enforceable against and recoverable from the Purchasers’ Parent Company as though the same had been incurred by the Purchasers’ Parent Company and the Purchasers’ Parent Company were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchasers’ Parent Company on demand.

(d) The liability of the Purchasers’ Parent Company under this Section 5.15 (i) shall not be released or diminished by any variation of the Purchasers’ Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Purchasers’ Guaranteed Obligations or any granting of time for such performance, and (ii) shall not be affected or impaired by reason of any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defense to a guarantor.

Section 5.16 Termination of Certain Affiliate Arrangements. On or prior to the Closing Date, all Related Party Contracts (other than those set forth on Section 5.16 of the Sellers’ Disclosure Letter) shall be terminated as between any member of the ING Group or any of its Affiliates other than the Target Companies), on the one hand, and any of the Target Companies, on the other hand, and shall be without any further force or effect, and there shall be no further obligations or Liabilities as between them and, if requested by the Purchasers’ Representative, written evidence thereof in form and substance reasonably satisfactory to the Purchasers’ Representative shall be delivered to the Purchasers’ Representative. Sellers’ Representative shall cause all payables and receivables under any Related Party Contracts so terminated to be settled on or prior to the Closing Date.

Section 5.17 Financial Statements. The Sellers’ Representative shall use its reasonable best efforts to provide to the Purchasers’ Representative the financial statements in such form and at such times as are set forth in Annex 18 (Pre-Closing Financial Statements) (subject to the assumptions set forth in Appendix 1 thereto) (the “Agreed Financial Statements”) which shall be prepared in good faith and in accordance with the accounting standards set forth in Annex 18 (Pre-Closing Financial Statements) and which (in the case of audited financial statements) shall present fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in stockholder equity of the applicable entity set forth in Annex 18 (Pre-Closing Financial Statements). All reasonable and documented third party accounting fees, and other similar costs and expenses, payable in connection with preparing the Agreed Financial Statements (the “Preparation Fees”) shall be borne as follows: (i) if the financial statements are provided by the Sellers’ Representative to the Purchasers’ Representative on or prior to the dates set forth in Annex 18 (Pre-Closing Financial Statements) with respect to such financial statements, 50% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Sellers’ Representative and 50% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Purchasers’ Representative; (ii) if the financial statements are provided by the Sellers’ Representative to the Purchasers’ Representative on or prior to the date that is seven (7) days after the date set forth in Annex 18 (Pre-Closing Financial Statements) with respect to such financial statements, 62.5% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Sellers’ Representative and 37.5% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Purchasers’ Representative; (iii) if the financial statements are provided by the Sellers’ Representative to the Purchasers’ Representative on or prior to the date that is fourteen (14) days after the date set forth in Annex 18 (Pre-Closing Financial Statements) with respect to such financial statements, 75% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Sellers’ Representative and 25% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Purchasers’ Representative; (iv) if the financial statements are provided by the Sellers’ Representative to the Purchasers’ Representative on or prior to the date that is twenty-one (21) days after the date set forth in Annex 18 (Pre-Closing Financial Statements) in Annex 18 (Pre-Closing Financial Statements), 87.5% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Sellers’ Representative and 12.5% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Purchasers’ Representative; and (v) if the financial statements are provided by the Sellers’ Representative to the Purchasers’ Representative on or after to the date that is twenty-eight (28) days after the date set forth in Annex 18 (Pre-Closing Financial Statements) in Annex 18 (Pre-Closing Financial Statements), 100% of the amount of the Preparation Fees allocable to the preparation of such financial statements (as determined by the accounting firm preparing the financial statements) shall be borne by the Sellers’ Representative.

Section 5.18 Contingent Accounts. (a) Immediately prior to the Closing, with respect to each Contingent Account and associated Contingent Fund, the Sellers’ Representative and the Purchasers’ Representative shall reasonably cooperate to permit the Sellers to and the Sellers’ Representative shall use its reasonable best efforts to cause the Target Companies to (to the extent that such actions (x) would not require consent of the relevant Client and (y) are otherwise permitted under applicable Law), (i) assign or transfer such Contingent Account and the associated Contingent Fund, to a member of the ING Group (other than a Target Company) (“Contingent Account Assignment”), and (ii) enter into such arrangements (including subleasing, sublicensing, subcontracting or joint venture arrangements) to put the parties to this Agreement in an economic and operational position substantially equivalent to the position the parties would have been in if the Assignment Requirements relating to such Contingent Account had been satisfied as of the Closing, disregarding for the purposes of determining such economic and operational position any adjustment to the Share Purchase Price that would have been applicable had the Assignment Requirements relating to such Contingent Account been satisfied as of the Closing (a “Back-to-Back Arrangement”). To the extent permitted by applicable Law and the relevant Advisory Contract and Fund Documents, the parties intend for any such Back-to-Back Arrangement to require (x) the Sellers’ Representative to cause the applicable Seller to pay to the applicable Purchaser all amounts received in respect of the relevant Contingent Account (subject to a set-off right against costs payable under subsection (y)) and to take instructions from the applicable Purchaser as to any decisions needed to be made or actions to be taken in respect of such Contingent Account, and (y) the Purchasers’ Representative to cause the applicable Purchaser to pay any costs reasonably incurred by the applicable Seller in respect of the Contingent Account or as a result of any decisions made or actions taken at the applicable Purchaser’s instruction. Notwithstanding the foregoing, the Purchasers’ Representative and the Sellers’ Representative shall reasonably cooperate to minimize the need for any Contingent Account Assignment and Back-to-Back Arrangement, including by considering alternative structuring arrangements proposed by Sellers’ Representative in order to satisfy the Assignment Requirements for any such Advisory Contract prior to the Closing.

(a) Following the Closing and up to the relevant Contingent Account Reconciliation Date, the Sellers’ Representative and the Purchasers’ Representative shall use their commercially reasonable endeavours, and cooperate with each other, to obtain promptly such approvals, consents, licenses, registrations, permits, certificates, orders, concessions, declarations or other authorizations as are necessary to assign the Contingent Account to the relevant Purchasers; provided, however, that, subject to Section 10.5 (Costs) of this Agreement, no party hereto shall be obligated to pay any consideration (or grant any financial accommodation) to any third party from whom approval, consent, license, registration, permit, certificate, order, concession, declaration or other authorization is requested, an no member of the Purchasers’ Group shall be under any obligation to offer or provide any Fee Adjustments.

(b) For any such Contingent Account in respect of which the Assignment Requirements are satisfied prior to the relevant Contingent Account Reconciliation Date, the Sellers’ Representative shall, and shall cause each applicable member of the ING Group to, assign or transfer each Consented Contingent Account to the relevant Purchaser immediately upon the fulfillment of such Assignment Requirements with respect to such Consented Contingent Account.

Section 5.19 ING Group Loans. The Sellers’ Representative shall, and shall cause each member of the ING Group to, (1) at the ING Group’s sole expense, with respect to any Existing Loan in which a member of the ING Group holds an interest as a lender as of the date of this Agreement (an “ING Group Loan”), waive (or vote for a waiver in respect of the ING Group’s interest only, in connection with any ING Group Loan as to which members of the ING Group do not hold 100% of the lenders’ interests) any default or mandatory prepayment requirement to the extent resulting (in each of the foregoing cases) from a Change of Control Event, (2) with respect to each ING Group Loan set forth in Section 5.19 of the Sellers’

Disclosure Letter, not to take (or vote to take in respect of the ING Group’s interest only, in connection with any ING Group Loan as to which members of the ING Group do not hold 100% of the lenders’ interests) any enforcement action or exercise any remedy with respect to any existing default (i.e., the defaults listed opposite such ING Group Loan on Schedule 5.19), for the remaining term of each such ING Group Loan, to the extent any such existing default does not become a material breach (as reasonably determined by the Sellers’ Representative in a manner consistent with the past practices of the ING Group with respect to the management and servicing of its third-party loans), and (3) to the extent the members of the ING Group have control (following the Closing) with respect to the managing and servicing of any ING Group Loan (or, as applicable, the interest of the ING Group in such ING Group Loan), to manage and service each such ING Group Loan (or, as applicable, to manage and service the interest of the ING Group in such ING Group Loan) following the Closing (for the remaining term of each such ING Group Loan) in a manner consistent in all material respects with the managing and servicing of the ING Group Loans (or, as applicable, interests in such ING Loans) prior to the Closing, provided, however, that (notwithstanding any provision of this Section 5.19 that may be construed to the contrary) the obligations and undertakings of the Sellers’ Representative (and/or the ING Group) pursuant to this Section 5.19 shall not limit or otherwise affect (i) the authorization or exercise of any enforcement action (or other right or remedy) in respect of any material default arising under an ING Group Loan (as reasonably determined by the Sellers’ Representative in a manner consistent with the past practices of the ING Group with respect to the management and servicing of its third-party loans it being acknowledged by the Sellers’ Representative that the defaults listed on Schedule 5.19 are illustrative (non-exhaustive) examples of defaults that are currently considered to be “minor” or “non-material” in light of the relevant facts and circumstances, but not taking into consideration the current affiliation of the borrower with the ING Group) or (ii) any action that is determined by the applicable member of the ING Group to be necessary or appropriate to comply with applicable Law or obligations or duties owed to co-lenders or syndicate members.

Section 5.20 Assignment of Employment Agreements. The Sellers’ Representative shall, and shall cause the applicable members of the Sellers’ Group (including the Target Companies) to transfer the employment agreement set forth in Section 5.20 of the Sellers’ Disclosure Letter to ING Real Estate Investment Management Asia/Pacific B.V. upon the earlier of the Closing Date or the closing of the sale of ING Clarion Partners LLC.

Section 5.21 Clarion Partners Agreements. Sellers’ Representative agrees that (i) it will not, and will cause each of the Target Companies not to (and, for so long as ING Clarion Partners Holdings Inc. and its subsidiaries are members of the Sellers’ Group, it will cause each of ING Clarion Partners Holdings Inc. and its subsidiaries not to) amend, modify or waive any provision of the Clarion Partners Non-Compete Agreement at any time prior to Closing, (ii) for so long as ING Clarion Partners Holdings Inc. and its subsidiaries are members of the Sellers’ Group, it will ensure that any successor to or purchaser of all or any substantial part of the Clarion Partners Business enters into an agreement with the Purchasers’ Representative or its designee, in form and substance, and with successor or purchaser counterparties, reasonably satisfactory to Purchasers’ Representative, confirming that such successor or purchaser counterparties will be bound by the restrictions in the Clarion Partners Non-Compete Agreement (as if such successor or purchaser were a Restricted Clarion Affiliate thereunder), (iii) it will, and will cause each of the Target Companies to, enforce its rights under each of the Clarion Partners Non-Compete Agreement at all times prior to Closing, and (iv) it will not, and will cause each of the Target Companies not to (and, for so long as ING Clarion Partners Holdings Inc. and its subsidiaries are members of the Sellers’ Group, it will cause each of ING Clarion Partners Holdings Inc. and its subsidiaries not to) breach or default on its obligations under the Clarion Partners Non-Compete Agreement at any time prior to the Closing.

Section 5.22 Dutch Custodians. (a) Subject to obtaining all necessary approvals and consents (including any required consents of investors), Sellers’ Representative shall, and shall cause each member of the ING Group (including the Target Companies) to effect the restructuring of the ING Custodian Companies as soon as reasonably practicable after the date of this Agreement and prior to the Closing and in accordance with the principles set forth on Annex 21 (Custodian Restructuring) (the “Dutch Custodian Restructuring”), with only such changes as are approved in advance in writing by the Purchasers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed), provided that (except, with respect to the Dutch regulated funds as set out in Part B of Annex 21 (Custodian Restructuring) (the “Dutch Regulated Funds”), if the Sellers’ Representative delivers a Waiver Notice to the Purchasers’ Representative within 60 days of the date of this Agreement) the obligation of the Sellers’ Representative, or any member of the ING Group, to effect the Dutch Custodian Restructuring is subject to the Sellers’ Representative having received a binding confirmation agreement from the Dutch tax authorities, in form and substance satisfactory to the Sellers’ Representative, confirming that the Dutch Custodian Restructuring does not and will not result in any Taxes becoming payable or assessable or any holding period or claw back period becoming applicable to any assets that are directly or indirectly subject to the Dutch Custodian Restructuring (a “Binding Determination Agreement”).

(a) The Sellers’ Representative shall use commercially reasonable endeavours to obtain a Binding Determination Agreement as soon as reasonably practical (subject to the right of the Sellers’ Representative to deliver a Waiver Notice), while keeping the Purchasers’ Representative fully informed on the details and progress thereof, and the Sellers’ Representative shall inform the Purchasers’ Representative promptly upon receipt of a Binding Determination Agreement or upon being informed in writing by the Dutch tax authorities that they will not issue a Binding Determination Agreement (a “Negative Determination”).

(b) Upon receipt of a Negative Determination or in case of other circumstances as a result of which the Dutch Custodian Restructuring cannot be completed within a reasonable time frame, the Sellers’ Representative shall, and shall cause the members of the ING Group (including the Target Companies) to, reasonably cooperate with the Purchasers’ Representative to either, at the election of the Purchasers’ Representative, (i) effect such other restructuring of the ING Custodian Companies as would result in such ING Custodian Companies no longer being members of ING Group; and/or (ii) enter into such agreements and do all such things (including entering into legal acts) as results in control over any assets of the Funds held by such ING Custodian Companies that are subject to the Dutch Custodian Restructuring being transferred to such Target Companies as the Purchasers’ Representative may reasonably request and such assets being available only to creditors of the Funds for which such assets are held by such ING Custodian Companies; and/or (iii) take any other actions as reasonably requested by the Purchasers’ Representative to safeguard the interests of the Funds, the ING Custodian Companies and the Purchaser’s Group, including but not limited to a dissolution of the ING Custodian Companies from any fiscal unity for Dutch corporate income tax purposes or VAT purposes (either of (i), (ii) and (iii), an “Alternative Restructuring”).

(c) Notwithstanding the foregoing, the Sellers’ Representative (or any member of the ING Group) shall not be obliged to effect an Alternative Restructuring if the Sellers’ Representative has validly determined that such Alternative Restructuring is reasonably likely to adversely affect any member of the ING Group or result in any Taxes becoming payable or assessable or any holding period or claw back period becoming applicable to any assets that are directly or indirectly subject to such arrangements or Alternative Restructuring.

(d) For the purpose of this Section 5.22, a “Waiver Notice” shall mean a written notice by which the Sellers’ Representative informs the Purchasers’ Representative that it will not seek a Binding Determination Agreement in respect of the Dutch Regulated Funds.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of the Purchasers and the Sellers with Respect to the Applicable Closing. The obligations of the Sellers and the Purchasers to effect the Closing are subject to the satisfaction (or waiver agreed to in writing by the Purchasers’ Representative and the Sellers’ Representative) at or prior to the Closing of each of the following conditions applicable thereto:

(a) Government Consents. All approval, clearances, filings or waiting periods, or consents set forth in Annex 19 (Antitrust and Regulatory Approvals) with respect to the Shares to be transferred at the Closing, shall have expired or been made or received, as the case may be.

(b) No Prohibition. No Law shall be in effect enjoining or otherwise prohibiting the Closing and no pending action to enjoin or otherwise prohibit the Closing shall have been commenced by any Government Authority or Person.

(c) Co-determination. The Sellers’ Representative shall have duly complied with, or shall have caused the due compliance by the relevant member of the Sellers’ Group with, the consultation requirements under the Works Council Act (Wet op de ondernemingsraden), the European Works Councils Act (Wet op de Europese ondernemingsraden), the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000) and all other rules and procedures on co-determination of trade unions, employees or their representatives that are necessary to effect the Transactions.

(d) Statement of No Objection. A statement of no objection (verklaring van geen bezwaar) from the Dutch Central Bank in respect of the Transactions shall have been obtained by the relevant member(s) of the ING Group (as reasonably determined by the Sellers’ Representative) based on clause 3:96 of the Dutch Financial Supervision Act (Wft), or the Dutch Central Bank shall have confirmed to a member of Sellers’ Group (by means of a communication reasonably satisfactory to the Sellers’ Representative and provided to the Purchasers’ Representative) that a statement of no objection does not need to be obtained.

Section 6.2 Conditions to the Obligations of the Purchasers to Effect the Closing. The obligations of the Purchasers to effect the Closing are subject to the satisfaction (or waiver agreed to in writing by the Purchasers’ Representative) at or prior to the Closing of each of the following conditions:

(a) Covenants. The covenants and agreements of the Sellers set forth in this Agreement to be performed at or prior to the Closing shall have been duly performed in all material respects.

(b) Representations and Warranties. (i) Each of the Sellers’ Fundamental Representations shall be true and correct in all material respects on and as of the date hereof and the Closing Date; and (ii) other than such Fundamental Representations, the Sellers’ Representations and Warranties contained in this Agreement (not giving effect to any “material” or “Material Adverse Effect” or other similar qualifiers) shall be true and correct on and as of the date hereof and the Closing Date (except for such representations and warranties that are made as of another specific date which shall be required to be true and correct only as of such date), except where the failures of such representations and warranties in subsection (ii) to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect.

(c) Certificate. There shall have been delivered to the Purchasers’ Representative a certificate, dated the Closing Date and signed on behalf of the Sellers’ Representative by a duly authorized officer, certifying the satisfaction of the conditions in Section 6.2(a) and 6.2(b).

(d) Minimum Annualized Revenue.

(i) The Closing Annualized Revenue with respect to the Asia Shares shall be at least 80% of the Reference Annualized Revenue with respect to the Asia Shares; and

(ii) The Closing Annualized Revenue with respect to the Europe Shares shall be at least 80% of the Reference Annualized Revenue with respect to the Europe Shares.

(e) Financial Statements. Financial Statements. On or prior to the fifth (5th) Business Day prior to the proposed Closing Date, the Purchasers’ Representative shall have received from or on behalf of the Sellers’ Representative the Agreed Financial Statements (excluding, and without giving effect to, any provisions of Appendix 1 thereto) the deadline with respect to which (as set forth on Annex 18 (Pre-Closing Financial Statements) without giving effect to any provisions of Appendix 1 thereto) is on or prior to such proposed Closing Date.

Section 6.3 Conditions to the Obligations of the Sellers to Effect the Applicable Closing. The obligations of the Sellers to effect the Closing are subject to the satisfaction (or waiver agreed to in writing by the Sellers’ Representative) at or prior to the Closing of each of the following conditions:

(a) Covenants. The covenants and agreements of the Purchasers set forth in this Agreement to be performed on or prior to the Closing shall have been duly performed in all material respects.

(b) Representations and Warranties. (i) Each of the Purchasers’ Fundamental Representations shall be true and correct in all material respects on and as of the date hereof and the Closing Date; and (ii) other than such Fundamental Representations, the Purchasers’ Representations and Warranties contained in this Agreement (not giving effect to any “material” or “Material Adverse Effect” or other similar qualifiers) shall be true and correct on and as of the date hereof and the Closing Date (except for such representations and warranties that are made as of a specific date which shall be required to be true and correct only as of such date), except where the failures of such representations and warranties in subsection (ii) to be true and correct has not had, individually or in the aggregate, a material adverse effect on any of the Purchasers’ ability to consummate the Transactions.

(c) Certificate. There shall have been delivered to the Sellers’ Representative a certificate, dated the Closing Date and signed on behalf of the Purchasers’ Representative by a duly authorized officer, certifying the satisfaction of the conditions in Sections 6.3(a) and 6.3(b).

Section 6.4 Non-Satisfaction of Conditions. Each of the Purchasers’ Representative and the Sellers’ Representative shall give notice to the other of the satisfaction or the non satisfaction of each condition set forth in Section 6.1, Section 6.2 or Section 6.3 as soon as practicable after becoming aware of the same.

ARTICLE VII

TAX MATTERS

Section 7.1 Transfer Tax and VAT. (a) All Transfer Taxes arising in respect of the acquisition of the Shares shall be borne by the Purchasers’ Representative (on behalf of the relevant Purchasers). All Dutch Real Estate Transfer Taxes arising in respect of the acquisition of the Shares shall be borne by the Sellers’ Representative (on behalf of the relevant Sellers).

(i) The Purchasers’ Representative, or, if the Sellers’ Representative or a member of its group is legally required to do so, the Sellers’ Representative (the “Tax Payer”) shall procure the filing of all necessary documentation relating to such Transfer Taxes and such Dutch Real Estate Transfer Taxes, and the Parties shall cause members of their respective groups to sign any such documentation (except that a party shall not be required to sign any document which it reasonably considers not to be accurate and correct in all material respects). To the extent that any such Transfer Taxes and such Dutch Real Estate Transfer Taxes are required to be remitted to any Government Authority, the Tax Payer shall discharge such obligation.

(ii) In respect of any such Transfer Taxes for which the Purchasers’ Representative is not the Tax Payer it shall pay or procure the payment of an amount equal to such Transfer Taxes to the Tax Payer or at its direction, in accordance with this Section 7.1, by the later of (i) five (5) Business Days after receiving a demand from the Tax Payer to do so and (ii) two (2) Business Days before the date on which that obligation would have had to be discharged in order to avoid incurring a liability to interest or a charge or penalty. The Purchasers’ Representative (on behalf of the relevant Purchasers) shall indemnify the Sellers’ Representative (on its own behalf and on behalf of each other member of the Sellers’ Group) against any Losses incurred by any member of the Sellers’ Group in connection with such Transfer Taxes.

(iii) In respect of any such Dutch Real Estate Transfer Taxes for which the Sellers’ Representative is not the Tax Payer it shall pay or procure the payment of an amount equal to such Dutch Real Estate Transfer Taxes to the Tax Payer or at its direction, in accordance with this Section 7.1, by the later of (i) five (5) Business Days after receiving a demand from the Tax Payer to do so and (ii) two (2) Business Days before the date on which that obligation would have had to be discharged in order to avoid incurring a liability to interest or a charge or penalty. The Sellers’ Representative (on behalf of the relevant Sellers) shall indemnify the Purchasers’ Representative (on its own behalf and on behalf of each other member of the Purchasers’ Group) against any Losses incurred by any Target Company or any member of the Purchasers’ Group in connection with such Dutch Real Estate Transfer Taxes.

(b) To the extent that any VAT is chargeable on any supply pursuant to this Agreement, the person making the supply (the “Supplier”) shall deliver to the recipient of the supply (the “Recipient”): (i) a valid VAT invoice where required by applicable Law or practice; and (ii) any other documentation as may be reasonably requested by the Recipient to assist it to recover the VAT chargeable or payable, in each case, in such form and within such timing as may be required by Law. An amount equal to the amount of VAT chargeable to or payable by the Supplier on the supply shall be paid in addition to the consideration provided in this Agreement, by the Recipient to the Supplier within five (5) Business Days of receipt of a valid VAT invoice (or where no invoice is required, within five (5) Business Days of demand) or, if later, two (2) Business Days before the date on which the obligation to account for the VAT would have had to be discharged in order to avoid liability to interest or a charge or penalty. The Supplier shall account for all amounts in respect of VAT paid to it by the Recipient to the appropriate Tax Authorities in compliance with applicable Law.

Section 7.2 Allocation of Share Purchase Prices. The allocation of the Initial Share Purchase Price, as set forth in column (2) of Part 2 (Initial Share Purchase Price) of Annex 1 (Details Regarding Shares), and subject to any adjustments to such amounts herein (including, for the avoidance of doubt, adjustments made in respect of indemnity payments pursuant to Section 8.12(l) (Adjustment to the Share Purchase Price), shall be binding on the Sellers’ Representative and the Share Sellers, the Purchasers’ Representative and the Share Purchasers for all Tax purposes. The Purchasers’ Representative and the Sellers’ Representative shall cooperate to agree a further allocation of the Initial Share Purchase Price to each set of Shares in accordance with their relative market value as soon as reasonably practicable after the date hereof. If the Purchasers’ Representative and the Sellers’ Representative do not agree to an allocation within thirty (30) Business Days from the date hereof, then the CPA Firm shall determine the allocation prior to the Closing Date. The components of the adjustments to the purchase price shall be allocated to the Shares to which they relate.

Section 7.3 Maintenance of Books and Records by Members of the Purchasers’ Group. (a) Until the applicable statute of limitations (including periods of extension or waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including Closing Date, the Purchasers’ Representative shall, and shall cause its Affiliates to, retain or cause to be retained all books and records relating to the Target Business in existence on Closing Date and after Closing Date will provide the Sellers’ Representative access to such books and records for inspection and copying by the Sellers’ Representative, or its agents upon reasonable request and upon reasonable notice. After the expiration of such period, no such books and records shall be destroyed by members of the Purchasers’ Group without first advising the Sellers’ Representative in writing and giving the Sellers’ Representative a reasonable opportunity to obtain possession thereof, with any costs of transferring such books and records to be paid by the Sellers’ Representative.

(a) No provision of the Transaction Documents shall require any member of the Sellers’ Group to provide or disclose any information which the Sellers’ Representative reasonably determines to be confidential Tax information which does not relate exclusively to the Target Companies (it being understood that this Section 7.3(b) shall not entitle a member of the Sellers’ Group to avoid providing or disclosing a document that does not relate exclusively to the Target Companies to the extent the Sellers’ Representative is able to redact such confidential information).

Section 7.4 Withholding Tax Provisions. (a) All sums required to be paid under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, other than any deductions and withholdings required by Law.

(a) If any deduction or withholding for or on account of Tax is required by Law to be made from any payment (other than interest) under this Agreement then, subject to Section 7.4(e), the party making the payment (the “Payer”) shall pay to the party receiving the payment (the “Payee”) such amount as will, after such deduction or withholding has been made (and taking into account any withholding or deduction on such amount), leave the Payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a withholding or deduction (the “Additional Amount”); provided that the Payer shall not be obliged to pay an Additional Amount under this 0 if and to the extent that the deduction or withholding is for or on account of any Tax imposed on or calculated by reference to any income, profit or gain of the Sellers’ Representative or a member of the Sellers’ Group in respect of the disposal of the Shares. The Payer shall consult with the Payee and ensure that any such withholding or deduction is the minimum amount permissible under applicable Law (and, for the avoidance of doubt, the Payer shall not be obliged to restructure any part of the Transactions, change the identity of any party to the Transactions or change where any party to the Transactions is resident for Tax purposes).

(b) If the Payee receives an Additional Amount by virtue of 0 and receives or is granted a credit against or repayment of any Tax paid by it or other Relief in respect of, or calculated with reference to, the withholding or deduction giving rise to such Additional

Amount, the Payee shall promptly pay, to the extent that it can do so without prejudice to the retention of the amount of such credit, repayment or other Relief, to the Payer such amount as the Payee shall have concluded to be attributable to the relevant withholding or deduction and to leave the Payee (after such reimbursement) in no worse position (and, provided that it is in no worse position, no better position) than it would have been in if the Payer had not been required to make such deduction or withholding (such amount to be determined by the Payee acting in good faith and to be certified as such by the Payee). Nothing contained in this Section 7.4(c) shall affect the right of the Payee to arrange its Tax affairs in whatever manner it thinks fit, nor oblige the Payee to disclose any information relating to its Tax affairs or any computations in respect thereof, or which is otherwise confidential, or any information disclosure of which would be unlawful.

(c) If any deduction or withholding is made from any payment under or in connection with this agreement, the Payer will make the payment to the relevant Tax Authority of the amount deducted or withheld, in a timely manner, will supply to the Payee, or at its direction, within thirty (30) days of such payments being made, an official receipt or other evidence of such payment and will give all reasonable assistance to enable the Payee to claim a credit, repayment or other Relief in respect of the deduction or withholding as promptly as possible.

(d) The Payee shall file any such forms or make any such declarations as may reasonably be requested of it by the Payer in order to avoid the circumstances which would give rise to any obligation of the Payer to pay an Additional Amount under Section 7.4(b) or to reduce the amount of the deduction or withholding, provided that the filing of the relevant form or the making of the relevant declarations is not to the detriment (other than to an extent which is in all respects immaterial) of the Payee, as it may reasonably determine.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 8.1 Survival. The Sellers’ Representations and Warranties and the Purchasers’ Representations and Warranties shall survive the Closing for the periods set forth in this Section 8.1. The Sellers’ Representations and Warranties and the Purchasers’ Representations and Warranties shall terminate on the date that is eighteen (18) months following the Closing Date, except that (x) the Fundamental Representations shall survive indefinitely, (y) the Tax Representations shall not survive the Closing (except for the Indemnified Tax Warranties, each of which shall survive the Closing and shall terminate on the date that is four (4) years following the Closing Date) (the foregoing time periods, each a “Survival Period”) and (z) in the event notice of any claim for indemnification under this Article VIII (or under a Tax Covenant in the case of the Indemnified Tax Warranties) shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representation or warranty that is the subject of such claim shall survive solely for purposes of resolving such outstanding claim until such claim is finally resolved. The covenants in this Agreement shall survive the Closing in accordance with their terms; provided that, the indemnification obligations of the Sellers’ Representative and Sellers set forth in Section 8.2(a)(iii) shall survive until the date that is eighteen (18) months following the Contingent Account Reconciliation Date.

Section 8.2 Indemnification by the Sellers. (a) Subject to the provisions of this Article VIII, the Sellers’ Representative, on behalf of each relevant Seller, hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless, without duplication, the Purchasers’ Indemnified Parties (on their own behalf and on behalf of the Target Companies) from, against and in respect of any Losses actually sustained or incurred by any of the Purchasers’ Indemnified Parties or the Target Companies, whether in respect of third party claims, claims between the parties hereto, or otherwise, and such amounts shall be payable to the Purchasers’ Indemnified Parties to the extent relating to or arising out of, subject to the rest of this 0, (i) any inaccuracies in or breach of any Sellers’ Representations and Warranties as of the date hereof or as of the Closing with the same force and effect as if made in and as of the Closing (it being understood that representations and warranties that are made as of a specific date shall speak only as of that date) (other than the Tax Representations the exclusive remedy for breach of which, if any, shall be provided pursuant to a Tax Covenant), (ii) any breach of any covenant or agreement to be performed by any member of the Sellers’ Group contained in this Agreement other than Section 5.1(a)(xvii), the exclusive remedy for which shall be provided pursuant to a Tax Covenant, (iii) any Excluded Advisory Contract Liability, (iv) any Specified Liabilities or Indebtedness of any Target Company to the extent in existence as of the Closing Date and not accounted for in the Purchase Price adjustment pursuant to Section 2.3, (v) any Excluded Liability, and (vi) liabilities of any Target Company as obligor or guarantor of any indebtedness for borrowed money of any Fund existing at Closing, to the extent of the obligation undertaken and to the extent not taken into account for purposes of determining the Purchase Price adjustment pursuant to Section 2.3, and (vi) any Pre-Closing Custodian Taxes (except that the indemnity in this clause (vi) will not be subject to the rest of this Section 8.2).

(a) Minimum Claims. No member of the Sellers’ Group shall be liable for any individual Loss or a series of related Losses with respect to the matters contained in Section 8.2(a)(i) (Indemnification by the Sellers), unless the individual Loss or a series of related Losses, exceeds $250,000 in which case the Purchasers’ Indemnified Parties shall be entitled, subject to the limitations set forth in this Agreement, to indemnification for the full amount of such Loss (and not merely the excess) up to the aggregate maximum amount set forth in Section 8.2(d) (Seller Liability Cap).

(b) Seller Thresholds. No member of the Sellers’ Group shall be liable in respect of Losses with respect to the matters contained in Section 8.2(a)(i) (Indemnification by the Sellers) unless the aggregate amount of all Losses for which members of the Sellers’ Group would otherwise be liable exceeds 1% of the sum of the aggregate Share Purchase Prices (the “Seller Threshold”) whereupon the Purchasers’ Indemnified Parties shall be entitled, subject to the other limitations set forth in this Agreement, to indemnification for all Losses incurred by the Purchasers’ Indemnified Parties to the extent in excess of the Seller Threshold, up to the Seller Liability Cap.

(c) Seller Liability Cap. The maximum aggregate liability of all members of the Sellers’ Group for any and all Losses with respect to the matters contained in Section 8.2(a)(i), 8.2(a)(iii) and 8.2(a)(v) shall not exceed 8.75% of the sum of the aggregate Share Purchase Prices (the “Seller Liability Cap”).

(d) For purposes of this Section 8.2(e) and notwithstanding anything in this Agreement to the contrary, any qualification of any of the Sellers’ Representations and Warranties by reference to the materiality of or Material Adverse Effect relating to the matters stated therein or word of similar effect (excluding such references in Section 3.5(a), Section 3.6(a), Section 3.21(a), Sections 3.21(c)-(j), Section 3.22(a)-(f) and Section 3.26) shall be disregarded in determining whether any breach thereof has occurred and the amount of any Loss arising therefrom, except to the extent the word “material” is used to define a list of items rather than a qualifying statement in Section 3.15, Section 3.16, Section 3.17 and Section 3.19.

(e) Notwithstanding anything to the contrary herein, the limitations contained in 0, Section 8.2(c) and Section 8.2(d), shall not apply to (i) any Loss incurred by any member of the Purchasers’ Group in connection with or arising from actual fraud by any member of the Sellers’ Group, (ii) any Loss arising from a breach of any Seller’s Fundamental Representation, or (iii) any Loss in respect of Section 8.2(a)(ii), Section 8.2(a)(iv), or Section 8.2(a)(vi). Notwithstanding anything to the contrary herein, the limitations contained 0 and Section 8.2(c) shall not apply to any Loss in respect of Section 8.2(a)(iii) or Section 8.2(a)(v).

(f) Except as specifically noted herein, the provisions of this Article VIII shall not apply to any claim made under any Tax Covenant or under Section 7.1. The indemnity in Section 8.2(a)(iv) shall not apply where the relevant Specified Liability or Indebtedness is in respect of Tax (the applicable remedy for which, if any, is provided pursuant to a Tax Covenant).

(g) Notwithstanding anything to the contrary contained herein, no member of the Sellers’ Group shall be liable under Section (a)(iv) and Section 8.2(a)(vi) for any obligations in respect of customary “non recourse,” “bad boy” carve-outs provided by a Target Company in connection with Fund or Fund Subsidiary financing arrangements.

Section 8.3 Indemnification by the Purchasers. (a) The Purchasers’ Representative, on behalf of each Purchaser, hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless, without duplication, the Sellers’ Indemnified Parties from, against and in respect of any Losses actually sustained or incurred by the Sellers’ Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, to the extent relating to or arising out of: (i) any inaccuracies in or breach of any Purchasers’ Representation or Warranty (it being understood that representations and warranties that are made as of a specific date speak only as of that date), and (ii) any breach of any covenant or agreement to be performed by the Purchasers’ Group.

Section 8.4 Specified Change of Control Costs. (a) The Parties hereby agree that any Specified Change of Control Costs shall be allocated and paid by the Sellers’ Group and the Purchasers’ Group in accordance with Annex 12. Specified Change of Control Costs shall be deemed Losses for purposes of Article VIII of the Agreement. Any amount of any Specified Change of Control Costs for which reimbursement or indemnification is provided under this Section 8.4 shall be increased to the extent necessary to make the recipient whole on an after Tax basis, including any additional amounts in respect of Tax required to be paid under any contractual documents and including any additional amounts in respect of Tax required to be paid subsequently to make the recipient whole.

(a) Each Party will use its best endeavours to minimize Specified Change of Control Costs. Without limiting the generality of the foregoing, to facilitate and effect the objective of minimizing Specified Change of Control Costs, each Party and its Representatives shall (i) cooperate, work together and consult in good faith with the other Party and its Representatives with respect to all significant matters relating to, or that affect (or that may potentially affect), any Specified Change of Control Costs (including with respect to any event contemplated by the definition of “Specified Change of Control Costs” or that may lead to any Loss that could constitute a Specified Change of Control Cost) (collectively, “Potential CoC Liabilities”), (ii) to the extent reasonably practicable, jointly conduct with the other Party and its Representatives and/or instruct the manager of a Fund or Account regarding all material discussions, communications and negotiations with (or between such manager and) all relevant Counterparties with respect to Potential CoC Liabilities, (iii) keep the other Party fully informed as to the status of material discussions and negotiations with all relevant Counterparties with respect to Potential CoC Liabilities (including by providing to the other Party promptly copies of relevant correspondence, drafts and documents), and (iv) ensure that the Transaction Steering Committee and the Parties benefit from such Party’s or (to the extent reasonably possible) its Affiliates’ commercial relationships, including its or their relationships with lenders, investors and other relevant Persons. In addition, in furtherance of the foregoing objective of minimizing Specified Change of Control Costs, (x) the Sellers’ Representative will ensure that, to the extent a member of ING Group is a CoC Counterparty, such member of the ING Group (in its capacity as a CoC Counterparty) will not claim for any Losses to the extent directly resulting from a Change of Control Event, and (y) the Purchasers’ Representative will ensure that, to the extent a member of the Purchasers’ Group is a CoC Counterparty, such member of the Purchasers’ Group (in its capacity as a CoC Counterparty) will not claim for any losses to the extent directly resulting from a Change of Control Event.

(b) In furtherance of the cost-minimization and cooperation principles outlined in Section 8.4(b), promptly following the date of this Agreement, the Sellers’ Representative and the Purchasers’ Representative shall establish a steering committee (the “Transaction Steering Committee”) for the purpose of formulating, planning, implementing, coordinating, directing and executing a joint strategy to negotiate with, and to seek and obtain any required consents, waivers or approvals relating to the Transactions from, each Investor Counterparty, Lender Counterparty, Contract Counterparty and/or Joint Venture Counterparty affected by (or potentially affected by) a Change of Control Event. The Transaction Steering Committee shall initially consist of four (4) members (two (2) members appointed by the Sellers’ Group and two (2) members appointed by the Purchasers’ Group, one of whom from each of the Purchasers’ Group and the Sellers’ Group shall be designated as a “lead member” by each of the Purchasers’ Group and the Sellers’ Group); the size of the Transaction Steering Committee may be adjusted from time to time by mutual agreement of the Parties (provided that at all times the Sellers’ Representative and the Purchasers’ Representative shall have an equal number of appointees); each Party may (upon notice to the other Parties) freely remove its appointees to the Transaction Steering Committee and appoint replacement member(s). During the period prior to the Closing, the Transaction Steering Committee shall meet not less frequently than once per week (following the Closing the frequency of meetings may be adjusted by mutual agreement of the Parties depending on the then current workload of the Transaction Steering Committee). For purposes of this Agreement, “approval of the Transaction Steering Committee” (or words of similar import) means the unanimous affirmative approval of each lead member of the

Transaction Steering Committee (including for the avoidance of doubt the lead member appointed by the Sellers’ Representative and the lead member appointed by the Purchasers’ Representative). The Transaction Steering Committee shall remain in existence following the Closing Date until the the date the Sellers’ Representative and the Purchasers’ Representative mutually agree to terminate the existence of the Transaction Steering Committee (the “Steering Committee Termination Date”).

(c) The Transaction Steering Committee will establish a procedure to delegate authority to management of the relevant Target Companies and Funds to pursue discussions with CoC Counterparties and to incur Specified Change of Control Costs (within certain parameters and limitations determined by the Transaction Steering Committee); the Transaction Steering Committee shall work together with management of the relevant Target Companies and Funds to seek to obtain any required consents, approvals and waivers from Counterparties in an efficient, timely and cost effective manner.

(d) Prior to the Closing, the Parties shall not pay, make, permit or approve any CoC Costs or any CoC Payment without the prior written approval of the Transaction Steering Committee. From the Closing until the Steering Committee Termination Date, the Parties shall not pay, make, permit or approve any CoC Costs or any CoC Payment without the prior written approval of the Transaction Steering Committee unless the Purchasers’ Representative (acting reasonably and in good faith) determines that such settlement or compromise is appropriate in light of bona fide commercial considerations relating solely to the Target Business (and not, for example, external relationships the Purchasers’ Representative or its Affiliates may have with the relevant Counterparty or its Affiliates), in which event such settlement or compromise shall be permitted to be effected by the Purchasers’ Representative without any approval of the Transaction Steering Committee or the Sellers’ Representative. For the avoidance of doubt, any CoC Costs or any CoC Payment made without the prior written approval of the Transaction Steering Committee or the Purchasers’ Representative (in each case in accordance with this Section 8.4) shall not be deemed an Approved CoC Cost or an Approved CoC Payment for purposes of the sharing mechanism in Section 8.4(a). The Parties hereby acknowledge that the Sellers’ Representative will submit $114,958 of CoC Costs for approval to Transaction Steering Committee.

(e) The Purchasers’ Representative will consult with the Transaction Steering Committee with respect to the defense of any Investor Claim (brought against any Target Company or any member of the Purchasers’ Group) that may result in Specified Change of Control Costs (a “CoC Investor Claim”). Subject to the foregoing, the Purchasers’ Representative (acting reasonably and in good faith) shall have the right to direct and control the defense of any CoC Investor Claim , (x) in consultation with the Sellers’ Representative and (y) with the assistance of counsel selected by the Purchasers’ Representative and approved by the Sellers’ Representative (such approval not to be unreasonably withheld). The Sellers’ Representative shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. Until the Steering Committee Termination Date, the Purchasers’ Representative shall not settle or compromise (or offer to settle or compromise) any CoC Investor Claim that may result in Specified Change of Control Costs without the prior approval of the Transaction Steering Committee (such approval not to be unreasonably withheld) unless the Purchasers’ Representative (acting reasonably and in good faith) determines that such settlement or compromise is appropriate in light of bona fide commercial considerations solely relating to the Target Business (and not, for example, external relationships the Purchasers’ Representative or its Affiliates may have with the relevant Investor Counterparty or its Affiliates) (in which event such settlement or compromise (or offer to settle or compromise) shall be permitted without the approval of the Transaction Steering Committee, provided that such settlement or compromise would not result in (x) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of any member of the Sellers’ Group, or (y) a finding or admission of a violation of Law or violation of the rights of any member of the Sellers’ Group), For the avoidance of doubt, the provisions of this Section 8.4(f) do not apply during the period prior to the Closing.

(f) Any determination by the Purchasers’ Representative to make or approve (without the prior approval of the Transaction Steering Committee in the circumstances contemplated by Paragraph D. or Paragraph E.) any payment that is or would be a Specified Change of Control Cost, may be made or approved (as the case may be) only following consultation for a period of not less than five (5) Business Days between a senior executive of CB Richard Ellis Group, Inc. designated for this purpose by the Purchasers’ Representative and a senior executive of ING Bank N.V. designated for this purpose by the Sellers’ Representative.

(g) In connection with any Potential CoC Liability relating to an Existing Loan Document, the Sellers’ Representative shall have the right (but not the obligation) to make available to (or to obtain for the benefit of) the applicable Fund or Fund Subsidiary such backstop or replacement financing on then current market terms as the Sellers’ Representative determines (in its sole discretion) may be appropriate under the circumstances in order to mitigate or remedy any such Potential CoC Liability (provided that the incremental cost of any such backstop or replacement financing shall be a Specified Change of Control Cost). Notwithstanding anything herein to the contrary and for the avoidance of doubt, none of the Losses, costs, fees or expenses of any Affiliate of Sellers’ Representative associated with any of the actions required to be taken by such Affiliate pursuant to Section 5.19 of this Agreement shall be deemed to constitute Specified Change of Control Costs.

(h) Notwithstanding anything to the contrary contained herein, the provisions of Sections 8.1 through 8.3 and Sections 8.8 through 8.12 shall not apply to this Section 8.4, and Section 8.13 shall only be applicable with respect to Specified Change of Control Costs specified in clauses (B) and (C) of the definition thereof .

Section 8.5 Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VIII or under Article VII (Tax Matters) for any punitive, special or exemplary damages or lost profits; (except to the extent such damages are actually assessed by a court in connection with a Third-Party Claim).

Section 8.6 Contingent Liabilities. No Indemnifying Party shall be liable under this Article VIII in respect of any Loss which is contingent unless and until such contingency becomes an actual liability and is due and payable.

Section 8.7 Provisions. No Indemnifying Party shall be liable under this Article VIII in respect of any Loss specifically taken into account in a Closing Share Statement for purposes of determining any adjustment to the Share Purchase Price under Section 2.3.

Section 8.8 Net Financial Benefit. (a) No Indemnifying Party shall be liable under this Article VIII for any Losses suffered by any Indemnified Party or Target Company to the extent of any corresponding savings actually realized by or quantifiable net financial benefit actually provided to any member of such Indemnified Party’s Group or Target Company arising from such Losses or the facts, matters, events or circumstances giving rise to such Losses (including where the amount (if any) by which any Taxation for which any member of such Indemnified Party’s Group, as set forth in Section 8.8(b), or Target Company would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of any fact, matter, event or circumstance giving rise to such Loss).

(b) Any amount of any Loss (including for these purposes, any Relevant Costs) for which reimbursement or indemnification is provided under this Article VIII or Section 5.5(j) shall be (i) paid net of any Tax benefit actually realized by the reimbursed or indemnified party arising from the incurrence or payment of any such Loss, and (ii) increased by the amount of any Tax cost (including from the receipt of any indemnity payments under Section 5.5(j), Section 8.2, 0 (Indemnification by the Sellers), Section 8.3 (Indemnification by the Purchasers) hereof actually realized by the Indemnified Party (including for these purposes any Purchaser that receives a payment under Section 5.5(j)) as a result of the receipt or accrual of the indemnification payment. For purposes of this Agreement, a Person shall be deemed to have “actually realized” a Tax cost or a Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Person is increased above or reduced below, as the case may be, the amount of Taxes that such Person would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be further adjusted to reflect any final determination with respect to the Person’s liability for Taxes, and payments between the parties to this Agreement to reflect such adjustments shall be made if necessary. The determination of whether there has been a Tax cost or Tax benefit shall be made in the Indemnified Party’s reasonable discretion (exercised in good faith). To the extent possible (and consistent with Section 8.13 (Adjustment to the Share Purchase Price)) the Indemnified Party and the Indemnifying Party shall cooperate to minimize the Tax costs and maximize any Tax benefits that are realized on account of the receipt or accrual of any indemnity payments made under this Article VIII or Section 5.5(j) provided, however, that this cooperation provision shall only require actions that are in compliance with applicable Law and that do not adversely affect the Indemnified Party, and shall not require any party to share its Tax Returns.

Section 8.9 This Section 8.8 shall not apply to the extent payments are made under Section 8.4 to persons other than Indemnified Parties.Mitigation of Losses. The Indemnified Parties shall procure that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate any Losses, which in the absence of mitigation might give rise to or increase a Loss in respect of any claim under this Article VIII. In the event an Indemnified Party fails to so mitigate such an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that could reasonably have been avoided had the Indemnified Party made such efforts.

Section 8.10 Right to Recover. (a) If any Indemnifying Party is liable to pay an amount in discharge of any claim under this Agreement and any member of the Indemnified Party’s Group recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any member of the Indemnified Party’s Group (in whole or in part) in respect of the Loss (other than a Tax Loss) which is the subject matter of the claim, the Purchasers’ Representative or the Sellers’ Representative, as applicable, shall procure that, before steps are taken to enforce a claim against any Indemnifying Party under this Agreement, all reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery. Notwithstanding the foregoing, neither the Purchasers’ Representative or Sellers’ Representative shall be required to act or forbear to act under this Section 8.10 if such act or forbearance, as applicable, could prejudice such person’s ability to prosecute a claim against an Indemnifying Party or any right hereunder in the reasonable judgment of the Purchasers’ Representative or Sellers’ Representative, as applicable.

(a) If any Indemnifying Party has paid an amount in discharge of any claim under this Agreement and any member of the Indemnified Party’s Group recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates any member of the Indemnified Party’s Group (in whole or in part) in respect of the Loss which is the subject matter of the claim, the Purchasers’ Representative or the Sellers’ Representative, as applicable, shall procure that all steps are taken as may reasonably be required to enforce such recovery and shall, or shall procure that the relevant member of the Indemnified Party’s Group shall, pay to the Sellers’ Representative or the Purchasers’ Representative, as applicable, as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less any Tax cost actually realized after taking into account any Tax benefit actually realized (each as determined under Section 8.8(b)) as a result of the recovery or (ii) if less, the amount previously paid by the relevant Indemnifying Party to the relevant Indemnified Party.

Section 8.11 Double Claims. No Indemnified Party shall be entitled to recover from any Indemnifying Party under this Article VIII or under any Transaction Document (including a Tax Covenant) more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).

Section 8.12 Claims; Third Party Claim Indemnification Procedures. (a) Time Period. Any claim notified in accordance with this Article VIII is unenforceable against the Indemnified Party on the expiration of the applicable Survival Period unless notice of such a claim shall have been given to the Indemnified Party within the applicable Survival Period in accordance with Section 8.12(b) below.

(a) Notification of Potential Claims. If any Indemnified Party becomes aware of any matter or circumstance that may give rise to a claim for indemnification under this Article VIII, the Indemnified Party’s Representative shall promptly give a notice in writing (each, a

“Claim Notice”) to the Indemnifying Party’s Representative setting out the provisions under this Agreement on which such claim is based, and such other information (to the extent available) as is reasonably necessary to enable the Indemnifying Party’s Representative to assess the merits of the potential claim, to act to preserve evidence and to make such provision as it may consider necessary (including details of the legal and factual basis of the claim and the evidence on which the party relies (including where the claim is the result of or in connection with a Third Party Claim, evidence of the Third Party Claim) and setting out its estimate of the amount of Losses to the extent ascertainable (which estimate shall not be conclusive of the final amount of such claim) which are, or are to be, the subject of the claim); provided that failure to provide notice hereunder shall not release the Indemnifying Party’s obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) Investigation by the Indemnifying Party’s Representative. In connection with any fact, matter, event or circumstance that may give rise to a claim against any Indemnifying Party under this Article VIII the Indemnified Party shall ensure that each relevant member of the Indemnified Party’s Group: (i) shall allow the Indemnifying Party’s Representative and its advisers to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and (ii) shall disclose to the Indemnifying Party’s Representative and its Representatives all material of which it is aware which relates to the claim and shall, and shall procure that any other relevant members of the Indemnified Party’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party’s Representative or its Representatives may reasonably request, subject to the Indemnifying Party’s Representative and its advisers agreeing in such form as the Indemnified Party’s Representative may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

(c) In the event that any written claim or demand for which an Indemnifying Party may have liability under this Article VIII to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Third Party Claim Notice”); provided that the failure to provide notice hereunder shall not release the Indemnifying Party’s obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have thirty (30) days (or such lesser number of days as set forth in the Third Party Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Third Party Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(d) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and the Indemnifying Party shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 8.12(f). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (u) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any member of the Indemnified Party’s Group or Fund, (w) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or Fund or any member of the Indemnified Party’s Group, (x) a finding or admission that would have a material adverse effect on other claims made or threatened against the Indemnified Party or Fund or any member of the Indemnified Party’s Group, (y) the imposition of any obligation on the Indemnified Party other than the payment of monetary damages or (z) to any obligation on the part of any member of the Indemnified Party’s Group to make any public disclosure regarding such settlements or the subject matter thereof.

(e) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) With respect to any Investor Claim brought against the Purchasers’ Indemnified Parties (a “Section 8.11(g) Investor Claim”), the Indemnified Party shall have the right to defend itself and its Affiliates by appropriate proceedings and the Indemnified Party shall have the sole power (acting reasonably and in good faith) to direct and control such defense (x) in consultation with the Indemnifying Party and (y) with the assistance of counsel selected by the Indemnified Party and approved by the Indemnifying Party (such approval not to be unreasonably withheld). Once the Indemnified Party has duly made a Section 8.11(g) Election, the Indemnifying Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnifying Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the Indemnifying Party assumes the defense of an Investor Claim after the Indemnifying Party has failed to diligently pursue an Investor Claim as provided in the first sentence of Section 8.11(h). The Indemnified Party shall not be permitted, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld), to settle, compromise or offer to settle or compromise any Investor Claim; provided that, the Indemnified Party shall not be permitted, without the prior written consent of the Indemnifying Party, to settle, compromise or offer to settle or compromise any Investor Claim on a basis that would result in (v) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnifying Party or any member of the Indemnifying Party’s Group, (w) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnifying Party or any member of the Indemnifying Party’s Group, (x) a finding or admission that would have a material adverse effect on other claims made or threatened against the Indemnifying Party or any member of the Indemnifying Party’s Group, or (y) the imposition of any obligation on the Indemnifying Party other than the payment of monetary damages (which monetary damages will be paid or reimbursed by the Indemnifying Party) or (z) any obligation on the part of any member of the Indemnifying Party’s Group to make any public disclosure regarding such settlements or the subject matter thereof. For the avoidance of doubt, the provisions of this Section 8.11(g) do not apply during the period prior to the Closing.

(g) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(i) The Indemnified Party and the Indemnifying Party shall use commercially reasonable endeavours to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(j) If, due to the operation of any applicable Law, the Indemnifying Party’s Representative cannot exercise its rights or fulfill its obligations as provided in Section 8.12(e)

above, the Indemnified Party’s Representative shall procure that each relevant member of the Indemnified Party’s Group shall co-operate with the Indemnifying Party’s Representative and shall use its commercially reasonable endeavours to achieve the same result as if Section 8.12(e) had been able to be fully implemented.

(k) Notwithstanding the foregoing, (i) in no event may the Indemnifying Party assume or maintain control of the defense of any Third Party Claim involving potential criminal liability for the Indemnified Party, and (ii) in no event may the Sellers’ Representative or any of its Affiliates (other than the Target Companies) assume or maintain control of the defense of any Investor Claim after the Closing (except in accordance with Section 8.11(g)).

Section 8.13 Adjustment to the Share Purchase Price. (a) If any payment is made by any Seller to any Purchaser or by any Purchaser to any Seller in respect of any claim under this Agreement or a Tax Covenant: (i) the payment shall, to the extent possible, be allocated to the set of Shares to which the Sellers’ Representative and the Purchasers’ Representative agree the payment and/or claim relates, (ii) if the Sellers’ Representative and the Purchasers’ Representative agree that the payment and/or claim relates to more than one set of Shares (such Shares being referred to in this Section 8.13(a)(i) and Section 8.13(a)(ii) as the “Relevant Shares”), the payment shall be allocated among the Relevant Shares in a manner that the Sellers’ Representative and the Purchasers’ Representative agree reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated pro rata among the Relevant Shares in the same proportions as the amount of the Share Purchase Price allocated to the Relevant Shares bears to the aggregate amount of the Share Purchase Price for all the Relevant Shares, or (iii) if the Sellers’ Representative and the Purchasers’ Representative do not agree that the payment and/or claim relates to both Shares, the payment shall be allocated pro rata to all Shares in the same proportions as the amount of the Share Purchase Price allocated to each set of Shares bears to the aggregate Share Purchase Price, and in each case the Share Purchase Price, as applicable, shall, to the extent possible, be deemed to have been adjusted by the amount of such payment.

(a) If any payment is made by any Seller to any Purchaser in respect of any claim under this Agreement or a Tax Covenant and in any such case the allocation of such payment pursuant to Section 8.13(a) would otherwise reduce the consideration paid for any set of Shares to less than $1.00, such allocation shall be made on the following basis: (i) the consideration for the relevant set of Shares shall be reduced to $1.00, and (ii) the balance shall be allocated pro rata among all other Shares, or in the case of payment under Section 8.13(a)(ii) among all other relevant Shares, in the proportions set forth in Section 8.13(a)(ii) or Section 8.13(a)(iii) as relevant.

(b) The proportions used for the purposes of allocating reductions shall be adjusted as necessary to take account of any relevant previous reductions of the Share Purchase Price in accordance with this subsection

(c) For all Tax purposes, but subject to applicable Law, payments made by the Sellers’ Representative and the Purchasers’ Representative pursuant to this Agreement shall be treated as having been made by the Sellers or the Purchasers, respectively, of the Shares to which such payment is allocated pursuant to this Section 8.12(l).

Section 8.14 Remedies. Following the Closing, the rights and remedies of all members of the Sellers’ Group and all members of the Purchasers’ Group under this Article VIII are and shall be exclusive and in lieu of any and all other rights and remedies which any member of the Sellers’ Group and any member of the Purchasers’ Group may have under this Agreement (other than Section 7.1), any other Transaction Document (other than a Tax Covenant) or otherwise against each other or each others’ Representatives with respect to the Transactions for monetary relief (other than causes of action arising from fraud), and each of the Purchasers’ Representative and the Sellers’ Representative expressly waives for periods following the Closing any and all other rights or causes of action (other than, for the avoidance of doubt, actions for specific performance or similar injunctive relief or for fraud or under Section 7.1 or a Tax Covenant) it or any other member of its group (such group being either the Purchasers’ Group or the Sellers’ Group, as the context may require) may have against any other member of its group (such group being either the Purchasers’ Group or the Sellers’ Group, as the context may require) now or in the future under any Law or this Agreement with respect to the subject matter of such indemnification provisions or under or in connection with this Agreement and the Transactions. The foregoing limitations shall not apply with respect to (i) the exercise of any rights or remedies in connection with any breach under any Transaction Document and certain other agreements being entered into by the parties or their Affiliates simultaneously herewith, (ii) the exercise of rights under Section 10.7 in connection with the breach of any covenant or agreement to be performed after Closing hereunder, (iii) actual fraud or (iv) claims under a Tax Covenant.

Section 8.15 Tax. The Purchasers acknowledge and agree that the only Sellers’ Representations and Warranties given in relation to Tax matters are the Tax Representations and the representations and warranties set forth in Section 3.21(k), Section 3.15(b)(iv) and the second sentence of Section 3.15(d). For the avoidance of doubt, nothing in the preceding sentence shall prevent the Purchasers’ Indemnified Parties from being indemnified under Section 8.2(a)(i) for any Losses merely because such Losses happen to take the form of Taxes.

ARTICLE IX

TERMINATION

Section 9.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing (a) by written agreement of the Sellers’ Representative and the Purchasers’ Representative or (b) by either the Sellers’ Representative or the Purchasers’ Representative, on behalf of itself and the relevant other members of the Sellers’ Group or the Purchasers’ Group, respectively, by notice in writing to the Purchasers’ Representative or the Sellers’ Representative, as the case may be, if the Closing shall not have occurred on or prior to the Final Closing Date; provided that the right to terminate this Agreement pursuant to this Section 9.1 shall not be available to a party that has (or whose subsidiaries or holding companies have) breached in any material respects its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the satisfaction of any of the conditions in Section 6.1, Section 6.2 or Section 6.3.

Section 9.2 Effect of Termination. Upon a termination of this Agreement in accordance with Section 9.1 (Termination), each party’s further rights and obligations hereunder,

other than the Surviving Provisions, shall terminate, but termination does not affect any rights or obligations of a party which may have accrued prior to such termination. The termination of this Agreement shall not relieve any party from liability for any breach of this Agreement that arose prior to such termination, for which the liability provisions of this Agreement shall remain in effect. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.3 Additional Rights and Remedies. The parties acknowledge and agree that nothing in this Article IX shall prejudice or limit any rights or remedies which may otherwise be available to the Sellers or Purchasers under this Agreement or pursuant to applicable Law, including the right to claim damages.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. (a) Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i) in writing in English; and

(ii) delivered by hand, fax, registered mail or by courier using an internationally recognized courier company.

(b) A Notice to any Seller shall be sent to such party at the following address, or such other Person or address as the Sellers’ Representative may notify to the Purchasers’ Representative from time to time:

ING Groep N.V.

Amstelveenseweg 500

1081 KL Amsterdam

Fax:	+31 20 5418723
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

Fax:	+44 20 7959 8950
Attention:	Robert Schlein

(c) A Notice to any Purchasers shall be sent to such party at the following address, or such other Person or address as the Purchasers’ Representative may notify to the Sellers’ Representative from time to time:

CB Richard Ellis Group, Inc.

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Fax:	(310) 405-8925
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3909

Fax:	(212) 455-2502
Attention:	William Dougherty

(d) A Notice shall be effective upon receipt and shall be deemed to have been received:

(i) at the time of delivery, if delivered by hand, registered post or courier; or

(ii) at the time of transmission in legible form, if delivered by fax.

Section 10.2 No Assignment. (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. None of the parties may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party, except as provided in this Section 10.2. Notwithstanding the foregoing: (i) the Sellers’ Representative may, without consent of the Purchasers’ Representative, assign any and all of its or any Sellers’ rights, benefits and obligations under this Agreement to one or more of its direct or indirect, wholly-owned subsidiaries (other than any Target Company) or Affiliates; provided that such assignment shall not adversely affect any member of the Purchasers’ Group (including any adverse Tax consequence); provided further, that any such assignment shall not relieve the Sellers’ Representative of its obligations hereunder or the obligations of the Sellers’ Guarantor under Section 5.14; and (ii) the Purchasers’ Representative may, without consent of the Sellers’ Representative, assign, pledge or otherwise transfer its or any Purchasers’ rights, benefits and obligations under this Agreement in accordance with the provisions of Section 10.2(b) through (d) provided, that no such assignment shall adversely affect any member of the Sellers’ Group (including any adverse Tax consequence); provided further, that an assignment hereunder to an Affiliate of the Purchaser’s Representative that is a Person governed under the laws of the United Kingdom shall be deemed to not adversely affect any member of the Sellers’ Group.

(a) The Purchasers’ Representative shall be entitled to nominate, by notice in writing to the Sellers’ Representative at any time up to three (3) Business Days prior to the Closing one or more Persons resident for Tax purposes solely in, and not acting through any permanent establishment outside, either the Netherlands or the UK (but including any Person so resident acting through a permanent establishment in the UK or the Netherlands) to purchase the

Shares. If notice is given with respect to the Shares, such purchaser shall be a “Purchaser” under this Agreement.

(b) Any Person nominated pursuant to Section 10.2(b) shall be an Affiliate of the Purchasers’ Parent Company and for the avoidance of doubt its obligations shall be guaranteed by the Purchasers’ Parent Company under Section 5.15.

(c) Any Person nominated pursuant to Section 10.2(b) shall, prior to the Closing, enter into a joinder agreement in all material respects in the form set forth in Annex 20 (Form of Joinder Agreement).

Section 10.3 Whole Agreement; Conflict with Other Transaction Documents. (a) This Agreement, the other Transaction Documents, the Confidentiality Agreement and certain other agreements being entered into by the parties or their Affiliates simultaneously herewith contain the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the matters dealt with herein and therein.

(a) Each Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty assurance, commitment, statement or undertaking not expressly incorporated into it and agrees that it will not contend to the contrary.

(b) So far as is permitted by Law, each Purchaser agrees and acknowledges that its only right and remedy in relation to any provision of this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute) including any right to rescind this Agreement.

(c) If there is any inconsistency between the terms of this Agreement and any other Transaction Document, this Agreement shall prevail (as between the parties to this Agreement and as between any other members of the Sellers’ Group and any other members of the Purchasers’ Group) to the extent of the inconsistency, unless otherwise expressly agreed.

Section 10.4 Announcements. No member of either the Purchasers’ Group or the Sellers’ Group shall, and they shall cause the other members of the Purchasers’ Group and the Sellers’ Group, respectively, not to, issue any press release or make any written public announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior review and written approval of (in the case of any press release or written public announcement by a member of the Purchasers’ Group) the Sellers’ Representative or (in the case of any press release or written public announcement by a member of the Sellers’ Group) the Purchasers’ Representative; provided, however, that any member of the Sellers’ Group or the Purchasers’ Group or their respective Affiliates may make any public disclosure it believes in good faith, after consultation with legal counsel, is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the Representative of the disclosing party (being either the Sellers’ Representative or the

Purchasers’ Representative, as applicable) will use its commercially reasonable endeavours to consult with the Representative of the other party (being the other of the Sellers’ Representative or the Purchasers’ Representative, as applicable)) before making the disclosure and to allow such other party’s Representative to review the text of the disclosure before it is made.

Section 10.5 Costs. (a) Except as otherwise provided herein (including Section 5.8), the Sellers shall bear all costs incurred by them or any of the Target Companies in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the sale of the Shares (including the fees, expenses and disbursements of their counsel and independent public accountants).

(a) Except as otherwise provided herein (including Section 5.8), the Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the purchase of the Shares (including the fees, expenses and disbursements of their counsel and independent public accountants).

Section 10.6 Further Assurances. Without prejudice to Article VI (Conditions to Closing) and Section 2.9 (Deliveries and Actions by the Sellers’ Representative), each of the parties shall from time to time execute, or procure the execution of, such documents and instruments as any party may reasonably require to transfer the Shares to the Share Purchasers in accordance with the terms and provisions of this Agreement.

Section 10.7 Governing Law, Injunctive Relief and Submission to Jurisdiction. (a) This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law. Each party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for equitable and injunctive relief permitted hereunder, each party hereby waives the claim or defense that a remedy at Law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

(a) Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile or electronic email transmission of a copy, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

Section 10.9 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.11 Joint Negotiation. The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.12 Sellers’ Representative. Each Seller hereby irrevocably appoints the Sellers’ Representative as its representative to act on its behalf for all purposes under this Agreement, including for the purposes of:

(a) delivering payment instructions to the Purchasers’ Representative in connection with the payment of sums due hereunder and thereunder;

(b) accepting notices on its behalf;

(c) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representative in its absolute discretion, in connection with payment of the costs and expenses incurred in relation to the sale of the Shares;

(d) exercising exclusively on its behalf any right given to it under this Agreement (including under Article VIII (Survival; Indemnification; Certain Remedies)), which exercise shall be binding on it; and

(e) generally taking any and all actions and doing any and all other things provided in or contemplated by this Agreement to be performed by it, and shall refrain from doing anything inconsistent with any of the Sellers’ Representative’s actions taken in its capacity as its representative.

Section 10.13 Purchasers’ Representative. Each Purchaser hereby irrevocably appoints the Purchasers’ Representative as its representative to act on its behalf for all purposes under this Agreement, including for the purposes of:

(a) delivering payment instructions to the Sellers’ Representative in connection with the payment of sums due hereunder and thereunder;

(b) accepting notices on its behalf;

(c) taking any and all actions that may be necessary or desirable, as determined by the Purchasers’ Representative in its absolute discretion, in connection with payment of the costs and expenses incurred in relation to the purchase of the Shares;

(d) exercising exclusively on its behalf any right given to it under this Agreement (including under Article VIII (Survival; Indemnification; Certain Remedies), which exercise shall be binding on it; and

(e) generally taking any and all actions and doing any and all other things provided in or contemplated by this Agreement to be performed by it, and shall refrain from doing anything inconsistent with any of the Purchasers’ Representative’s actions taken in its capacity as its representative.

Section 10.14 Amendments. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by and on behalf of the Sellers’ Representative, the Purchasers’ Representative, the Sellers’ Guarantor and the Purchasers’ Parent Company. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.15 Payments. (a) Wherever in this Agreement provision is made for a payment to be made or caused by any Seller to any Purchaser, member of the Purchasers’ Group, or Target Company, as the case may be, such payment shall be made by the Sellers’ Representative for itself and on behalf of the relevant Seller to the Purchasers’ Representative for itself and on behalf of the relevant Purchaser or Target Company.

(a) Wherever in this Agreement provision is made for a payment to be made or caused by any Purchaser or Target Company to any Seller or member of the Sellers’ Group, such payment shall be made by the Purchasers’ Representative for itself and on behalf of the relevant Purchaser or Target Company to the Sellers’ Representative for itself and on behalf of the relevant Seller or member of the Sellers’ Group.

(b) Except to the extent otherwise expressly provided in this Agreement, all payments to be made under this Agreement shall be made in full, without any set off or deduction for or on account of any counterclaim.

(c) Any payment to be made under this Agreement (including, for the avoidance of doubt, payments under Section 2.2 shall be effected by crediting for same day value the account specified by the Sellers’ Representative or the Purchasers’ Representative (as the case may be) on behalf of the party entitled to the payment on or before the due date for payment.

(d) Payment of a sum in accordance with this Section 10.15 shall be a good discharge to the payer (and those on whose behalf such payment is made) of its obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

Section 10.16 No Benefit to Third-Parties; No Recourse. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Only the parties that are signatories to this Agreement (and their permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement, any other Transaction Documents, the Transactions, or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any other Transaction Document and the Transactions, subject to Article VIII and Article X and other provisions of this Agreement. Without limitation to the generality of the foregoing, in no event shall there be any recourse to any other Person and, notwithstanding that any party hereto or any of their successors or permitted assigns may be a corporation, a partnership or a limited liability company, no recourse hereunder shall be had against any former, current or future director, officer, agent, Affiliate, portfolio company, employee, general or limited partner, member, manager or shareholder or other Representative of any party or any of their successors or permitted assigns or any former, current or future director, officer, agent, Affiliate, portfolio company, employee, general or limited partner, member, manager or shareholder or other Representative of any of the foregoing (any of the foregoing, a “Related Person”), whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or for any other recourse whatsoever (whether at law or in equity, and including, without limitation, any of the remedies referred to in Section 8.14 of this Agreement or tort or other claims of any kind) it being expressly agreed and acknowledged, for the further avoidance of doubt and without limitation to any of the foregoing, that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Person, as such, for any obligations of the parties or any of their successors or permitted assigns under this Agreement or for any claim based on, in respect of, or by reason of, this Agreement, any other Transaction Document, the Transactions or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any other Transaction Document and the Transactions.

Section 10.17 Fulfillment of Obligations. Any obligation of Sellers’ Representative, any member of the Sellers’ Group or any Target Company to the Purchasers’ Representative or any member of the Purchasers’ Group under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of the Sellers’ Representative, the Sellers’ Group or any Target Company, shall be deemed to have been performed, satisfied or fulfilled by the Sellers’ Representative, any member of the Sellers’ Group or any Target Company, as the case may be.

Section 10.18 Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

Section 10.19 Appointment of Process Agent. (a) Each Seller not incorporated in England and Wales hereby irrevocably appoints ING Bank N.V., London branch of 60 London Wall, London EC2M 5TQ, United Kingdom as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the relevant Seller.

(a) Each Seller agrees to inform the Purchasers’ Representative in writing of any change of address of such process agent in advance of such change.

(b) If such process agent ceases to be able to act as such or to have an address in England and Wales, each Seller irrevocably agrees to appoint a new process agent in England and Wales and to deliver to the Purchasers’ Representative within fourteen (14) days a copy of a written acceptance of appointment by the process agent.

(c) Each Purchaser not incorporated in England and Wales hereby irrevocably appoints CB Richard Ellis Limited as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the relevant Purchaser.

(d) Each Purchaser agrees to inform the Sellers’ Representative in writing of any change of address of such process agent in advance of such change.

(e) If such process agent ceases to be able to act as such or to have an address in England and Wales, each Purchaser irrevocably agrees to appoint a new process agent in England and Wales and to deliver to the Sellers’ Representative within fourteen (14) days a copy of a written acceptance of appointment by the process agent.

(f) Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

ING REAL ESTATE INVESTMENT MANAGEMENT HOLDING B.V., as Sellers’ Representative

By:		/s/ Marjolein Slappendel
	Name:	Marjolein Slappendel
	Title:	Proxy Holder

By:		/s/ Femke de Jong
	Name:	Femke de Jong
	Title:	Proxy Holders

ING REAL ESTATE INVESTMENT MANAGEMENT (USA) B.V., as Share Sellers

By:		/s/ Marjolein Slappendel
	Name:	Marjolein Slappendel
	Title:	Proxy Holder

By:		/s/ Femke de Jong
	Name:	Femke de Jong
	Title:	Proxy Holders

NATIONAL-NEDERLANDEN INTERVEST II B.V., as Asset Seller

By:		/s/ Marjolein Slappendel
	Name:	Marjolein Slappendel
	Title:	Proxy Holder

By:		/s/ Femke de Jong
	Name:	Femke de Jong
	Title:	Proxy Holders

ING BANK N.V., as Sellers’ Guarantor, solely for purposes of Section 5.17 of this Agreement

By:		/s/ Marjolein Slappendel
	Name:	Marjolein Slappendel
	Title:	Proxy Holder

By:		/s/ Femke de Jong
	Name:	Femke de Jong
	Title:	Proxy Holders